    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1999
                                                        REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                             CENTRACAN INCORPORATED
             (Exact name of registrant as specified in its charter)

           FLORIDA                                       8071                                65-0736042
(State or other jurisdiction                (Primary Standard Industrial                 (I.R.S. Employer
of Classification Code Number)               Classification Code Number)                  Identification
incorporation or organization)                                                                 No.)

                              4255 ROUTE 9, SUITE D
                           FREEHOLD, NEW JERSEY 07728
                                  (732)409-1212

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                            ------------------------

                                SEAN P. O'CONNOR
                                    PRESIDENT
                             CENTRACAN INCORPORATED
                              4255 ROUTE 9, SUITE D
                           FREEHOLD, NEW JERSEY 07728
                                  (732)409-1212

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

       CHARLES SNOW, ESQ.                           M. RICHARD CUTLER, ESQ.
     Snow Becker Krauss P.C.                       610 Newport Center Drive
        605 Third Avenue                                   Suite 800
  New York, New York 10158-0125                     Newport Beach, CA 92660
         (212) 687-3860                                 (949) 719-1977

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                                -----------------

                         CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM       PROPOSED MAXIMUM     AMOUNT OF
       TITLE OF EACH CLASS OF                AMOUNT TO      OFFERING PRICE           AGGREGATE       REGISTRATION
     SECURITIES TO BE REGISTERED           BE REGISTERED       PER UNIT            OFFERING PRICE       FEE(1)

Common Stock,
  par value $.001 per share                 12,200,000          $3.375               $41,175,000        $11,446.65

------------

(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, as amended, the registration fee for the CentraCan Incorporated common stock, par value $.001 per share (the "Common Stock"), to be issued in connection with the acquisition of the Subsidiaries of Healthcare Merger Company, Inc. was computed on the basis of the closing sale price reported on the National Association of Securities Dealers, Inc.'s OTC Bulletin Board of the Common Stock to be issued in the acquisition as of January 29, 1999.

THE REGISTRATION HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT HE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1999

                      PROSPECTUS OF CENTRACAN INCORPORATED
                            INFORMATION STATEMENT OF
                         HEALTHCARE MERGER COMPANY, INC.


         The Boards of Directors of CentraCan Incorporated, a Florida corporation, formerly known as Premier Supplements Corp., and parent of HMC Acquisition Corp., a Nevada corporation (collectively, "CentraCan" or the "Company"), and Healthcare Merger Company, Inc., a Nevada corporation ("HMC"), have approved of and signed an Asset Purchase Agreement dated as of February 20, 1998 and amended on May 20, 1998 ("Purchase Agreement").

         The Purchase Agreement provides the following:

         o on May 20, 1998, CentraCan acquired from HMC all of the common stock of Impacto Internacional de Montes de OCA, S.A., a Costa Rican corporation ("Impacto"), a subsidiary of HMC which owns and operates a magnetic resonance imaging facility in Costa Rica for 5,000,000 shares of Common Stock; and

         o on or before March 31, 1999, CentraCan will purchase the stock of HMC's wholly-owned subsidiary, Centro Medico Los Angeles CENTRACAN, S.A., a Costa Rican corporation ("Centro Medico"), which owns and operates a cancer center in Costa Rica, and 90% of the outstanding common stock of its subsidiary Centro de Biopsia Esterotaxica y Mamografia, S.A., a Costa Rican corporation ("Bioestermamografia"), which owns and operates a clinic that has ultrasound, mammography and stereotactic biopsy diagnostic facilities, for an additional 7,200,000 shares of Common Stock.

         The 5,000,000 shares of Common Stock issued to HMC on May 20, 1998, in connection with the purchase of Impacto represents 78% of CentraCan's Common Stock. Accordingly, HMC has become the controlling person and principal stockholder of CentraCan. Following the completion of the closing of the transaction, HMC intends to distribute to its shareholders in complete liquidation the 12,200,000 shares of Common Stock received by HMC in consideration under the Purchase Agreement, which will represent approximately 90% of CentraCan's outstanding Common Stock. The effect of the consummation of the transactions contemplated by the Purchase Agreement will be that each HMC shareholder will receive approximately one share of Common Stock in exchange for each HMC share held at the time of distribution of the shares of Common Stock.

         SEE "RISK FACTORS" AT PAGE 15 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED REGARDING THE SECURITIES OFFERED HEREBY.
                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities regulators have approved the issuance of the Common Stock to be issued under this Prospectus/Information Statement or determined if this
Prospectus/Information Statement is accurate or adequate. Any representation to the contrary is a criminal offense.
                            ------------------------

   THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT IS             , 1999.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
TABLE OF CONTENTS...........................................................   2
AVAILABLE INFORMATION.......................................................   3
PROSPECTUS/INFORMATION STATEMENT SUMMARY....................................   4
     The Companies..........................................................   4
     Authorization by HMC and CentraCan.....................................   4
     The Acquisition........................................................   5
     Conditions to the Acquisition..........................................   5
     Consideration..........................................................   5
     Right of Appraisal.....................................................   5
     Reasons for the Acquisition............................................   6
     Termination............................................................   6
     Interests of Certain Persons in the Acquisition........................   6
     Accounting Treatment...................................................   6
     Certain Federal Income Tax Consequences................................   6
SELECTED FINANCIAL AND BALANCE SHEET DATA OF CENTRACAN, INC.................   7
SELECTED FINANCIAL AND BALANCE SHEET DATA OF HEALTHCARE MERGER COMPANY, INC.   8
SELECTED FINANCIAL AND BALANCE SHEET DATA OF COMBINED COMPANIES.............   9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF CENTRACAN................................................  10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF HMC......................................................  13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS OF COMBINED COMPANIES.......................................  13
MARKET PRICES AND DIVIDENDS.................................................  14
RISK FACTORS................................................................  16
AUTHORIZATION BY HMC AND CENTRACAN..........................................  17
THE ACQUISITION.............................................................  17
     Background of and Reasons for the Acquisition..........................  18
     Delivery of Consideration..............................................  18
     Certain Terms of the Purchase Agreement and Related Agreements.........  18
     Interests of Certain Persons in the Acquisition........................  21
     Regulatory Matters.....................................................  21
     OTC Bulletin Board Listing.............................................  21
     Certain Federal Income Tax Consequences................................  22
     Accounting Treatment...................................................  22
     Appraisal Rights.......................................................  22
     Federal Securities Law Consequences....................................  22
BUSINESS OF CENTRACAN.......................................................  23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
     CENTRACAN .............................................................  28
BUSINESS OF HMC.............................................................  28
DESCRIPTION OF CENTRACAN CAPITAL STOCK......................................  31
LEGAL MATTERS...............................................................  31
EXPERTS.....................................................................  31
INDEX TO FINANCIAL STATEMENTS............................................... F-1
FINANCIAL STATEMENTS........................................................ F-2
ANNEX I    ASSET PURCHASE AGREEMENT......................................... I-1
ANNEX II   AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT..................II-1
ANNEX III  NOTICE TO HMC SHAREHOLDERS......................................III-1

 THIS PROSPECTUS/INFORMATION STATEMENT IS FIRST BEING MAILED OR DELIVERED TO THE
              STOCKHOLDERS OF HMC ON OR ABOUT _______________, 1999

         The information in this Prospectus/Information Statement is not complete and may be amended. We may not distribute these securities to the HMC shareholders until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus/Information Statement is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                              AVAILABLE INFORMATION

         This Prospectus/Information Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits thereto, is available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Place, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Statements contained in this Prospectus/Information Statement as to the contents of any contract or other document referred to herein include all material terms of such contract or other documents but are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         CentraCan Common Stock is traded on the OTC Bulletin Board. HMC is a privately held company. Neither CentraCan nor HMC is subject to the informational requirements or proxy rules contained in or adopted pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All information contained in this Prospectus/Information Statement relating to CentraCan has been supplied by CentraCan and all information relating to HMC has been supplied by HMC.

                    PROSPECTUS/INFORMATION STATEMENT SUMMARY

         This summary highlights selected information from this Prospectus/Information Statement and may not contain all of the information that is important to you. To understand this acquisition fully and for a more complete description of the legal terms of the acquisition, you should read this entire document carefully, including the Annexes.

THE COMPANIES

         CENTRACAN. CentraCan's mailing address is 4255 Route 9, Suite D, Freehold, New Jersey 07728. From March 1997 to December 1997, it distributed vitamins and health products. CentraCan terminated this business in December 1997, shortly before entering into the Purchase Agreement, dated as of February 20, 1998, with HMC. Under the Agreement, on May 20, 1998, CentraCan purchased all of the Common Stock of Impacto Internacional de Montes de OCA, S.A., a Costa Rican corporation and subsidiary of HMC ("Impacto"), which owns and operates a magnetic resonance imaging facility at the San Jose Clinica Catolica, Costa Rica's second largest private hospital (the "MRI Facility"), from HMC for 5,000,000 shares of Common Stock. Under the Purchase Agreement, CentraCan will also purchase on or before March 31, 1999, all of the common stock of (i) Centro Medico Los Angeles CENTRACAN, S.A. ("Centro Medico"), which owns and operates a cancer center in La Uruca section of San Jose, Costa Rica that will include two x-ray linear accelerators and associated treatment computers (the "Cancer Center"); and (ii) 90% of the common stock of Centro de Biopsia Esterotaxica y Mamografia, S.A. ("Bioestermamografia"), which owns and operates a clinic in San Jose, Costa Rica, that has ultrasound, mammography and stereotactic biopsy diagnostic facilities (the "Mammography Center"). CentraCan is a Florida corporation which was incorporated on March 21, 1997.

         HMC. The mailing address and telephone number of the principal executive offices of HMC are 19100 Von Karman, Suite 630, Irvine, California 92612, (949) 757-0222. See "BUSINESS OF HMC." HMC, through its subsidiaries Centro Medico and Bioestermamografia, owns and/or operates the Cancer Center and the Mammography Center. HMC is a Nevada corporation which was incorporated on March 9, 1998 to acquire all the common stock of Impacto and Centro Medico and 90% of the common stock of Bioestermamografia in exchange for shares of HMC common stock and thereafter to sell these companies to CentraCan pursuant to the Purchase Agreement in exchange for a total of 12,200,000 shares of Common Stock.

         If the transactions contemplated by the Purchase Agreement are completed, CentraCan will be engaged in the business of owning and operating the MRI Facility, the Cancer Center and the Mammography Center, and the 12,200,000 shares of CentraCan Common Stock issued to HMC in payment for these assets will be distributed to HMC's stockholders in complete liquidation of HMC on the basis of approximately one share of Common Stock for each share of HMC common stock.

AUTHORIZATION BY HMC AND CENTRACAN

         The Board of Directors of HMC has approved the Purchase Agreement. This approval is subject to the following: (i) the approval of the Purchase Agreement by shareholders of HMC holding a majority of the outstanding shares of common stock of HMC; (ii) the registration of at least 12,200,000 shares of Common Stock that will be issued to HMC and distributed to HMC's Stockholders in complete liquidation of HMC, (iii) your receipt of this Prospectus/Information Statement; and (iv) the satisfaction of the conditions to closing set forth in the Purchase Agreement. Shareholders of HMC holding a majority of the outstanding shares of common stock of HMC have already approved the Purchase Agreement. ACCORDINGLY, NO FURTHER APPROVAL BY SHAREHOLDERS OF THE PURCHASE AGREEMENT IS NECESSARY FOR THE CONSUMMATION OF THE TRANSACTION AND HMC IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

         The Board of Directors of CentraCan has approved the Purchase Agreement. The Purchase Agreement and the acquisition do not require the approval of the CentraCan stockholders. No additional corporate action by CentraCan is required to effect the acquisition.

THE ACQUISITION

         The Purchase Agreement is attached as Annex I and Annex II to this Prospectus/Information Statement. We encourage you to read the Purchase Agreement as it is the legal document that governs the acquisition. See "THE ACQUISITION--Certain Terms of the Purchase Agreement."

CONDITIONS TO THE ACQUISITION

         The acquisition will be complete only if certain conditions are satisfied or waived, including the following:

         o the holders of no more than 10% of the outstanding shares of HMC have exercised their appraisal rights; and

         o no law or court order prohibits the acquisition. See "THE ACQUISITION - Certain Terms of the Purchase Agreement."

         In general, any condition to the closing may be waived by the board of directors of each of CentraCan and HMC.

CONSIDERATION

         The Purchase Agreement provides for the following consideration:

         o on May 20, 1998, CentraCan purchased all of the Common Stock of Impacto, the HMC subsidiary which owns and operates the MRI Facility, from HMC for 5,000,000 shares of Common Stock; and

         o on or before March 31, 1999, CentraCan will purchase all of the common stock of Centro Medico, which owns and operates the Cancer Center and 90% of the common stock of Bioestermamografia, which owns and operates the Mammography Center, from HMC for 7,200,000 shares of Common Stock. See "THE ACQUISITION--Certain Terms of the Purchase Agreement."

         Following the closing of the transaction, HMC intends to distribute to its shareholders in complete liquidation the 12,200,000 shares of Common Stock received by HMC in consideration under the Purchase Agreement. The effect of the consummation of the transactions contemplated by the Purchase Agreement will be that each HMC shareholder will receive approximately one share of Common Stock in exchange for each HMC share held at the time of distribution of the shares of Common Stock.

RIGHT OF APPRAISAL

         The Board of Directors of HMC has determined that shareholders of HMC such as you, who are not being asked to vote in favor of, or consent to the consummation of the Purchase Agreement, have the right to demand appraisal of your shares of HMC. Nevada law requires that you must demand appraisal in writing. You must make this written demand to HMC. If you demand appraisal and the transaction is consummated, you will have the right to receive the fair market value for your shares of HMC in cash rather than in the Common Stock to be distributed after the closing of the transactions under the Purchase Agreement.

         Under the Purchase Agreement, if more than 10% of the holders of HMC demand appraisal the acquisition will not take place. The demand must be made on the Form of Demand to Exercise Appraisal Rights included in Annex III to this Prospectus/Information Statement no later than 30 days after delivery of this Prospectus/Information Statement.

REASONS FOR THE ACQUISITION

         CENTRACAN. CentraCan views the ownership and operation of the MRI Facility, the Cancer Center and the Mammography Center which it may acquire pursuant to the Purchase Agreement as an attractive opportunity to enter a growth business with potential to enhance shareholder value.

         HMC. HMC views the sale of its operating subsidiaries to CentraCan in exchange for Common Stock as an opportunity to afford to its securityholders a more liquid market for their investment since CentraCan's shares are traded on the OTC Bulletin Board.

TERMINATION

         The Board of Directors of either HMC or CentraCan may terminate the Purchase Agreement under various circumstances, including the following:

         o  the acquisition is not completed by March 31, 1999;

         o the other party breaches any of the representations and warranties it made or fails to comply with any of its obligations under the Purchase Agreement. See "THE ACQUISITION -- Certain Terms of the Purchase Agreement."

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

         Other than the ownership of HMC stock, the officers and directors of HMC do not have any additional interests in the acquisition.

ACCOUNTING TREATMENT

         On May 20, 1998, CentraCan acquired all of the common outstanding shares of Impacto (collectively the Company) from HMC by issuing 5 million common shares to HMC. In accordance with Accounting Principles Board Opinion
(APB) No. 16, "Business Combinations," this transaction is accounted for as a reverse acquisition, with Impacto designated as the accounting acquirer and, accordingly, CentraCan's financial statements for periods prior to May 20, 1998 represent those of Impacto. CentraCan's operating results are included in the consolidated financial statements herein from May 20, 1998 through September 30, 1998. On May 20, 1998, the deemed acquisition of CentraCan was recognized by recording the fair value of CentraCan's tangible net assets on that date (consisting solely of $11,182 in cash) with a corresponding increase in equity. As a result of this transaction, HMC obtained a 78% ownership interest in CentraCan.

         The proposed acquisition by CentraCan of HMC's two remaining subsidiaries will be accounted for in accordance with Financial Accounting Technical Bulletin No. 85-5 (FTB85-5). The provisions of FTB85-5 apply as the exchange of 7 million common shares between HMC and CentraCan will not include the issuance of common shares to the minority shareholders of CentraCan. Accordingly, the exchange is deemed to be between companies under common control and, the Acquisition will be accounted for by reflecting the existing carrying amounts of the assets and liabilities of Centro Medico and Bioestermamografia. See "THE ACQUISITION -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         We have structured the acquisition so that neither HMC, CentraCan nor the stockholders of HMC or CentraCan will recognize any gain or loss for federal income tax purposes as a result of the acquisition.

         TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE ACQUISITION TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE ACQUISITION TO YOU.

          Selected Financial and Balance Sheet Data of CentraCan, Inc.

         The selected financial data should be read in conjunction with the historical and pro forma financial statements and notes thereto included elsewhere herein and "Managements Discussion and Analysis of Financial Condition and Results of Operations". As discussed herein and in the notes to the CentraCan, Inc. consolidated financial statements, on May 20, 1998, CentraCan, Inc. acquired all of the outstanding shares of Impacto Internacional de Montes de Oca, S.A. ("Impacto"), in a transaction accounted for in accordance with Accounting Principles Board Opinion 16, as a reverse acquisition. The presentation of the historical consolidated financial statements prior to May 20, 1998, has been revised to reflect the financial statements of Impacto, the accounting acquirer. Accordingly, the historical financial data for the years ended September 30, 1998, 1997, 1996 and 1995 reflect Impacto's historical financial data except that for the year ended September 30, 1998 the accompanying data includes the operations of CentraCan, Inc., for the period May 20, 1998 through September 30, 1998. The selected data should be read in conjunction with the consolidated financial statements for the year ended September 30, 1998, the related notes and the independent auditors report, which contains an explanatory paragraph, that states the Company's recurring losses from operations and net working capital deficiency raises substantial doubt about the entity's ability to continue as a going concern, appearing elsewhere in this prospectus. The consolidated financial statements and the selected data do not include any adjustments that might result from the outcome of that uncertainty.

The selected data presented below under the caption "Statement of Operations Data" and "Balance Sheet Data" as of September 30, 1998 and 1997 and for the period from October 1, 1997 to March 30, 1998 and for the period from March 31, 1998 to September 30, 1998 (presented below for the period October 1, 1997 to September 30, 1998(1)) and for each of the years in the two-year period ended September 30, 1997 are derived from the consolidated financial statements of CentraCan, Inc. (the Company), which financial statements have been audited by KPMG LLP, independent certified public accountants. The financial statements as of September 30, 1998 and 1997 and for the period from October 1, 1997 to March 30, 1998 and for the period from March 31, 1998 to September 30, 1998 and for each of the years in the two-year period ended September 30, 1997, and the report and notes thereon, are included elsewhere in this prospectus.

                                                                              Year ended September 30
                                                     -----------------------------------------------------------------
                                                         1998(1)              1997            1996           1995(2)
                                                       ----------          ---------        ---------       ----------
Statement of operations data:
    Patient revenues                                   $  599,239            576,847          416,186               -
                                                       ----------          ---------        ---------       ---------
    General and administrative
       expenses                                           536,147            707,717          517,101        1,556,893
    Depreciation and amortization                         461,467            510,223          504,689           38,310
                                                       ----------          ---------        ---------       ----------
                  Total operating
                      expenses                           (997,614)         1,217,940        1,021,790        1,595,203
                                                       -----------         ---------        ---------       ----------
                  Operating loss                       $ (398,375)          (641,093)        (605,604)      (1,595,203)
                                                       ==========          =========        =========       ==========
Net loss                                               $ (401,171)          (720,923)        (539,758)      (1,584,393)
                                                       ==========          =========        =========       ==========
Basic and diluted loss per share                       $     (.07)              (.14)            (.11)            (.32)
                                                       ==========          =========        =========       ==========
Balance sheet data:
    Working (deficit) capital                          $ (197,275)          (262,674)          14,014          200,845
                                                       ==========          =========        =========       ==========

    Total assets                                       $1,280,223          1,207,321        1,706,569        2,080,196
                                                       ==========          =========        =========       ==========

    Total liabilities                                  $  518,096            396,578          136,593            8,772
                                                       ==========          =========        =========       ==========

    Stockholders' equity                               $  762,127            810,743        1,569,976        2,071,424
                                                       ==========          =========        =========       ==========

(1) Refer to note 1 of the Company's audited financial statements for the year ended September 30, 1998 describing the transaction which created a new basis of accounting for the accounting acquirer - Impacto. The 1998 Statement of Operations data is prepared for the period October 1, 1997 through September 30, 1998.

(2) Represents the first full year of operations.

                  Selected Financial and Balance Sheet Data of
                     Healthcare Merger Company, Inc. ("HMC")

The following selected historical consolidated financial and balance sheet data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" reflect such data for the Combined Companies as of September 30, 1997 and for the year then ended and have been derived from the Combined Companies' Financial Statements which have been audited by KPMG Peat Marwick San Jose, Costa Rica, independent certified public accountants. The financial statements as of March 30, 1998 and September 30, 1997 and 1996 and for the period from October 1, 1997 to March 30, 1998 and for the two-year period ended September 30, 1997, and the report thereon and the notes thereto, are included elsewhere in the prospectus. The 1997 financial data is presented as a basis of comparison to the pro forma HMC presentation of 1998 financial data. The 1998 pro forma financial and balance sheet data presented below under the captions "Statement of Operations Data and Balance Sheet Data" for HMC has been prepared as if the combined operations of Impacto, Centro Medico and Bioestermamografia were combined for the year ended September 30, 1998. This 1998 data should be read in conjunction with the Pro Forma Financial Statements included elsewhere herein. The selected data should be read in conjunction with the HMC September 30, 1998 consolidated financial statements, the related notes and the independent auditors report, which contains an explanatory paragraph that states that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern, appearing elsewhere in this prospectus. The consolidated financial statements and the selected data do not include any adjustments that might result from the outcome of that uncertainty.

                                      Actual         Pro Forma
                                       1998             1998            1997
                                     --------        ----------      ----------

Statement of operations data:
    Patient revenues               $  361,291           752,052         718,881
                                   ----------       -----------     -----------

    General and administrative
       expenses                       696,220         1,285,502       1,091,500
    Depreciation and amortization     219,383           509,198         557,887
                                   ----------       -----------     -----------
                  Total operating
                      expenses        915,603         1,794,700       1,649,387
                                   ----------       -----------     -----------
                  Loss from
                      operations    $ (554,312)       (1,042,648)      (930,506)
                                   ==========       ===========     ===========

Net loss                           $  498,279        (1,048,251)     (1,021,049)
                                   ==========       ===========     ===========
Balance sheet data:
    Working capital deficit        $ (426,914)        (426,914)        (356,780)
                                   ==========       ===========     ===========

    Total assets                   $3,466,876         3,466,876       2,414,355
                                   ==========       ===========     ===========

    Total liabilities              $  856,984           856,984         487,378
                                   ==========       ===========     ===========

    Stockholders' equity           $2,609,892         2,609,892       1,926,977
                                   ==========       ===========     ===========

         Selected Financial and Balance Sheet Data of Combined Companies



The following selected historical combined financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" of Impacto, Centro Medico and Bioestermamografia (Combined Companies) as of September 30, 1997 and 1996 and for each of the years in the two-year period ended September 30, 1997 have been derived from the financial statements of the Combined Companies which have been audited by KPMG Peat Marwick San Jose, Costa Rica, independent certified public accountants. The financial statements as of September 30, 1997 and 1996, and for the two-year period ended September 30, 1997, and the report thereon and the notes thereto, are included elsewhere in this prospectus. The selected data should be read in conjunction with the combined financial statements for the period ended March 30, 1998, the related notes and the independent auditors' report, which contains an explanatory paragraph that states the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about the entities' ability to continue as a going concern, appearing elsewhere in this prospectus. The combined financial statements and the selected data do not include any adjustments that might result from the outcome of that uncertainty.

                                                       Combined Companies -
                                                     years ended September 30
                                                   -----------------------------
                                                       1997              1996
                                                   -----------        ---------
    Statement of operations data:
        Patient revenues                           $   718,881          442,352
                                                   -----------        ---------

        General and administrative
           expenses                                  1,091,500          793,674
        Depreciation and amortization                  557,887          522,388
                                                   -----------        ---------

                      Total operating
                          expenses                   1,649,387        1,316,062
                                                   -----------        ---------

                       Loss from operations        $  (930,506)        (873,710)
                                                   ===========        =========

    Net loss                                       $(1,021,049)        (806,541)
                                                   ===========        =========

    Balance sheet data:
        Working (deficit) capital                  $  (356,780)              98
                                                   ===========        =========

        Total assets                               $ 2,414,355        2,584,533
                                                   ===========        =========

        Total liabilities                          $   487,378          163,981
                                                   ===========        =========

        Stockholders' equity                       $ 1,926,977        2,420,552
                                                   ===========        =========

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         The following discussion and analysis should be read in conjunction with the financial statements of (i) Combined Companies as of March 30, 1998 and September 30, 1997 and 1996 and for the period from October 1, 1997 to March 30, 1998 and for the two-year period ended September 30, 1997, (ii) consolidated financial statements of CentraCan, Inc. as of September 30, 1998 and 1997 and for the period from October 1, 1997 to March 30, 1998 and for the period March 31, 1998 to September 30, 1998 and for each of the years in the two-year period ended September 30, 1997, and (iii) consolidated financial statements of Healthcare Merger Company, Inc. as of September 30, 1998 and for the period from March 9, 1998 (date of inception) to September 30, 1998.

Overview

The Combined Companies consist of the operations of Impacto Internacional de Montes de Oca, S.A. (Impacto), Centro Medico Los Angeles CENTRACAN, S.A. (Centro Medico) and Centro de Biopsia Esterotaxica y Mamografia, S.A. (Bioestermamografia). The Combined Companies operate in the country of Costa Rica, and they provide radiology, magnetic resonance imaging (MRI) and other health care services to the general population of Costa Rica. Specifically, Impacto operates a 3,500 square foot MRI facility on the campus of Association Clinica Catholica de la Purisma. The facility houses a Siemens MRI system. The facility contracts with physicians licensed by the country of Costa Rica for professional radiological services. In 1996, Centro Medico was organized to operate a cancer treatment center. The cancer treatment center, which opened in October of 1998, houses two X-ray linear accelerators, as well as other associated treatment equipment. Bioestermamografia was formed in 1996 and operates a clinic providing ultrasound/mammography and stereotactic biopsy diagnostic services.

The Combined Companies believe that the demand for health care services will continue to grow and expect that, (i) the government will begin to privatize more and more health care services, especially those services which are part of the Combined Companies core competencies, and (ii) the need for advanced health care services throughout Central America (estimated population 35 million). In addition, the Combined Companies have made the decision to combine in order to achieve economies of scale, saving significant capital in operations and management. Further, the Combined Companies have already received contracts from the government of Costa Rica to treat an increasing number of patients; the ability exists to provide the public sector patients an expedited treatment cycle; currently, some patients must wait six to nine months before they can see a physician via the public sector. The actual equipment used in treating patients is state of the art and the appointment process for being treated is expedited.

On March 9, 1998, HMC was formed for the purpose of combining the assets and interests of 1994 Impact Partners, a U.S. limited partnership and shareholder of Impacto, Radiation Oncology Partners, L.P., a U.S. limited partnership and shareholder of Centro Medico, and Bioestermamografia. This combination was completed on March 31, 1998 to provide an integrated and diversified organization for cancer treatment.

On May 20, 1998, HMC exchanged all of its ownership interest in Impacto to CentraCan, Inc. (CentraCan), a U.S. publicly held corporation, in exchange for 5 million common CentraCan shares. As a result of this transaction, Impacto was considered the accounting acquirer of CentraCan. Additionally, the shares acquired by HMC represent a 78% controlling interest in CentraCan.

The Combined Companies' primary sources of revenue are derived from private patients and government-sponsored patients. The revenues of any particular period may vary widely depending on the balance between private patients and government-sponsored patients. It is the opinion of management that both sectors will grow equally as the demand for high-quality services continues to rise not only in Costa Rica but also throughout Central America.

Additionally, Costa Rica is growing rapidly as an air traffic center with the current expansion of the San Jose airport. Due to these circumstances, management also believes that Costa Rica will become increasingly sought after by international patients looking for quality service while maximizing the strength of their foreign currency.

                                    CentraCan

Comparison of CentraCan, Inc. - Years ended September 30, 1998 and 1997

Consolidated revenues for the year ended September 30, 1998 were $599,239, an increase of $22,392 from the year ended September 30, 1997. These increases were primarily attributable to (i) an increase in government contracts to service the backlog of public patients, (ii) an increase of daily patients treated, and
(iii) completion of construction allowing for health care services to expand.

General and administrative expenses for the year ended September 30, 1998 were $536,147, a decrease of $171,570 from the year ended September 30, 1997. The decrease is attributable to the termination of the existing management contract with Ventura Pacifica, S.A. The termination was effective March 31, 1998. Such fees totaled $262,680 in 1997. This decrease in management, education and training fees was offset by an increase in supplies to support the expanded operations of the MRI Facility.

Depreciation and amortization expense for the year ended September 30, 1998 was $461,467, a decrease of $48,756 from the year ended September 30, 1997.

Comparison of CentraCan, Inc. - Years ended September 30, 1997 and 1996

Consolidated revenues for the year ended September 30, 1997 were $576,847, an increase of $160,661 from the year ended September 30, 1996. These increases were primarily attributable to (i) an increase in government contracts to service the backlog of public patients, (ii) an increase in daily patients treated.

General and administrative expenses for the year ended September 30, 1997 were $707,717, an increase of $190,616 from the year ended September 30, 1996. The increase is primarily attributable to management, education and training expenses charged by Ventura Pacifica, S.A. Such fees totaled $262,680 in the year ended September 30, 1997 as compared to $0 in the year ended September 30, 1996. This increase was offset by a decrease in professional fees which declined $67,038 in the year ended September 30, 1997 to $52,160.

Depreciation and amortization expense for the year ended September 30, 1997 was $510,223, an increase of $5,534 from the year ended September 30, 1996.

Limited Liquidity and Capital Resources

As of September 30, 1998, the Company's consolidated working capital deficit totaled $197,275. The Company anticipates that its existing capital resources will not be adequate to satisfy its operating expenses and capital requirements for the next 12 months unless additional funding is obtained. The Company's outside auditors have added an explanatory paragraph to their report stating that the consolidated financial statements have been prepared assuming the Company will continue as a going concern. The auditors report states that the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The Company has relied on private funding from the sale of partnership interests, shares of common stock and short-term borrowings from shareholders and related parties to fund operations. To date, operations have resulted in losses and the Company has extremely limited cash liquidity and capital resources. Further, the Company is dependent on future health care revenues and, if these revenues fall short of the levels targeted, revenues may not be sufficient to fund continued operations. To the extent that the funds generated by revenues are insufficient to fund the Company's activities, it may be necessary to raise additional funds. Any equity financing could result in dilution to the Company's then existing stockholders. Any financing, if available, may be on terms unfavorable to the Company. If adequate funds are not obtained, the Company may be required to reduce or curtail operations.

The Company's plans include the completion of the sale of private equity securities in connection with a Private Offering Memorandum to sell 200,000 common shares at $2.50 per share. The Company's expectation is that this private placement will be completed by the end of March 1999. Through December 31, 1998, the Company has sold 139,000 common shares and received $347,500 in connection with such sales. There can be no assurance that additional funds will be obtained through the completion of this offering.

Inflation

Inflation has remained relatively low during the past four years and has had a relatively low impact on the operating performance of the Company's health care treatment facilities.

Impact of Recently Issued Accounting Standards

In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information."

SFAS No. 130 establishes standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other non-owner changes in equity. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997. The Company will adopt the provisions of SFAS Nos. 130 and 131 in its financial statements for the year ending September 30, 1999.

Year 2000 Compliance

The Company is in the process of conducting a comprehensive review of its computer systems to identify which of its systems will have to be modified, upgraded or converted to recognize and process dates after December 31, 1999 (the Year 2000 Issue) and is in the initial stages of developing an implementation plan to resolve the issue. The Company expects to incur internal staff costs, as well as other expenses, related to testing and updating its systems to prepare for the Year 2000. The Company presently believes that, with modifications and upgrades to existing software and successful conversion to new software, the Year 2000 Issue will not pose significant operational problems for the Company's systems as so modified, upgraded or converted. Although the Company is in the initial phases of determining the impact of the Year 2000 Issue, the Company anticipates it will be fully Year 2000 compliant by September 1, 1999; however, any delays or omissions by the Company or its customers, suppliers or contractors in resolving the Year 2000 Issue could materially adversely affect the Company's business, financial condition or results of operations. There can be no assurance that amounts to be spent on addressing the Year 2000 Issue will not be material. The Company plans to spend about $25,000 to assess and correct any and all aspects of the Year 2000 Issue. Also, the time frame for this work to be completed is estimated to occur by the end of the third quarter of 1999. At this time, if the assessment indicates a high probability for operational difficulties as a result of the Year 2000 Issue, a contingency plan will be implemented.

                         Healthcare Merger Company, Inc.

Comparison of HMC - Years ended September 30, 1998 (Pro Forma) and 1997 (Combined Companies)

Consolidated revenues for the year ended September 20, 1998 were 752,052, an increase of 33,171 from the year ended September 30, 1997. These increases were primarily attributable to (i) an increase in government contracts to service the backlog of public patients, (ii) an increase of daily patients, treated, and
(iii) completion of construction allowing for health care services to expand.

General and administrative expenses for the year ended September 30, 1998 were 1,285,502, an increase of $194,002 from the year ended September 30, 1997. The increase is primarily attributable to an increase in supplies to support the cancer center, and an increase in professional fees attributable to the transaction with the Combined Companies and professional arrangements with physicians. The increase was partially offset by a decrease in management, education and training fees charged by Ventura Pacifica, S.A. under a management contract which was terminated on March 31, 1998. Since then, the Cancer Center has been internally managed.

Depreciation and amortization expense for the year ended September 30, 1998 was 509,198, a decrease of $48,689 from the year ended September 30, 1997.

                               Combined Companies

Comparison of Combined Companies - Years ended September 30, 1997 and 1996

Consolidated revenues for the year ended September 30, 1997 were $718,881, an increase of $276,529 from the year ended September 30, 1996. These increases were primarily attributable to (i) an increase in government contracts to service the backlog of public patients, (ii) an increase in daily patients treated, and (iii) completion of construction allowing for additional health care services to commence operations.

General and administrative expenses for the year ended September 30, 1997 were $1,091,500, an increase of $297,826 from the year ended September 30, 1996. The increase was primarily attributable to charges incurred for management, education and training fees which totaled $296,365 in the year ended September 30, 1997 principally under the management contract with Ventura Pacifica, which was terminated on March 31, 1998.

Depreciation and amortization expense for the year ended September 30, 1997 were $557,887, an increase of $35,499 from the year ended September 30, 1996.

                           MARKET PRICES AND DIVIDENDS

         HMC is a privately held company and its shares do not trade in any established public market. CentraCan Common Stock is quoted on the OTC Bulletin Board under the symbol "CTCE."

         The table below sets forth, for the calendar quarters indicated, the reported high and low per share sale prices for CentraCan Common Stock, as reported on the OTC Bulletin Board.

                                                  CENTRACAN COMMON STOCK
                                               ---------------------------------
                                                HIGH                      LOW
                                                ----                      ---
1997

Third Quarter                                  $ .0625                   $ .0625

Fourth Quarter                                  1.00                      1.75

1998

First Quarter                                   1.00                      1.00

Second Quarter                                  5.625                     1.0625

Third Quarter                                   5.625                     1.50

Fourth Quarter                                  4.00                      2.75

         On January 29, 1999, the most recent date for which it was practicable to obtain market price data prior to the printing of this Prospectus/Information statement, the closing price per share of CentraCan Common Stock was $3.375. The trading market for CentraCan Common Stock has been sporatic. See "Risk Factors-- Volatility of Share Price."

         CentraCan has not declared any dividends on its common stock since its inception. CentraCan intends to retain future earnings for use in its business and does not anticipate paying any dividends on Common Stock in the foreseeable future.

         On January 20, 1999, there were approximately 22 holders of record of Common Stock, including banks, brokers and nominees who hold of record shares beneficially owned by others and the Company believes that there are approximately 65 beneficial owners of the Common Stock.

                                  RISK FACTORS

         You should be aware that this Prospectus contains forward-looking statements. Forward looking statements discuss future expectations, contain projections of results of operations or financial condition, and general business prospects. Words such as "expects," "may," "will," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify forward-looking statements. The forward-looking statements in this Prospectus reflect the good faith judgment of CentraCan's management. However, forward-looking statements can only be based on facts and factors currently known. Consequently, actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You should carefully consider the risk factors described below together with all of the other information included or incorporated by reference in this Prospectus.

         New Business Resulting From Limited Partnership and Corporation Combination. As detailed in the section entitled "Business of HMC", HMC was only recently formed and recently acquired, in exchange for shares of HMC common stock, ownership of three Costa Rican corporations engaged in the operation of the MRI Facility, the Cancer Center and the Mammography Center. As a result, HMC has and CentraCan will have a limited operating history as an entity operating and managing the combined operations of three distinct health care properties in Costa Rica. While Management believes that operating the three properties will result in certain economies of scale so as to provide a unified health care diagnostic and treatment capability, there is no assurance that the combined operations will run any smoother or profitably.

         Limited Liquidity and Capital Resources. HMC and the three Costa Rican companies have relied on private funding from the sale of partnership interests, shares of Common Stock and short term borrowings to fund operations. To date, operations have resulted in losses and HMC has extremely limited cash liquidity and capital resources. Present capitalization should be sufficient to fund necessary expenses over the next year. However, if health care revenues fall short of the levels targeted, revenues may not be sufficient to fund continued operations. Although HMC currently has no specific plans or arrangements for financing, to the extent that the funds generated by revenues are insufficient to fund HMC's activities, it may be necessary to raise additional funds. Any equity financings could result in dilution to HMC's then existing stockholders. Sources of debt financing may result in higher interest expense. Any financing, if available, may be on terms unfavorable to HMC. If adequate funds are not obtained, HMC may be required to reduce or curtail operations. HMC's outside auditors have added an explanatory paragraph to their report stating that the consolidated financial statements have been prepared assuming HMC will continue as a going concern. The auditors report states that the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         Political or Economic Conditions in Costa Rica May Become Adverse. As of the date of this Prospectus/ Information Statement, Management believes that current political and economic conditions in Costa Rica are relatively stable, thereby presenting an investment opportunity for certain prospective investors to make an investment in HMC. However, at any time, the political and/or economic conditions in Costa Rica may adversely change so as to affect underlying business assumptions about the current opportunities which exist for doing business in a foreign country. In particular, the Governmental regime may change in Costa Rica or the region, the currency exchange rate may change, or the cost of labor and/or goods and services necessary to the operations of the medical properties may increase.

         Competition. The diagnostic imaging services industry is highly competitive. The Company and its MRI Facility competes with one other independently operated imaging center in Costa Rica. Some of the Company's competitors have greater financial resources than the Company. Other competitors may have existing relationships with the local medical community which are superior to those of the Company's. In addition, some hospitals use their control over inpatient services to require exclusive arrangements or advantageous pricing from third party payors for their outpatient services such as diagnostic imaging. Some physicians prefer to refer patients and such referral preference may negatively affect the Company's ability to compete with other providers in certain markets. There is no assurance that the Company will be able to maintain or improve its competitive position in the diagnostic imaging industry.

         Regulation. The activities of health care companies are monitored by Costa Rican law enforcement agencies to assure compliance with local laws and regulations. Such regulation increases the cost of operations of HMC's facilities which, while not necessarily problematic, will involve time and effort involved in compliance related activities that will impact on HMC's plan of operation. While the Company believes that its operations substantially comply with applicable laws and regulations, the Company has not sought or received interpretive rulings to that effect. Additionally, there can be no assurance that subsequent laws, subsequent changes in present laws or interpretations of laws will not materially adversely affect the Company's operations.

         Scan Volume. The Costa Rican companies' revenue depends primarily on the number of scanning procedures performed ("scan volume") and the fee received per scan. Among the factors which could result in a reduction in scan volume are non-renewal or cancellation of contracts, malfunctions, equipment downtime due to upgrades or replacements, and a reduction in demand for the MRI Facility's equipment or services.

         Technical Obsolescence. Diagnostic imaging technology is continually evolving. The development of new technologies or refinements of existing technologies might make the Company's existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company might have to develop or purchase new equipment which could have a material adverse effect on the Company's earnings and cash flow. Although the Company is not currently aware of such pending technological developments, there can be no assurance that such developments will not occur.

         Risk of Professional and Products Liability. The provision of medical services entails an inherent risk of professional malpractice and other similar claims. In connection with the provision of the technical component of diagnostic imaging services, CentraCan does not control or direct the practice of medicine by physicians who are under contract with CentraCan to interpret the procedures. Although the Company requires all of the physicians to carry medical malpractice insurance, there can be no assurance that such insurance will always be sufficient to cover claims or that indemnification by the physicians or their insurers will always be available. There can be no assurance that claims, suits or complaints relating to medical services and products provided by physicians in connection with the Company's facilities will not be asserted against the Company in the future.

         Dependence on Key Personnel. The Company is dependent on the management experience and continued services of its executive officers. The loss of the services of any or all of such officers for any reason could have a material adverse effect on the Company's business.

         The ability of the Company to attract and to retain qualified technologists to operate its MRI Facility is crucial to the Company's operations. The Company to date has been able to attract and retain a sufficient number of qualified technologists; however, there can be no assurance that this will continue in the future.

         Volatility of Share Price. There may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

         The Securities Enforcement and Penny Stock Reform Act of 1990, Risks of Low-Priced Stocks. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with transactions in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (1) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock of a disclosure schedule generally explaining the penny stock market and the risks associated therewith.

         Authorization of Preferred Stock and Other Anti-Takeover Devices. The Board of Directors is authorized to issue shares of preferred stock and to fix the relative voting, dividend, liquidation, conversion, redemption and other rights, preferences and limitations thereof without any further vote or action of the shareholders. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change of control of CentraCan. Although CentraCan has no present intention to issue any preferred stock, there can be no assurance that CentraCan will not do so in the future.

         Effect of Stock Options and Possible Impact on Future Finances; Possible Dilution. The holders of options to purchase Common Stock that may be outstanding or issued in the future have the opportunity to profit from any rise in the value of the Common Stock, without assuming the risk of ownership. CentraCan may find it more difficult to raise additional equity capital if it should be needed for the business of CentraCan while options are outstanding. If the price of the Common Stock of CentraCan increased enough for holders of options to favorably exercise their options, CentraCan probably would be able to obtain additional equity capital on terms more favorable than those provided by the options. To the extent that any of the options granted by CentraCan are exercised, the ownership interest of CentraCan's shareholders may be diluted. There have been no options granted nor are there any outstanding as of the date of this Prospectus.

         Risks Associated With "Forward-looking" Statement. This Prospectus contains and incorporates by reference certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, liquidity and capital resources. Investors in the Common Stock offered hereby are cautioned that reliance on any forward-looking statement involves risks and uncertainties, and that although the Company believes that the assumptions on which the forward-looking statements contained herein are based, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved.

                       AUTHORIZATION BY HMC AND CENTRACAN

         The Purchase Agreement has been approved by the Board of Directors of HMC subject to the effective registration of at least 12,200,000 shares of Common Stock being issued to HMC in connection with the acquisition (the "Stock Consideration") and the receipt by all stockholders of HMC of the Prospectus/Information Statement and the satisfaction of the conditions to closing set forth in the Purchase Agreement. Shareholders of HMC holding a majority of the outstanding shares of common stock of HMC have already approved the Purchase Agreement.

         The Purchase Agreement also has been approved by the CentraCan Board of Directors. The Purchase Agreement and the acquisition do not require the approval of the CentraCan stockholders. No additional corporate action by CentraCan will be required to effect the Acquisition.

                                 THE ACQUISITION

         The Description of the Purchase Agreement set forth in this section includes all material terms of the Purchase Agreement but does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement which is attached as Annex I and Annex II to this Prospectus/Information Statement and is incorporated by reference herein.

BACKGROUND OF AND REASONS FOR THE ACQUISITION

         CENTRACAN. CentraCan views the ownership and operation of the MRI Facility, the Cancer Center and the Mammography Center which it may acquire pursuant to the Purchase Agreement as an attractive opportunity to enter a growth business with potential to enhance shareholder value.

         HMC. HMC views the sale of its operating subsidiaries to CentraCan in exchange for CentraCan's common stock as an opportunity to afford to its securityholders a more liquid market for their investment since CentraCan's shares are traded on the OTC Bulletin Board.

DELIVERY OF CONSIDERATION

         On May 20, 1998, CentraCan delivered 5,000,000 shares of Common Stock to HMC (the "First Closing") in exchange for all of the Common Stock of Impacto, the HMC subsidiary which owns and operates the MRI Facility. The Common Stock acquired by HMC at the First Closing represents approximately 78% of CentraCan's outstanding Common Stock, and has resulted in HMC becoming the controlling and principal stockholder of CentraCan. The Purchase Agreement provides that on or before March 31, 1999 (the "Second Closing") CentraCan shall deliver an additional 7,200,000 shares of Common Stock to HMC in exchange for all of the common stock of Centro Medico, which owns and operates a cancer center in Costa Rica, and 90% of the common stock of Bioestermamografia, which owns and operates a clinic that has ultrasound, mammography and stereotactic diagnostic facilities.

         Promptly after the Second Closing, HMC intends to distribute to its stockholders in complete liquidation all 12,200,000 shares of Common Stock received by HMC as consideration under the Purchase Agreement, which will represent approximately 90% of CentraCan's outstanding Common Stock. As a result of the distribution, HMC shareholders will receive approximately one share of Common Stock for each share of HMC common stock then held by such stockholders.

CERTAIN TERMS OF THE PURCHASE AGREEMENT

         REPRESENTATIONS AND WARRANTIES. The Purchase Agreement contains various representations and warranties of the parties, including, among other things, representations from the parties, as of the date of the Purchase Agreement relating to (i) each party's organization and similar corporate matters; (ii) the authorization, execution, delivery, performance and enforceability of the Purchase Agreement and related matters; (iii) the absence of conflicting agreements or required consents; and (iv) the accuracy of certain financial statements and compliance with generally accepted accounting principles.

         COVENANTS. Pursuant to the Purchase Agreement, CentraCan and HMC have agreed, subject to the satisfaction of the conditions of the Purchase Agreement, to (i) use their best efforts to take all action and to do all things necessary or advisable in order to consummate and make effective the acquisition; (ii) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies; and (iii) notify the other party in writing of any change in any of the information contained in the representations and warranties contained in the Purchase Agreement.

         Pursuant to the Purchase Agreement, HMC has agreed to (i) give any notices to third parties, and will use its reasonable efforts to obtain any third party consents that CentraCan reasonably may request in connection with the acquisition; (ii) not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business (as defined in the Purchase Agreement), including, without limiting the generality of the foregoing: (a) not authorize or effect any change in its charter or bylaws; (b) not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding); (c) not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock; (d) not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation; (e) not impose any Security Interest upon any of its assets; (f) not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person; (g) not make any change in employment terms for any of its directors, officers, and employees; and (h) not commit to any of the foregoing; (iii) permit representatives of CentraCan to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of HMC, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to HMC. CentraCan will treat and hold as such any Confidential Information (as defined in the Purchase Agreement) it receives from HMC in the course of the reviews contemplated by the Purchase Agreement, will not use any of the Confidential Information except in connection with the Purchase Agreement, and, if the Purchase Agreement is terminated for any reason whatsoever, agrees to return to HMC all tangible embodiments (and all copies) thereof which are in its possession; and (iv) not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of HMC (including any acquisition structured as a merger, consolidation, or share exchange).

           Pursuant to the Purchase Agreement, CentraCan has agreed to prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of Common Stock to be distributed to HMC shareholders (the "Registration Statement") and use its reasonable efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary or advisable.

         CONDITIONS PRECEDENT TO THE ACQUISITION. The obligations of CentraCan and HMC to effect the acquisition are subject to the fulfillment or waiver of certain conditions specified in the Purchase Agreement.

         The obligations of CentraCan to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions: (i) the number of Dissenting Shares (as defined in the Purchase Agreement) shall not exceed 10% of the number of outstanding shares of HMC; (ii) the representations and warranties of HMC set forth in the Purchase Agreement shall be true and correct in all material respects at and as of the Closing Date; (iii) HMC shall have performed and complied with all of its covenants under the Purchase Agreement in all material respects through the Closing; (iv) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by the Purchase Agreement; (v) HMC shall have delivered a certificate to the effect that each of the conditions specified above is satisfied in all respects; (vi) the Purchase Agreement and the acquisition shall have received the Requisite HMC Stockholder Approval (as defined in the Purchase Agreement); (vii) HMC shall have received all authorizations, consents, and approvals of governments and governmental agencies required by the Purchase Agreement; (viii) CentraCan shall have received from counsel to HMC an opinion covering customary matters in form and substance as set forth in the Purchase Agreement, addressed to CentraCan, and dated as of the Second Closing Date; and (ix) all actions to be taken by HMC in connection with consummation of the transactions contemplated by the Purchase Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated by the Purchase Agreement hereby will be reasonably satisfactory in form and substance to CentraCan.

         The obligation of HMC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions: (i) the representations and warranties CentraCan set forth in the Purchase Agreement shall be true and correct in all material respects at and as of the Closing Date; (ii) CentraCan shall have performed and complied with all of its covenants under the Purchase Agreement in all material respects through the Closing; (iii) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by the Purchase Agreement; (iv) CentraCan shall have delivered to HMC a certificate to the effect that each of the conditions specified above in the Purchase Agreement is satisfied in all respects; (v) CentraCan shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in the Purchase Agreement;
(vi) HMC shall have received from counsel to CentraCan an opinion covering customary matters in form and substance as set forth in the Purchase Agreement, addressed to

HMC, and dated as of the Second Closing Date; and (vii) all actions to be taken by CentraCan in connection with consummation of the transactions contemplated by the Purchase Agreement and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to HMC.

         TERMINATION. CentraCan or HMC may terminate the Purchase Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as follows: (i) CentraCan and HMC may terminate the Purchase Agreement by mutual written consent at any time prior to the Effective Time (as defined in the Purchase Agreement); (ii) CentraCan may terminate the Purchase Agreement by giving written notice to HMC at any time prior to the Effective Time (as defined in the Purchase Agreement) in the event HMC has breached any material representation, warranty, or covenant contained in the Purchase Agreement in any material respect, CentraCan has notified HMC of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (iii) HMC may terminate the Purchase Agreement by giving written notice to CentraCan at any time prior to the Effective Time (as defined in the Purchase Agreement) in the event CentraCan has breached any material representation, warranty, or covenant contained in Agreement in any material respect, HMC has notified CentraCan of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; and (iv) either HMC or CentraCan may terminate the Purchase Agreement by giving written notice to the other if the Second Closing has not occurred by March 31, 1999 notwithstanding the best good faith efforts of the terminating party.

         SURVIVAL. The Purchase Agreement provides none of the representations, warranties, and covenants of CentraCan and HMC (other than the provisions concerning issuance of Common Stock and the provisions concerning indemnification) will survive the Effective Time as defined in the Purchase Agreement.

         INDEMNIFICATION. The Purchase Agreement provides that HMC shall indemnify and hold harmless CentraCan against any and all losses, liabilities, damages, and expenses whatsoever (which shall include, but not be limited to counsel fees and any and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (A) (i) any breach of any representation, warranty, covenant, or agreement of HMC contained in the Purchase Agreement, (ii) any obligation or liability of any nature, accrued or contingent, not assumed by CentraCan in accordance with the Purchase Agreement, the waiver by CentraCan of compliance by HMC with the provisions of applicable bulk sales laws; and (B) if the Closing takes place, any act, alleged act, omission, or alleged omission occurring at or prior to the Closing (including without limitation any which arise out of, are based upon, or are in connection with any of the transactions contemplated by the Purchase Agreement). The agreement to indemnify shall be in addition to any liability HMC may otherwise have, including liabilities arising under the Purchase Agreement.

         AMENDMENTS AND WAIVERS. CentraCan and HMC may amend any provision of the Purchase Agreement at any time prior to the Effective Time (as defined in the Purchase Agreement) with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Nevada and Florida General Corporation Laws. No amendment of any provision of the Purchase Agreement shall be valid unless the same shall be in writing and signed by CentraCan and HMC. No waiver by CentraCan and HMC of any default, misrepresentation, or breach of warranty or covenant under the Purchase Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         EXPENSES. CentraCan and HMC will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Purchase Agreement and the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

         Other than the Stockholder's ownership of the Stock of HMC, the officers and directors of HMC do not have any additional interests in the acquisition.

REGULATORY MATTERS

         The International Monetary Fund is pushing most borrower countries towards structural reform of their economics, with heavy emphasis on decreasing the size of governmental services and encouraging privatization.
Costa Rica is already moving in this direction in several economic sectors.

         For example, several government-run agencies have already been sold to the public including the government's cement and Fertilizer companies. Four of the largest government companies that remain to be privatized include the national insurance company, the petrochemical companies, the electricity and telecommunications industries, and the national banks. Although these companies have monopoly status, plans have been put forward to de-monopolize them.

         There are hints that the government may relinquish its own monopoly on insurance after 1998. The Instituto Nacional de Seguros (INS), the state insurance agency, has taken the first stop by privatizing its sales activities. It is now processing public bidding to allocate sales agency licenses and has signed contracts that will commercialize simple forms of insurance.

         Co-investors are being sought for the government's electricity monopoly and new laws have increased the amount of electricity the private sector is allowed to produce. The state telecommunications monopoly may soon be allowed to set up subsidiaries in which the private sector has a controlling interest, although the infrastructure will remain owned by the public agency. The national banking system has moved furthest toward privatization. Beginning in August 1996, private banks were able to issue checks; before then only government banks were permitted to have checking accounts. The fear of coming competition is forcing government banks to modernize services and reduce their work force.

         Similar trends are beginning in health care. The state-run system was adequate when the government's main concern was raising health standards and inoculating people against disease. Now, with a rapidly growing middle class, more and more people are able to afford quality, sophisticated health technologies. However, even though Costa Rican health care utilization (and cost) is increasing, the quality of health care is not. By introducing some of the discipline of the market place to health care, Costa Ricans anticipate better quality medicine will be provided and queues for service will be reduced.

         As the pressure to change the state-run medical system increases, early signs of privatization have begun to appear. For example, in January of 1997, seven regional hospitals were allowed to provide private health care services and physicians were permitted to admit private patients. One of the reasons for these changes is the desire by local physicians to prepare for and take full advantage of the coming shift to privatization of the country's health care.


OTC BULLETIN BOARD LISTING

         CentraCan will use its reasonable best efforts to cause the Common Stock to be issued pursuant to the acquisition to be listed for trading on the OTC Bulletin Board.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Purchase Agreement contemplates a tax-free reorganization pursuant to Code Sec. 368(a)(1)(C).

         THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE ACQUISITION. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE ACQUISITION TO THE HOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

         On May 20, 1998, CentraCan acquired all of the common outstanding shares of Impacto (collectively the Company) from HMC by issuing 5 million common shares to HMC. In accordance with Accounting Principles Board Opinion
(APB) No. 16, "Business Combinations," this transaction is accounted for as a reverse acquisition, with Impacto designated as the accounting acquirer and, accordingly, CentraCan's financial statements for periods prior to May 20, 1998 represent those of Impacto. CentraCan's operating results are included in the consolidated financial statements herein from May 20, 1998 through September 30, 1998. On May 20, 1998, the deemed acquisition of CentraCan was recognized by recording the fair value of CentraCan's tangible net assets on that date (consisting solely of $11,182 in cash) with a corresponding increase in equity. As a result of this transaction, HMC obtained a 78% ownership interest in CentraCan.

         The proposed acquisition by CentraCan of HMC's two remaining subsidiaries will be accounted for in accordance with Financial Accounting Technical Bulletin No. 85-5 (FTB85-5). The provisions of FTB85-5 apply as the exchange of 7 million Common Shares between HMC and CentraCan will not include the issuance of common shares to the minority shareholders of CentraCan. Accordingly, the exchange is deemed to be between companies under common control and, the Acquisition will be accounted for by reflecting the existing carrying amounts of the assets and liabilities of Centro Medico and Bioestermamografia.

APPRAISAL RIGHTS

         The Board of Directors of HMC has determined that shareholders of HMC such as you, who are not being asked to vote in favor of or consent to the Consummation of the Purchase Agreement have the right to demand appraisal of your shares of HMC. Nevada law requires that you must demand appraisal in writing. You must make this written demand to HMC. If you demand appraisal and the transaction is consummated, you will have the right to receive the fair market value for your shares of HMC in cash rather than in the shares of Common Stock to be distributed after the closing of the transactions under the Purchase Agreement.

         Annex III hereto contains the notice required to be given pursuant to Nevada Statutes 92A.410 of a dissenter's right to demand appraisal of his shares, and also sets forth the provisions of Nevada Statutes 92A.440 through 92A.500 which govern the procedures for determining the fair value of the dissenter's shares and obtaining payment thereof.

         Demand for payment by a dissenting stockholder in the form included in Annex III hereto must be sent to the offices of HMC at 19100 Von Karman, Suite 630, Irvine, California 92612 and must be received by HMC not later than 30 days after the delivery of this Prospectus/Information Statement to such stockholder, and must be accompanied by certificates representing the shares of Common Stock for which the demand is made. The demand must also certify that the dissenter acquired beneficial ownership of the shares prior to the date of this Prospectus/Information Statement.

         The acquisition contemplated by the Purchase Agreement will not be completed if the holders of more than 10% of the outstanding shares of HMC exercise their appraisal rights, in which case appraisal rights will not be available, certificates representing shares of common stock of HMC accompanying any demand for appraisal will be returned to the delivering stockholder and such stockholder will continue as a stockholder of HMC.

FEDERAL SECURITIES LAW CONSEQUENCES

         All shares of CentraCan Common Stock received by the stockholders of HMC in the acquisition will be freely transferable, except that shares of Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of HMC prior to the acquisition may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of CentraCan) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of CentraCan or HMC generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

         Pursuant to the Purchase Agreement, CentraCan will also file an application with the OTC Bulletin Board seeking approval for quotation on the OTC Bulletin Board of the shares of Common Stock to be issued in connection with the acquisition.

                              BUSINESS OF CENTRACAN

         CentraCan is a corporation organized under the laws of the State of Florida on March 21, 1997 and maintains its principal executive offices at 4255 Route 9, Suite D, Freehold, New Jersey 07728. From March 1997 to December 1997, it was engaged in the distribution of vitamin and health products. That business was terminated in December 1997, shortly before CentraCan initiated acquisition discussions with HMC. In February 1998, CentraCan entered into the Purchase Agreement with HMC and on May 21, 1998, purchased from HMC all of the common stock of Impacto, the HMC subsidiary which owns and operates the MRI Facility. The operation of the MRI Facility and the completion of the transactions contemplated by the Purchase Agreement are CentraCan's only ongoing business activities.

         The MRI Facility, located at the San Jose Clinica Catholica, houses a Siemens 1.0 tesla Impact Magnetom Magnetic Resonance Imaging System. The MRI Facility is managed by John C. Gullesserian, who has served as Impacto's president since April 1, 1998 and who was also responsible for the design, development and marketing of the facility, as well as the training and supervision of the medical personnel at the facility. The MRI Facility contracts with physicians licensed by the country of Costa Rica for professional radiological services. Prior to March 31, 1998, Mr. Gullesserian served as president of Ventura Pacifica, an external management company which managed Impacto's operations pursuant to a management contract which terminated on that date.

THE MRI FACILITY

         John Gullesserian manages the MRI Facility as president of Impacto. The MRI Facility currently is housed in a 3,500 square foot space contiguous to Clinica Catolica, a hospital in San Jose, Costa Rica, that has been operated by the Society of La Purisima Nuns, since 1956. It is the second largest private hospital in San Jose. Prior to March 31, 1998, the MRI Facility was managed pursuant to a management contract with Ventura Pacifica, of which Mr. Gullesserian was president.

         The MRI Facility is one of only two magnetic resonance imaging systems in Costa Rica. There are two Computerized Axiel Tomography Scanners ("Cat Scanners") at the Calderon Guardia Hospital and one Cat Scanner at the San Juan Dios Hospital. The Calderon Guardia Hospital has 450 beds and the San Juan Dios Hospital has 600 beds. These three machines are currently doing 1400 scans per month working on average 6-1/2 days a week. CentraCan believes that the high utilization of Cat Scanners is an excellent indicator as to future utilization of MRI technology.

         Currently the MRI facility provides MRI diagnostics for an average of 10 patients per day. In September 1998, the facility treated the largest number of patients to date. Monthly patient increases have averaged 3% to 4%. Currently, MRI Facility revenue is averaging approximately $55,000 per month and expects to average $75,000 to $80,000 per month within the next three months.

         The MRI Facility is under the medical direction of Dr. Faylan Esquivel Solis and Dr. Melvin Esquivel Solis. Faylan Esquivel Solis, M.D., received his training in radiology in Costa Rica and the University of Michigan. Currently, he is head of radiology at Clinica Catolica. He is President of the Association of Radiologists and in charge of the Radiology Residents program at the Calderon Hospital. Melvin Esquivel Solis, M.D. is head of radiology and manages the CAT Scan at Costa Rica's largest public hospital. He was trained in Costa Rica and the Baylor College of Medicine. Both are full-time medical directors at the MRI Facility. Approximately 140 physicians have invested in the MRI Facility through the purchase of 160 shares of Preferred Stock of Impacto.

EMPLOYEES

         As of January 29, 1999, CentraCan employed approximately 35 persons.

PROPERTIES/FACILITIES

         CentraCan owns and operates the MRI Facility.

LITIGATION

         CentraCan is not a party to or under threat of any litigation.

MANAGEMENT

Board of Directors and Executive Officers


      NAME                       AGE              TITLE

      Richard Wm. Talley          55              Chairman of the Board

      Sean P. O'Connor            28              President and Director

      Carlos Camacho              36              Director

      John C. Gullesserian        56              Director

      W.F.O. Rosenmiller          66              Secretary and Director

         Richard Wm. Talley holds a bachelor of arts degree in European History from the University of California, Santa Barbara and an MBA in Finance from Cornell University, Ithaca, New York. Mr. Talley began his finance career with Smith Barney in New York. A resident of Santa Barbara starting in 1975, he opened and managed the Shearson office there until its sale to American Express in 1983, at which time he founded Talley McNeil and Tormey, a regionally focused investment bank and brokerage firm. The firm was merged into a larger Southern California investment banking and brokerage firm in 1989. In 1993, Mr. Talley and Paul D. King founded Talley, King and Co., Inc. ("Talley King") with offices in Irvine and Santa Barbara. Talley, King & Co., Inc. is an investment bank which focuses on private placement financing. Mr. Talley has been actively involved in Costa Rica for the last six years.

         Messrs. Talley and King currently are involved in the development of three resort properties in Costa Rica. Hotel Alta, a 5-star garden hotel in the capital of San Jose opened in November 1997. Talley, King & Co., Inc.'s second project is in the Monteverde Cloud Forest. Ecolodge "San Luis" is an Eco-destination designed to allow tourists to experience the rain forest. The third leg of the eco-driven soft information adventure is Sunset Reef which is bordered by the world famous Cabo Blanco Reserve. This beach facility is located on the Pacific side of the Guancaste Peninsula, 80 miles due west of San Jose. Talley King and their clients have committed over $10 million to these tourism projects. All of these projects have been built debt-free.

         Sean P. O'Connor holds a bachelor of science degree from Syracuse University. Mr. O'Connor started his career working for Morgan Stanley & Co. in New York City, where his assignments took him on tours of duty at the Chicago Board of Trade, Chicago Board of Options Exchange and the Sydney, Australia office. After working at Morgan Stanley & Co. for 4 years, Mr. O'Connor accepted a position at Deloitte & Touche Consulting, working in the management consulting division Management Solutions and Services ("MSS"). MSS concentrated on working with clients that had under $5 billion in market capitalization. Mr. O'Connor's focus was in business process improvement, cost-benefit analysis, change management, corporate strategy and corporate re-engineering. He worked at Deloitte & Touche for two years prior to co-founding Atlas Equity Group, Inc., a financial services company with offices in New York City and Miami. Mr. O'Connor brings to the Company a unique background of investment banking and management consulting experiences, including experiences with Netscape, Chartwell Leisure, Time Warner and Sumitomo Bank of Japan.

         Carlos Comacho is President of the consulting firm, Grupo Camacho, based in San Jose, Costa Rica. For the past 15 years, he has provided a full range of professional consulting services to importers, exporters and investors. He specializes in the impact of taxes on international corporations. Carlos Camacho is a licensed CPA and a graduate of the University of Costa Rica.

         John C. Gullesserian is recognized as a pioneer in the financing, management and operation of outpatient diagnostic imaging centers. Drawing on a distinguished career in investment banking, Mr. Gullesserian has substantial expertise in financing and managing outpatient medical facilities. In the last seven years alone, Mr. Gullesserian has designed and constructed seven freestanding MRI facilities and managed the operation of other MRI/CT centers for other owners. Three of these facilities included state-of-the-art radiation therapy Centers similar to the one presently being developed in San Jose, Costa Rica. Formerly based in Southern California, Mr. Gullesserian specializes in the location, development, administration and marketing of freestanding diagnostic and therapeutic facilities, providing outstanding service to the MRI and radiation oncology marketplace.

         Mr. Gullesserian is President of Centro Medico which owns and operates HMC's cancer treatment center in San Jose. He is also President and CEO of Impacto Internacional de Montes de Oca S.A. and Bioestermamografia S.A., which operates the MRI Facility and the Mammography Center.

         Mr. Gullesserian started his career in finance in New York City with First National City Bank's (now known as Citibank) Corporate Trust Department. His banking career took him to Los Angeles where he worked for Union Bank. In 1971, he joined Beverly Hills National Bank to head its Trust Operations Department. He was subsequently promoted to Vice President and Trust Operations Officer in charge of all bank operations. In 1973, Mr. Gullesserian joined a group of radiologists as their Business Manager, shortly thereafter forming Armacost Management Services, Inc. (predecessor to JCG Enterprises. Inc.) through which he managed the affairs of high-income physician groups. During the seventies, he developed and operated a number of real estate and leasing companies specializing in tax sheltered investments.

         In 1975, Mr. Gullesserian pioneered the acquisition of the first CT scanner that was ever installed in the West Los Angeles market by a group of radiologists. In 1977, he helped them acquire the full body CT scanner. These were very bold and major acquisitions, given that in the mid-seventies, CT technology was in its embryonic stage. Both projects proved successful business ventures. In 1982-83, Mr. Gullesserian developed and started Beverly Hills-based Spalding Radiology Center, Inc. Spalding Radiology was one of the first fully-equipped free-standing diagnostic imaging centers in the country. In 1985. Mr. Gullesserian acquired the first General Electric 1.5 tesla MRI system for operation in Beverly Hills. Following this success, he acquired a Siemens 1.5 tesla MRI system.

         In 1983, together with nine associates, Mr. Gullesserian founded Guardian Bancorp, holding company for Southern California based Guardian Bank. Mr. Gullesserian served on the Boards of Guardian Bancorp, Guardian Bank and its wholly-owned subsidiary, Guardian Trust Company. He served as a ranking member of the Senior Loan Committee since the company was founded and was the Committee's chairman until his resignation in May 1993. Mr. Gullesserian was also a member of the company's Executive Committee and served as Chairman of the Audit and Personnel Committees. Guardian Bancorp was listed on the American Stock Exchange.

         W.F.O. Rosenmiller is a graduate of Penn State University (BS) and Drexel University (MBA). Mr. Rosenmiller spent four years in the US Navy and was honorably discharged as a full lieutenant with expertise in open sea navigation as well as general nautical knowledge. Mr. Rosenmiller brings to the Company a wealth of management and development experience. As a director/owner of Snow Time, Inc, a ski resort complex consisting of facilities in New York State and Lancaster, Pennsylvania with revenues in excess of $20 million, Mr. Rosenmiller who founded Ski Windham, Ski Round Top and Ski Liberty has had over 30 years experience in the hotel, restaurant and bar business. As a director of Hamilton Bank (subsidiary of CoreStates Bank) he has had extensive experience on both the audit and credit sides of partnership lending as well as project projection. Most recently he has been involved in all aspects of a 200-acre subdivision of high end homes in York, Pennsylvania. This project has received numerous national design awards. Active in civic activities for over 30 years in York, he was the recipient of the Jaycee's Distinguished Service Award.

Special Advisors to the Board of Directors

         NAME                 AGE                      TITLE
         ----                 ---                      -----

  Paul D. King                 33     Special Advisor to the Board of Directors

  Michael Caggiano             44     Special Advisor to the Board of Directors

  Steven J. Aronson            47     Special Advisor to the Board of Directors

  Jose M. Gutierrez            43     Special Advisor to the Board of Directors

         Paul D. King is a principal in Talley, King & Co., Inc. and a partner with Mr. Talley since 1989. During the last six years, Mr. King has been intimately involved in the development of the Costa Rican properties. He has overseen the land acquisition, permit, bidding, and construction process. He is currently responsible for all activities including the interface between Costa Rican corporations and US entities. This project opened in November 1995. Mr. King attended Westmont College.

         Michael Caggiano is President of a small Los Angeles-based business and economic policy consulting firm. He specializes in furnishing advice to management regarding economic performance, corporate strategy, obtaining financing (business plans and prospectuses, acquisitions, and organizational change. His clients have included health care, real estate, hospitality, international exporting, electronics, and manufacturing companies. During the past three years. Dr. Caggiano has provided extensive advice to corporations investing in Costa Rica. Working with Talley King & Co.., he has analyzed the Costa Rican economy and its hotel, health care, and coffee producing industries. He has prepared business plans and prospectuses for Central American Equities, Inc. (hotels and econolodges), Radiation Oncology Partners (cancer treatment), and Cafe Britt (premium coffee exporting).

         Together with Mr. Talley and Mr. King, Dr. Caggiano is currently writing a guide book to doing business in Costa Rica.

         Prior to establishing his own company, Dr. Caggiano was Executive Vice President in Charge of Consulting Operations at Robert Charles Lesser & Co. (RCLCo.) a 50-person, 5-office, national consulting firm based in Los Angeles. While at RCLCo. he oversaw the management of more than 300 consulting engagements and worked closely with clients on real estate and hospitality development, economic development, public policy issues, valuation, feasibility, and corporate strategy.

         In 1990, Dr. Caggiano was elected to the first City Council of Malibu and later served as its Mayor Pro Tem, He helped create the city from conception: hired and directed staff, established the first city budget, introduced city services, created and implemented city programs and ordinances, and successfully advocated policies and legislation before numerous state Governmental bodies.

         Before serving as an elected official, Dr. Caggiano was a Fellow and Policy Analyst with The RAND Corporation. While at RAND, he specialized in solving state and local government finance and criminal justice problems. He devised methodologies to forecast revenues and costs, designed administrative and accounting structures necessary to allow public entities to operate as private enterprises, and created action plans for the operation and marketing of governmental services. During his nine years at RAND, Dr. Caggiano authored or co-authored nearly 20 publications on finance and criminal justice issues.

         For the past five years. Dr. Caggiano has also served as the President of Heal the Bay, one of Southern California's most successful environmental groups. This 15,000 member volunteer organization is dedicated to improving ocean water quality and cleaning up beaches in Southern California. Heal the Bay's legislative advocacy work extends to Sacramento, CA and Washington, DC.

         Dr. Caggiano holds a Ph.D. in Public Policy Analysis from the RAND Graduate School of The RAND 91 Corporation, an M.P.A. from the University of Southern California, and a B.A. in Government from Pomona College.

         Steven J. Aronson is the President and Chief Executive Officer of Cafe Britt, Costa Rica's premium coffee roasting company. Mr. Aronson, an American permanently residing in Costa Rica with many years of coffee procurement and international trading experience earned working in both environments as an officer in multinational companies and as an entrepreneur. He has founded coffee and cocoa processing companies in several countries in Latin America. He also has a worldwide network of coffee market contacts as well as intimate knowledge of coffee farm practices in Costa Rica. Cafe Britt is now known internationally for the excellence of its products, surveys indicate that more than 80% name Britt as the highest quality coffee in Costa Rica.

         Mr. Aronson is a well-respected authority on coffee in Costa Rica as well as being recognized in world coffee circles. He has been continuously involved in the coffee industry for over 20 years, having previously worked in futures trading, coffee purchasing, sales, and quality control prior to founding coffee processing and trading companies in Costa Rica. Mr. Aronson, a Ph.D. candidate at Stanford University, is a frequent speaker and moderator at domestic and international coffee industry forums. He has also counseled the Costa Rican government at international coffee meetings. He earned his BA in economics from the University of Michigan at Ann Arbor and has complete speaking fluency in four languages and reading ability in six.

         Jose M. Gutierrez has been the Ambassador and Deputy Permanent Representative of Costa Rica to the United Nations since July 1995. Mr. Gutierrez received his law degree from the University of Costa Rica. He has done postgraduate studies on Jurisprudence and Sociology of Law at the University of Saar in (at the time) West Germany and he has earned a Master of Public Administration degree from the Kennedy School of Government at Harvard University where he was a Mason Fellow.

         Since 1981 he has been a partner and practicing lawyer of the San Jose firm of Gutierrez, Hernandez & Pauly. Between 1981 and 1985 he also lectured in law at the University of Costa Rica. Between 1985 and 1995 he was a member of the board of directors of numerous banking, industrial, and agroindustrial corporations in Costa Rica. From 1992 to 1994 he was the publisher of La Republica, at the time, the second largest daily newspaper in Costa Rica. Mr. Gutierrez was born in Costa Rica in 1933.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                           AND MANAGEMENT OF CENTRACAN

         The following table sets forth, as of January 20, 1999, the number of shares and percentage of Common Stock beneficially owned by each person who is known to CentraCan to be (i) the beneficial owner of more than 5% of its Common Stock, (ii) by each of CentraCan's directors and nominees for election as directors, (iii) by CentraCan's named executive officers, and (iv) by all of CentraCan's executive officers and directors as a group.

                                                                Amount and Nature of                 Percent of
             Name of Beneficial Owner                         Beneficial Ownership (1)                  Class
             ------------------------                         ------------------------                ---------

                        Directors and Executive Officers
                        --------------------------------
Richard Wm. Tally                                                            0                           0%

Sean O'Connor                                                           35,000                           *%

Carlos Camacho                                                               0                           0%

John C. Gullesserian                                                         0                           0%

W.F.O. Rosenmiller                                                           0                           0%

Healthcare Merger Company, Inc.                                      5,000,000                          78%

All executive officers and directors as a                               35,000                           *%
group (5)

------------
* Less than 1%

                                 BUSINESS OF HMC

         HMC, through its subsidiary, Centro Medico, owns a cancer treatment center which will have two state of the art linear accelerators, as well as associated treatment computers, for radiation therapy treatment housed in a 3,000 square foot building in San Jose, Costa Rica (the "Cancer Center"). The Cancer Center is operating under the direction of Dr. Vinicio Perez as well as several radiotherapists licensed by Costa Rica. Through March 31, 1998 the Cancer Center was operated and managed by Ventura Pacifica S.A. John Gullesserian, as president of Centro Medico, manages the business operations of the Cancer Center. The Cancer Center opened on October 9, 1998.

         HMC, through its Bioestermamografia subsidiary, also owns a stand alone 3,500 square foot clinic that has ultrasound, mammography and stereotactic biopsy diagnostic equipment, providing state-of-the-art breast cancer diagnostic facilities to San Jose (the "Mammography Center"). John Gullesserian, as president of Bioestermamografia, manages the business operations of the Mammography Center.

         HMC believes that the Cancer Center, when combined with the Mammography Center, create not only the finest cancer diagnostic/treatment facilities in Costa Rica, but in all of Central America. There are no linear accelerators currently in Central America.

         There are over 35,000 reported cancer cases in Central America, with some 7,000 in Costa Rica alone. It is anticipated that 5,500 additional cases will be reported each year in Costa Rica.

         The mailing address and telephone number of the principal executive offices of HMC are 19100 Von Karman, Suite 630, Irvine, California 92612, (949) 757-0222.

THE CANCER CENTER

         The Cancer Center is expected to provide the people of Costa Rica and patient-visitors from other countries with the finest, state-of-the-art medical technology for the treatment of cancerous tumors. The Cancer Center is located in La Uruca, a part of San Jose, approximately equidistant from four major hospitals.

         Construction of the Cancer Center was begun during the Summer of 1997 and was completed on October 9, 1998. The first patients were treated in January 1999. The Cancer Center houses one state-of-the-art 12MeV and one 4MeV linear x-ray accelerator and all the associated treatment computers.

         The Cancer Center provides superior radiation therapy with X-ray linear accelerators that are unique in Central America. Although linear accelerator technology has been the standard for radiation technology in the United States for more than three decades, these linear accelerators are the first of their kind in Central America. It is management's strong belief that when coupled with CentraCan's MRI Facility at the Clinica Catolica, the Cancer Center will create not only the finest cancer treatment center in Costa Rica but in all of Central America.

         At a rate of 110 per 10,000 inhabitants, Costa Rica has one the highest per capita incidences of cancer in the world. Currently, the Costa Rican population of 3.4 million is served by only three first-generation cobalt machines, called Cobalt 60s. The Cobalt 60 machines are owned and operated by CAJA (Costarricense de Seguro Social), the state-run health agency. These machines are experiencing significant downtime and have a 5-month backlog of patients. CAJA currently treats 100-160 patients per day in the national health care system on the Cobalt 60 machines. An average of 50 to 60 patients wait for such treatment in each hospital for as long as three to five months.

         Linear accelerator treatments are better, faster, healthier, and more efficient than the Cobalt 60s. When offered an alternative, HMC believes that patients and doctors in Costa Rica and other Central American countries will choose the Cancer Center's linear accelerators for their treatment.

         Cobalt 60 machines are significantly more dangerous in their treatment of cancer than the linear accelerators HMC will install in the Cancer Center.

         HMC believes that as the demand for cancer treatment continues to increase, the current supply of antiquated Cobalt 60 machines will be retired. HMC anticipates that the Cancer Center's two machines will quickly reach their maximum capacity and be treating 80-100 patients per day. When they reach that plateau, HMC plans to install two additional machines.

         The Cancer Center is managed by its president, John Gulleserian. Mr. Gulleserian is guided by a full-time medical director and a medical advisory committee consisting of five Costa Rican physicians. This committee will establish medical protocols and treatment procedures. They will also act as the liaison between the Cancer Center and the Costa Rican Ministry of Health. Two of the five doctors are employed by the Cancer Center as department heads for the Radiation Therapy Department.

         The medical direction of the Cancer Center will be under the supervision of Jose Anglada, MD. He will be joined by the following radiotherapists: Drs. Fernando Medina, Alvaro Camacho, Hugo Recinos, Bruno Ramirez and Vinicio Perez. The doctors as a group will receive a percentage of the gross revenues of the project. These doctors are prominent in Costa Rica, and internationally, and currently work for CAJA and operate the Cobalt 60 machines. Management considers these contractual agreements a significant barrier to entry for new competitors. Doctors from foreign countries cannot practice in Costa Rica unless they complete five years of Costa Rican residency and then pass the Costa Rican medical boards.

         It is the lack of heavy government regulation that leads to one of the key marketing advantages of the Cancer Center. Physician-investors in the Cancer Center will also be a part of the patient-referral system. In the United States, Federal law (known as Stark Legislation) prohibits ownership in a medical facility to which a doctor-investor sends patients. However, in Costa Rica, no such laws exist, making patient referral a longstanding, traditional method of acquiring fees.

THE MAMMOGRAPHY CENTER

         HMC also owns a stand alone 3,500 square foot clinic in La Yoses, a suburb of San Jose. The Mammography Center has been receiving patients for prevention, detection, and diagnostic evaluation since June 1996. The Mammography Center is equipped with ultrasound, mammography, and stereotactic biopsy diagnostic equipment, providing state-of-the-art breast cancer diagnostic facilities.

         The Mammography Center has the only stereotactic biopsy machine in Central America. Stereotactic cancer biopsy machines provide a biopsy procedure that is superior to common surgical biopsies. With computer-guided precision, the stereotactic machine inserts a needle through the skin into the tumor for removal. Stereotactic biopsies are considered superior to surgical biopsies because they are more accurate and they leave no scar. An open surgical biopsy in a CAJA facility currently takes about three days on an in-patient basis, including administrative time for check-in. Stereotactic biopsy machines are used on an outpatient basis, saving significant time and hospital expense.

         The Mammography Center currently sees approximately 25 patients per day for diagnostic breast examinations and generates approximately $18,000 in monthly revenues. The facility is operated and managed by John Gulleserian.

BUSINESS STRATEGY

         HMC's financial goal in combining the MRI Facility, the Cancer Center and the Mammography Center and selling them to CentraCan is to maximize shareholder value and increase the return on investment. Its strategy in achieving this goal has several components:

         (1) Seek "synergistic" opportunities. By combining the treatment and diagnostic capabilities of the MRI Facility, the Cancer Center and the Mammography Center, HMC believes that the revenues of the combined entities will exceed what each could do individually because of the opportunity to provide patients to each other and to provide a wide range of diagnostic and treatment choices to patients and medical personnel.

         (2) Minimize debt. The MRI Facility, the Cancer Center and the Mammography Center are debt free.

         (3) Capture the continuing demand for high quality health care. Costa Rica has the highest quality health care in Central America and demand continues to grow for better quality health care. HMC's state of the art cancer diagnostic and treatment facilities compliment this increased demand for quality, and should prove to be profitable to the shareholders of HMC.

         The health care facilities expect to receive revenues from two sources:
(i) government payments through the national health care system and (ii) private patients.

         HMC intends to achieve a number of purposes by combining the operations of the MRI Facility, the Cancer Center and the Mammography Center and selling them to CentraCan:

         o The combined entities gained economies of scale in administration, patient development and marketing, computer software and hardware, accounting, billing, purchasing, telecommunications, and marketing. By providing one-stop shopping for varied diagnostic and treatment requirements, the combined entities whole is greater than the sum of its parts.

         o The combination of entities makes the new company more attractive to an international Health Maintenance Organization (HMO) acquisition.

EMPLOYEES

         As of January 29, 1999 HMC employed approximately 35 persons.

PROPERTIES/FACILITIES

         The Mammography Center owns and operates a 3,500 square foot clinic in Las Yoses, a suburb of San Jose.

LITIGATION

         HMC is not a party to or under threat of any litigation.

CERTAIN TRANSACTIONS

         Beginning on March 8, 1998 and ending on September 30, 1998, HMC purchased certain assets totaling approximately $340,000 from Montecatin Inversiones, whose president and chief executive officer is John C. Gullesserian. Mr. Gullesserian will be the president and a director of Centracan.

                     DESCRIPTION OF CENTRACAN CAPITAL STOCK

COMMON STOCK

         CentraCan is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. As of the date of this Prospectus/Information Statement 6,400,000 shares were issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted on by the owners thereof at meetings of CentraCan's shareholders. The holders of shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares can elect all of the directors of CentraCan.

PREFERRED STOCK

         CentraCan is authorized to issue 10,000,000 shares of Preferred Stock with such rights and preferences, and in such series, as the Board of Directors, in its sole discretion, may determine from time to time. CentraCan has not designated any series of Preferred Stock and presently has no plans to do so.

DIVIDEND POLICY

         It is unlikely that CentraCan will declare or pay cash dividends in the foreseeable future. CentraCan intends to retain earnings, if any, to expand its operations.

                                 LEGAL MATTERS

         The legality of the Common Stock to be issued in connection with the acquisition is being passed upon for CentraCan by Snow Becker Krauss, P.C., 605 Third Avenue, New York, New York 10158-0125.

                                    EXPERTS

         The consolidated financial statements of CentraCan, Inc. as of September 30, 1998 and 1997, and for the periods from October 1, 1997 to March 30, 1998 and from March 31, 1998 to September 30, 1998, and for each of the years in the two-year period ended September 30, 1997 have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the consolidated CentraCan, Inc. September 30, 1998 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         The consolidated financial statements of Healthcare Merger Company, Inc. as of September 30, 1998 and for the period from March 9, 1998 (date of inception) to September 30, 1998 have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the consolidated Healthcare Merger Company, Inc. September 30, 1998 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         The combined financial statements of the Combined Companies as of March 30, 1998 and September 30, 1997 and 1996, and for the period from October 1, 1997 to March 30, 1998 and for each of the years in the two-year period ended September 30, 1997 have been included herein in reliance upon the report of KPMG Peat Marwick, San Jose, Costa Rica, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick, San Jose Costa Rica covering the Combined Companies' March 30, 1998 financial statements contains an explanatory paragraph that states the Company's recurring losses from operations and net working capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The combined financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                         INDEX TO FINANCIAL STATEMENTS

CentraCan, Inc. and Subsidiaries Consolidated Financial Statements:
     Independent Auditors' Report ...................................................................... F-3
     Consolidated Balance Sheets as of September 30, 1998 and 1997 ..................................... F-4
     Consolidated Statements of Operations for the period from October 1, 1997 to March 30, 1998 and for the period from March 31, 1998 to September 30, 1998.......................................... F-5
     Consolidated Statements of Operations for the years ended September 30, 1997 and 1996.............. F-6
     Consolidated Statements of Changes in Stockholders' Equity for the period from October 1, 1997 to
      March 30, 1998 and for the period from March 31, 1998 to September 30, 1998 and for the years ended September 30, 1997 and 1996 ................................................................ F-7
     Consolidated Statements of Cash Flows for the period from October 1, 1997 to March 30, 1998 and from the period March 31, 1998 to September 30, 1998.............................................. F-8
     Consolidated Statements of Cash Flows for the years ended September 30, 1997 and 1996.............. F-9
     Notes to Consolidated Financial Statements ........................................................ F-10

Healthcare Merger Company, Inc. Consolidated Financial Statements:
     Independent Auditors' Report ...................................................................... F-20
     Consolidated Balance Sheet as of September 30, 1998 ............................................... F-21
     Consolidated Statement of Operations for the period from March 9, 1998 (date of inception) to
      September 30, 1998 ............................................................................... F-22
     Consolidated Statement of Changes in Stockholders' Equity for the period from March 9, 1998 (date of inception) to September 30, 1998 .............................................................. F-23
     Consolidated Statement of Cash Flows for the period from March 9, 1998 (date of inception) to
      September 30, 1998 ............................................................................... F-24
     Notes to Consolidated Financial Statements ........................................................ F-25

Impacto Internacional de Montes de OCA, S.A., Centro Medico Los Angeles CENTRACAN, S.A. and
    Centro de Biopsia Esterotaxica y Mamografia, S.A. Combined Financial Statements:
     Independent Auditors' Report ...................................................................... F-34
     Combined Balance Sheets as of March 31, 1998 and September 30, 1997 and 1996 ...................... F-35
     Combined Statements of Operations for the period from October 1, 1997 to March 30, 1998 and for the years ended September 30, 1997 and 1996 ...................................................... F-36
     Combined Statements of Changes in Stockholders' Equity for the period from October 1, 1997 to
      March 30, 1998 and for the years ended September 30, 1997 and 1996................................ F-37
     Combined Statements of Cash Flows for the period from October 1, 1997 to March 30, 1998 and for the years ended September 30, 1997 and 1996 ...................................................... F-39
     Notes to Combined Financial Statements ............................................................ F-40

Unaudited Pro Forma Condensed Consolidated Financial Statements:
     Basis of Presentation ............................................................................. F-48
     Statement of Operations For the Year Ended September 30, 1998 ..................................... F-49
     Footnotes to Unaudited Pro Forma Condensed Statement of Operations ................................ F-50
     Consolidated Balance Sheet ........................................................................ F-51
     Footnotes to Unaudited Pro Forma Condensed Balance Sheet .......................................... F-52

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

                        Consolidated Financial Statements

                           September 30, 1998 and 1997


                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report

The Board of Directors and Stockholders
CentraCan, Inc.:

We have audited the accompanying consolidated balance sheets of CentraCan, Inc. (a majority-owned subsidiary of Healthcare Merger Company, Inc.) and subsidiaries (the Company) as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the periods from October 1, 1997 to March 30, 1998 and from March 31, 1998 to September 30, 1998, and for each of the years in the two-year period ended September 30,1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are from of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CentraCan, Inc. and subsidiaries as of September 30, 1998 and 1997, and the results of their operations and their cash flows for the period from March 31, 1998 to September 30, 1998, and for the period from October 1, 1997 to March 30, 1998 and for each of the years in the two-year period ended September 30, 1997 in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective March 31, 1998, all of the outstanding common stock of Impacto International de Montes de OCA, S.A. was acquired in a transaction accounted for as a purchase. As a result of the acquisition, Impacto International De Montes de OCA, S.A.'s financial information included in the accompanying consolidated financial statements for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                             /s/ KPMG LLP
                                             -----------------------------
January 4, 1999
New York, New York

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

                           Consolidated Balance Sheets

                           September 30, 1998 and 1997



                                    Assets                                           1998             1997
                                                                                     ----             ----
Current assets:
    Cash                                                                          $    40,144             5,123
    Accounts receivable                                                                59,754            61,038
    Prepaid expenses                                                                   15,754                 -
    Due from related parties                                                           35,269            29,243
                                                                                  -----------       -----------
                  Total current assets                                                150,921            95,404

Fixed assets, net                                                                   1,125,096         1,093,671
Other assets                                                                            4,206            18,246
                                                                                  -----------       -----------

                  Total assets                                                    $ 1,280,223         1,207,323
                                                                                  ===========       ===========

                     Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                                                  105,421            90,822
    Accrued expenses                                                                   23,654            28,398
    Due to related parties                                                            219,121           238,858
                                                                                  -----------       -----------
                  Total current liabilities                                           348,196           358,078

Deferred income taxes                                                                 156,400                 -
Other liabilities                                                                      13,500            38,500
                                                                                  -----------       -----------
                  Total liabilities                                                   518,096           396,578
                                                                                  -----------       -----------

Stockholders' equity:
    Preferred stock, $581.43 par value. Authorized 500 shares;
       160 shares issued and outstanding                                               93,029            93,029
    Preferred stock, .001 per value; 10,000,000 shares
       authorized; none issued and outstanding                                             -                 -
    Common stock, $.001 par value. Authorized 50,000,000
       shares; issued and outstanding 6,400,000 and 5,000,000
       shares in 1998 and 1997, respectively                                            6,400             5,000
    Additional paid-in capital                                                        863,217         3,557,788
    Accumulated deficit                                                              (200,519)       (2,845,074)
                                                                                  -----------       -----------
                  Total stockholders' equity                                          762,127           810,743
Commitments and contingencies

                                                                                  -----------       -----------
                  Total liabilities and stockholders' equity                      $ 1,280,223         1,207,321
                                                                                  ===========       ===========


See accompanying notes to consolidated financial statements.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

                      Consolidated Statements of Operations


                                                                                   Period            Period
                                                                                    from              from
                                                                                 October 1,         March 31,
                                                                                   1997 to           1998 to
                                                                                  March 30,       September 30,
                                                                                    1998              1998
                                                                                 ----------       -------------
Patient service revenue                                                           $  309,786            289,453
                                                                                  ----------        -----------

Operating expenses:
    Salaries and benefits                                                             55,940             66,809
    Commissions                                                                       24,583             26,479
    Professional fees                                                                 40,330             45,651
    Supplies                                                                          39,401             31,270
    Rent                                                                              10,985             37,707
    Other general and administrative                                                  85,862             71,130
    Depreciation and amortization                                                    250,560            210,907
                                                                                  ----------        -----------

                  Total operating expenses                                           507,661            489,953
                                                                                  ----------        -----------

                  Loss from operations                                              (197,875)          (200,500)

Other income (expenses), net                                                         (23,647)             2,666
Foreign currency gain (loss)                                                          20,870              9,715
                                                                                  ----------        -----------
                  Loss before income taxes                                          (200,652)          (188,119)

Income tax expense                                                                         -             12,400

                                                                                  ----------        -----------
                  Net loss                                                        $ (200,652)          (200,519)
                                                                                  ==========        ===========

Basic and diluted loss per share                                                  $     (.04)              (.03)
                                                                                 ===========        ===========

Weighted number of common shares
    outstanding                                                                    5,000,000          6,400,000
                                                                                 ===========        ===========


See accompanying notes to consolidated financial statements.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

                      Consolidated Statements of Operations

                    Years ended September 30, 1997 and 1996


                                                                                    1997              1996
                                                                                 ----------       -------------
Patient service revenue                                                           $  576,847            416,186
                                                                                  ----------        -----------

Operating expenses:
    Salaries and benefits                                                            124,556            120,201
    Commissions                                                                       69,925             40,176
    Professional fees                                                                 52,160            119,198
    Supplies                                                                          33,469             44,737
    Management fees, education and training                                          262,680                  -
    Rent                                                                              40,515             44,696
    Other general and administrative                                                 124,412            148,093
    Depreciation and amortization                                                    510,223            504,689
                                                                                  ----------        -----------

                  Total operating expenses                                         1,217,940          1,021,790
                                                                                  ----------        -----------

                  Loss from operations                                              (641,093)          (605,604)

Other income (expenses), net                                                          11,193                535
Foreign currency gain (loss)                                                         (91,023)            65,311
                                                                                  ----------        -----------
                  Loss before income taxes                                          (720,923)          (539,758)

Income tax expense                                                                         -                  -

                                                                                  ----------        -----------
                  Net loss                                                        $ (720,923)          (539,758)
                                                                                  ==========        ===========

Basic and diluted loss per share                                                  $     (.14)              (.11)
                                                                                 ===========        ===========

Weighted number of common shares
    outstanding                                                                    5,000,000          5,000,000
                                                                                 ===========        ===========


See accompanying notes to consolidated financial statements.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

           Consolidated Statements of Changes in Stockholders' Equity

              For the period from October 1, 1997 to March 30, 1998
          and for the period from March 31, 1998 to September 30, 1998 and for years ended September 30, 1997 and 1996

                                        Preferred
                                          stock               Common stock        Sub-
                                   ------------------     -----------------    scription      Addi-
                                   Number                 Number              receivable -    tional         Accu-
                                     of                     of                   common       paid-in       mulated
                                   shares      Amount     shares     Amount      stock        capital       deficit         Total
                                   ------      ------     ------     ------      -----        -------       -------         -----
Balance at September 30, 1995        160     $ 93,029   5,000,000    $5,000           -       3,557,788    (1,584,393)    2,071,424
Net loss                               -            -           -         -           -               -      (539,758)     (539,758)
                                    ----    ---------   ---------   -------    --------      ----------   -----------   -----------
Balance at September 30, 1996        160       93,029   5,000,000     5,000           -       3,557,788    (2,124,151)    1,531,666

Net loss                               -            -           -         -           -               -      (720,923)     (720,923)
                                    ----    ---------   ---------   -------    --------      ----------   -----------   -----------
Balance at September 30, 1997        160       93,029   5,000,000     5,000           -       3,557,788    (2,845,074)      810,743

Net loss through March 30, 1998        -            -           -         -           -               -      (200,652)     (200,652)
                                    ----    ---------   ---------   -------    --------      ----------   -----------   -----------
Balance at March 30, 1998            160       93,029   5,000,000     5,000           -       3,557,788    (3,045,726)      610,091

Basis adjustment resulting
 from Healthcare Merger
 Company, Inc.'s acquisition
 of Impacto's outstanding
 shares - March 30, 1998               -            -           -         -           -      (2,708,153)    3,045,726       337,573
Reverse acquisition of
 CentraCan, Inc. -
 May 20, 1998                          -            -   1,400,000     1,400      (3,800)         13,582             -        11,182
Receipt of common stock
 subscription receivable               -            -           -         -       3,800               -             -         3,800
Net loss - March 31, 1998
 through September 30, 1998            -            -           -         -           -               -      (200,519)     (200,519)
                                    ----    ---------   ---------   -------    --------      ----------   -----------   -----------
Balance at September 30, 1998        160     $ 93,029   6,400,000    $6,400           -         863,217      (200,519)      762,127
                                    ====     ========   =========   =======    ========      ==========   ===========   ===========

See accompanying notes to consolidated financial statements.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

                      Consolidated Statements of Cash Flows

                                                                             Period            Period
                                                                              from              from
                                                                           October 1,         March 31,
                                                                             1997 to           1998 to
                                                                            March 30,       September 30,
                                                                              1998              1998
                                                                           ----------       -------------
Cash flows from operating activities:
    Net loss                                                                $(200,652)         (200,519)
    Adjustments to reconcile net loss to net cash
       provided by operating activities:
          Depreciation                                                        250,560           210,907
          Gain loss on foreign currency translation                           (20,870)           (9,715)
          Deferred income taxes                                                     -            12,400
          Increase (decrease) due to changes in:
              Accounts receivable                                             (22,060)           32,404
              Prepaid expenses                                                 (6,884)           (9,123)
              Other assets                                                     11,917             2,123
              Accounts payable                                                 (7,666)           22,265
              Accrued expenses                                                 14,235           (16,424)
              Other liabilities                                               (18,511)           (6,489)
                                                                            ---------       -----------

                    Net cash provided by
                        operating activities                                       69            37,829
                                                                            ---------       -----------

Cash flows from investing activities - purchase
    of fixed assets                                                              (119)          (11,198)
                                                                            ---------       -----------

Cash flows from financing activities:
    Decrease in due to related parties                                              -           (13,711)
    Proceeds from common stock issuances                                            -            11,182
    Receipt of common stock subscribed                                              -             3,800
                                                                            ---------       -----------

                    Net cash provided by financing
                        activities                                                  -             1,271
                                                                            ---------       -----------
Effects of exchange rate changes on cash                                        7,007               162
                                                                            ---------       -----------
                    Increase in cash                                            6,957            28,064

Cash at beginning of period                                                     5,123            12,080
                                                                            ---------       -----------

Cash at end of period                                                       $  12,080            40,144
                                                                            =========       ===========


See accompanying notes to consolidated financial statements.

                         CENTRACAN, INC. AND SUBSIDIARY
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

                      Consolidated Statements of Cash Flows

                     Years ended September 30, 1997 and 1996

                                                                              1997           1996
                                                                              ----           ----
Cash flows from operating activities:
    Net loss                                                               $(720,923)      (539,758)
    Adjustments to reconcile net loss to net cash
       provided by (used in) operating activities:
          Depreciation                                                       510,223        504,689
          (Gain) loss on foreign currency translation                         91,023        (65,311)
          Deferred income taxes                                                    -              -
          Increase (decrease) due to changes in:
              Accounts receivable                                            (20,333)       139,218
              Prepaid expenses                                                 7,650         (1,063)
              Other assets                                                   (14,854)        (1,149)
              Accounts payable                                                46,634         42,628
              Accrued expenses                                                 5,888         17,198
              Increase in due to related parties                             233,338              -
              Other liabilities                                              (31,395)        67,895
                                                                           ---------    -----------

                   Net cash provided by
                      operating activities                                   107,251        164,347
                                                                           ---------    -----------

Cash flows from investing activities - purchase
    of fixed assets                                                          (19,737)      (285,496)
                                                                           ---------    -----------

Effects of exchange rate changes on cash                                     (99,095)       132,299
                                                                           ---------    -----------
                   (Decrease) increase in cash                               (11,581)        11,150

Cash at beginning of year                                                     16,704          5,554
                                                                           ---------    -----------
Cash at end of year                                                        $   5,123         16,704
                                                                           =========    ===========


See accompanying notes to consolidated financial statements.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

                   Notes to Consolidated Financial Statements

                           September 30, 1998 and 1997

(1) Summary of Significant Accounting Policies

    Organization and Description of Business

    Premier Supplements Corp. (Premier), a corporation organized under the Florida State laws, was formed on March 21, 1997. It was engaged in the distribution of vitamins and health products. The business was terminated in December 1997 and from that point, until the acquisition described below, was a public shell corporation. During 1998, the Articles of Incorporation of Premier were amended to change its name to CentraCan, Inc. (CentraCan).

    On May 20, 1998, CentraCan acquired all of the common outstanding shares of Impacto International de Montes de OCA, S.A. (Impacto) (collectively the Company) from Healthcare Merger Company, Inc. (HMC) by issuing 5 million common shares to HMC. In accordance with Accounting Principles Board Opinion
    (APB) No. 16, "Business Combinations," this transaction is accounted for as a reverse acquisition, with Impacto designated as the accounting acquirer and, accordingly, CentraCan's financial statements for periods prior to May 20, 1998 represent those of Impacto. CentraCan's operating results are included in the consolidated financial statements herein from May 20, 1998 through September 30, 1998. On May 20, 1998, the deemed acquisition of CentraCan was recognized by recording the fair value of CentraCan's tangible net assets on that date (consisting solely of $11,182 in cash) with a corresponding increase in equity. As a result of this transaction, HMC obtained a 78% ownership interest in CentraCan.

    The Company retained its name, CentraCan, subsequent to its acquisition of Impacto.

    On or before March 31, 1999 and following the effectiveness of CentraCan's S-4 Registration Statement, CentraCan will acquire the remaining subsidiaries of HMC in exchange for 7,200,000 common shares.

    The Board of Directors of either HMC or CentraCan may terminate this planned transaction under various circumstances, including the following:
        (i)  the acquisition is not completed by March 31, 1999; or
       (ii) the other party breaches any of the representations and warranties it made or fails to comply with any of its obligations under the agreement.
      (iii) the holders of no more than 10% of the outstanding shares of HMC have exercised their appraisal rights; and
       (iv)  no law or court  order  prohibits  the  acquisition.

    The Company provides radiology and magnetic resonance imaging services to the local Costa Rican population.

    New Basis of Accounting for Impacto

    On March 31, 1998, the general and limited partners of 1994 Impact Partners, L.P., Impacto's sole shareholder, participated in a transaction with HMC. As a result of this transaction, the net assets of Impacto were revalued and recorded at their estimated fair values. Accordingly, a new basis of accounting for Impacto was created, and the accompanying consolidated financial statements reflect this new basis of accounting for periods after March 30, 1998. Therefore, the accompanying consolidated balance sheet, statement of operations, stockholders' equity and cash flows for periods after March 30, 1998 are not comparable to prior periods.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(1), Continued

    Principles of Consolidation

    The accompanying consolidated financial statements include the historical financial statements for Impacto as of September 30, 1997 and for the years ended September 30, 1997 and 1996. The September 30, 1998 consolidated statement of operations includes the historical operations of Impacto for the full 12-month period adjusted for the operations of CentraCan for the period May 20, 1998 through September 30, 1998 (see note 1). The September 30, 1998 balance sheet includes the consolidated financial position of Impacto and CentraCan. All intercompany transactions are eliminated.

    Use of Estimates

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    Revenue Recognition

    Patient service revenue is reported at the estimated net realizable amounts from patients and others for healthcare services rendered.

    Fixed Assets

    Fixed assets are stated at cost. Depreciation and amortization is computed by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

    Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

    The Company adopted the provisions of the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," on October 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(1), Continued

    Income Taxes

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Fair Value of Financial Instruments

    Financial instruments are not held for trading purposes. The Company estimates that the fair value of all financial instruments as of September 30, 1998 and 1997 does not differ materially from the aggregate carrying values recorded in the consolidated financial statements. The estimated fair value and, accordingly, the estimates, are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    Stock-Based Compensation

    SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

    Earnings (Loss) Per Share

    Loss per share for all periods presented has been computed on the basis of the weighted-average number of common shares outstanding.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(1), Continued

    Translation of Foreign Currency

    Foreign denominated assets and liabilities of the Company are translated from local currency into U.S. dollars at the exchange rates in effect at the end of the period. Revenues and expenses are translated at average exchange rates prevailing during the period. The U.S. dollar is considered to be the functional currency of the Company. Translation adjustments that arise from translation of the Company's local currency to the U.S. dollar is included in the consolidated statement of operations for the applicable period.

    New Accounting Pronouncements

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information."

    SFAS No. 130 establishes standards for the reporting and display of comprehensive income in financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance.

    Adoption of these standards is not expected to materially impact the Company's financial position or results of operations.


(2) Going Concern-Liquidity

    The accompanying consolidated financial statements have been prepared on a going-concern basis which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Company's operations have not generated sufficient operating cash flows to date necessary to support operating cash flow requirements. The Company has incurred substantial losses since inception. The Company incurred a net loss for the periods October 1, 1997 through March 30, 1998 and March 31, 1998 through September 30, 1998 aggregating $401,171 and, as of September 30, 1998 had a net working capital deficiency of $197,275. The Company expects to incur additional operating losses in the foreseeable future requiring additional funding to meet the necessary operating cash flow requirements.

    These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    In addition, under Costa Rican law, the Company is expected to maintain a minimum equity position, which is currently not maintained. These rules have not been strictly enforced under Costa Rican law. There is no assurance that such rules will not be more closely enforced in the future.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(2), Continued

    Subsequent to September 30, 1998, the Company has raised approximately $347,500 in a private placement of its equity through December 31, 1998 (see note 9). Beyond this private offering, the Company has no binding commitments from any third parties to provide funds to the Company. There can be no assurance that the Company will be able to obtain financing from any other sources on acceptable terms or at all. Management's plans for the next 12 months include the sale of additional securities under appropriate market conditions in both the private and public sectors, or other business transactions which may generate sufficient resources to ensure continuation of the Company's operations. However, no assurances can be given that the Company will be successful in raising additional capital.


(3) Fixed Assets

    Fixed assets as of September 30, 1998 and 1997 are detailed as follows:

                                                                      1998            1997           Useful lives
                                                                      ----            ----           ------------
           Medical equipment                                          $782,708        1,378,283             3 years
           Leasehold improvements                                      495,000          687,972       Life of lease
           Furniture and office equipment                               58,295           41,004             7 years
           Vehicles                                                          -           39,634             3 years
                                                                    ----------        ---------      ==============
                                                                     1,336,003        2,146,893

           Less accumulated depreciation                               210,907        1,053,222
                                                                    ----------        ---------

                                                                    $1,125,096        1,093,671
                                                                    ==========        =========

(4) Accrued Expenses and Other Liabilities

    Accrued expenses represents social benefits, employer withholdings and income tax withholdings. Other liabilities primarily consists of long-term agreements with vendors for the purchase of equipment.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(5) Balances and Transactions with Related Parties

    Balances and transactions with related parties as of September 30, 1998 and 1997 and for the three years ended September 30, 1998 are detailed as follows:

                                                                       1998               1997
                                                                       ----               ----
       Due from related party:
          Centro de Biopsia Esteroto xica
             y Mamografia S.A.                                          $ 29,204         29,243
          CALTKCO, S.A.                                                    6,065              -
                                                                        --------        -------

                                                                        $ 35,269         29,243
                                                                        ========        =======

       Due to related party:
          Centro Medico Los Angeles
             CENTRACAN, S.A.                                               3,148              -
          Ventura Pacifica, S.A.                                         144,034        159,296
          CALTKCO, S.A.                                                   71,939         79,562
                                                                        --------        -------

                                                                        $219,121        238,858
                                                                        ========        =======

                                                                  Years ended September 30
                                                            -----------------------------------
                                                               1998          1997         1996
                                                               ----          ----         ----
       Transaction - education and training expenses:
             Ventura Pacifica, S.A.                          $     -        126,086           -
             CALTKCO, S.A.                                         -        136,594           -
                                                             -------        -------    --------

                                                             $     -        262,680           -
                                                             =======        =======     =======

    Ventura Pacifica, S.A. and CALTKCO, S.A. are external management companies that managed Impacto's operations pursuant to a management contract. Amounts due to Ventura Pacifica, S.A. and CALTKCO, S.A. correspond to commissions calculated on total patient service revenue and for professional fees charged for education, training and management assistance. Such fees were contractually defined. Repayment terms have not been established. This management agreement was terminated effective March 31, 1998.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(6) Preferred Stock

    CentraCan is authorized to issue 10,000,000 shares of preferred stock with such rights and preferences, and in such series, as the Board of Directors, in its discretion, may, determine from time to time. CentraCan has not designated any series of preferred stock as of September 30, 1998.

    Authorized capital shares of Impacto include 500 shares of preferred stock with a par value of $581.43 per share. The rights and preferences of preferred stock are established by Impacto's board of directors upon issuance. The preferred stock share preference is based on 10% participation in all Impacto's equity rights, as well as annual dividends at a rate of 10% on any profits that are distributed. At September 30, 1998 and 1997, 160 shares were issued and outstanding.

(7) Commitments and Contingencies

    The Company rents certain space under various operating lease agreements. The following is a schedule by years of future minimum lease payments under noncancelable leases as of September 30, 1998:

          1999                                                 $19,800
          2000                                                   8,250
                                                               =======

    The Company is party to an agreement (the Agreement) with Asociacion Hospital Clinica Catolica de la Purisma Concepcion (the Clinic) which allows the Company to operate a magnetic resonance imaging equipment facility on the Clinic's property. The Agreement provides for the following:

    o Base rental amounts while the Company occupies the property

    o Additional rental of $40,000 payable in monthly installments of $3,344. This amount increases to $60,000 annually if more than 20 exams per day performed.

    o The payment of a 3% commission based on revenue. The commission increases to 5% when more than 20 exams per day are performed.

    o The Company agrees to add improvements to the property which will be occupied by the Clinic at the end of the Agreement.

    o The Company will not compete with other medical services currently provided by the Clinic.

    In August 1998, the Agreement was renewed for an additional three-year period from the original expiration date of November 1998. An additional provision provides the Clinic with a three-month period to terminate the Agreement if the Company does not make its scheduled payments.

    Base payments under the Agreement as of September 30, 1998 are as follows:

               1999                                      $59,800
               2000                                       59,800
               2001                                       59,800
                                                         =======

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(7), Continued

    Rent expense, including contingent rent and commissions under the Agreement in 1998, 1997, and 1996 was as follows:

                                          Rental         Commissions
                                          ------         -----------

            1998                         $43,943            18,126
            1997                          31,710            16,944
            1996                          34,810            15,071
                                         =======            ======


    Commitments - Employment Contract

    Effective September 30, 1998, the Company entered into an agreement with the President of Impacto (President) which expires September 30, 2003. Beginning October 1, 1999, the agreement is cancelable by either the Company or the President, with or without cause, within 90 days. This agreement will only become effective upon the Company's successful completion of its S-4 Registration. The terms of the agreement include the following:

    o Salary -- $180,000/year

    o Housing/Auto allowance -- $30,000/year

    o Bonus arrangements tied to the Company's financial performance

    o Stock options tied to the Company's financial performance

    o A non-compete agreement extending one year beyond any termination date

    o Borrowing authority up to $150,000 from a local Costa Rican financial institution. Such amounts will be guaranteed by CALTKCO, S.A., a related party.


(8) Concentration of Risk

    Credit risk is mitigated due to the fact that the Company has a diverse customer base. No one customer accounted for more than 5% of the Company's net sales in 1998, 1997 and 1996.

    The Company does not have financial instruments potentially subject to concentrations of credit risk.

                        CENTRACAN, INC. AND SUBSIDIARIES
                         (A Majority-owned Subsidiary of
                        Healthcare Merger Company, Inc.)

              Notes to Consolidated Financial Statements, Continued

(9) Income Taxes

    The Company's net operating loss carryforwards from U.S. sources totaled $79,844. The Company terminated its original business (see note 1) and, accordingly, $50,301 of such net operating losses are not available to offset future federal taxable income. The remaining net operating losses of $29,543 are available to offset future taxable income, but the utilization of such losses are limited due to the change in ownership of the Company.

    The Company has provided a full valuation allowance of $10,044 against the tax benefit derived from such tax loss carryforwards as the realization of such losses is not considered likely.

    Losses incurred by Impacto are incurred in Costa Rica and subject to Costa Rican tax law. In accordance with Costa Rican tax law, no future benefit is available to Impacto relating to net operating loss carryforwards.

    In accordance with Costa Rican income tax regulations, Impacto is required to file income tax returns for the 12-month periods ended September 30 of each year.

    According to the Law for Tax on Assets enacted in 1995, the individual Costa Rican entities are required to file an annual tax on assets return. Tax on assets is equivalent to 1% of the Company's total assets less deductions established by regulation. Amounts paid for tax on assets may be used as an income tax credit.

    Deferred income tax expense relates to fixed asset temporary differences computed at the Costa Rican income tax rate of 30%. At September 30, 1998 such temporary differences total approximately $523,000.


(10) Private Placement

    Subsequent to September 30, 1998, the Company has sold, in a private placement, 139,000 common shares at $2.50 per share for total proceeds of $347,500. The sale of such securities is part of the Company's plan to sell a total of 200,000 common shares at $2.50 per share in a private placement.

                        HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

                        Consolidated Financial Statements

                               September 30, 1998

                          Independent Auditors' Report


The Board of Directors and Stockholders
Healthcare Merger Company, Inc.:


We have audited the accompanying consolidated balance sheet of Healthcare Merger Company, Inc. and subsidiaries as of September 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from March 9, 1998 (date of inception) to September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Merger Company, Inc. and subsidiaries as of September 30, 1998, and the results of their operations and their cash flows for the period from March 9, 1998 (date of inception) to September 30, 1998 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/  KPMG LLP
                                              ------------------------

January 4, 1999
New York, New York

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

                           Consolidated Balance Sheet

                               September 30, 1998




                                     Assets

Current assets:
    Cash                                                             $   48,730
    Accounts receivable                                                  83,185
    Prepaid expenses                                                     20,626
                                                                     ----------
                  Total current assets                                  152,541

Advances to Konstructiva, S.A.                                          385,260
Fixed assets, net                                                     2,916,575
Other assets                                                             12,500
                                                                     ----------

                  Total assets                                       $3,466,876
                                                                     ==========

                      Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                                    117,986
    Accrued expenses                                                     52,680
    Due to related parties                                              288,789
    Due to stockholders                                                 120,000
                                                                     ----------
                  Total current liabilities                             579,455

Deferred income taxes                                                   171,000
Other liabilities                                                        13,500
Minority interest                                                        93,029
                                                                     ----------
                  Total liabilities                                     856,984
                                                                     ----------
Stockholders' equity:
    Common stock,  $.001 par value.  Authorized 20,000,000
       shares; issued and outstanding 12,200,000 shares                     650
    Additional paid-in capital                                        3,828,817
    Accumulated deficit                                              (1,219,575)
                                                                     ----------
                  Total stockholders' equity                          2,609,892

Commitments and contingencies

                                                                     ----------
                  Total liabilities and stockholders' equity         $3,466,876
                                                                     ==========


See accompanying notes to consolidated financial statements.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

                      Consolidated Statement of Operations

                  Period from March 9, 1998 (Date of Inception)
                              to September 30, 1998





Patient service revenue                                               $ 361,291
                                                                      ----------

Operating expenses:
    Salaries and benefits                                               122,276
    Commissions                                                          40,639
    Professional fees                                                   271,892
    Supplies                                                             39,553
    Management fees, education and training                              23,746
    Rent                                                                 64,077
    Other general and administrative                                    134,037
    Depreciation and amortization                                       219,383
                                                                      ----------

                  Total operating expenses                              915,603
                                                                     ----------
                  Loss from operations                                 (554,312)

Minority interest in losses of majority-owned subsidiary                 11,182
Foreign currency gain                                                    54,892
Other income                                                              6,959
                                                                      ----------
                  Loss before income taxes                             (481,279)

Income tax expense                                                       17,000
                                                                     ----------
                  Net loss                                            $(498,279)
                                                                      ==========

See accompanying notes to consolidated financial statements.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

            Consolidated Statement of Changes in Stockholders' Equity

                  Period from March 9, 1998 (Date of Inception)
                              to September 30, 1998

                                                                             Sub-
                                                   Common stock           scription
                                               --------------------        receiv-
                                               Number                        able     Additional        Accumu-
                                                 of                         common      paid-in          lated
                                               shares        Amount         stock       capital         deficit          Total
                                               ------        ------         -----       -------         -------          -----
Balance at March 9, 1998
    (date of inception)                               -       $  -                -            -                -              -
                                             ----------       ----         --------    ---------       ----------      ---------
Common shares issued in
    transaction with Impacto,
    Centro Medico and
    Bioestermamografia -
    March 31, 1998                           12,200,000        650         (481,732)   3,828,817         (721,296)     2,626,439
Receipt of common stock
    subscription receivable                           -          -          481,732            -                -        481,732
Net loss                                              -          -                -            -         (498,279)      (498,279)
                                             ----------       ----         --------    ---------       ----------      ---------

Balance at September 30, 1998                12,200,000       $650                -    3,828,817       (1,219,575)     2,609,892
                                             ==========       ====         ========    =========       ==========      =========


See accompanying notes to consolidated financial statements.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

                      Consolidated Statement of Cash Flows

                  Period from March 9, 1998 (Date of Inception)
                              to September 30, 1998





Cash flows from operating activities:
    Net loss                                                         $ (498,279)
    Adjustments to reconcile net loss to net cash used in
       operating activities:
          Depreciation and amortization                                 219,383
          Foreign currency                                              (54,892)
          Deferred income taxes                                          17,000
          Increase (decrease) in cash due to changes in:
              Accounts receivable                                        41,061
              Prepaid expenses                                          (14,068)
              Other assets                                               (3,214)
              Accounts payable                                          (20,287)
              Accrued expenses                                           18,261
              Other liabilities                                          (6,927)
              Minority interest                                         (11,182)
                                                                     ----------

                  Net cash used in operating activities                (313,144)
                                                                     ----------

Cash flows from investing activities:
    Advances to Konstructiva                                            (31,003)
    Purchase of fixed assets                                           (346,268)
                                                                     ----------
                  Net cash used in investing activities                (377,271)
                                                                     ----------

Cash flows from financing activities:
    Decrease in due to related parties                                   (1,178)
    Increase in due to stockholders                                     120,000
    Receipt of common stock subscription receivable                     481,732
                                                                     ----------

                  Net cash provided by financing activities             600,554
                                                                     ----------

Effect of exchange rate changes on cash                                  66,165
                                                                     ----------
                  Decrease in cash                                      (23,696)

Cash at beginning of period                                              72,426
                                                                     ----------

Cash at end of period                                                $   48,730
                                                                     ==========

Supplemental schedule of noncash investing activities - stock issued in exchange for the common ownership interests of
    Impacto and Bioestermamografia at acquisition date               $1,025,517
                                                                     ==========


See accompanying notes to consolidated financial statements.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                               September 30, 1998



(1) Organization and Principles of Consolidation

    Healthcare Merger Company, Inc. (HMC or the Company) was formed on March 9, 1998. On March 31, 1998, the Company entered into a transaction with the general and limited partners of 1994 Impact Partners, L.P., a U.S. limited partnership (the shareholder of Impacto International de Montes de Oca, S.A.), Radiation Oncology Partners, L.P. (the Partnership), a U.S. limited partnership (the shareholder of Centro Medico Los Angeles CENTRACAN, S.A.), and the shareholders of Centro de Biopsia Esterotaxica y Mamografia, S.A. (Bioestermamografia). The transaction resulted in HMC exchanging 12,200,000 common shares for all of the outstanding general and limited partnership interests of 1994 Impact Partners, L.P. and the Partnership, as well as 90% of the common equity of Bioestermamografia. Specifically, the limited and general partners of 1994 Impact Partners, L.P. and the Partnership received one share of HMC common stock for each unit of interest in the respective partnerships. Each Bioestermamografia shareholder who exchanged their shares, received one share of HMC common stock.

    The U.S. limited partnerships, 1994 Impact Partners, L.P. and the Partnership were dissolved at the date of the aforementioned transaction.

    In connection with the HMC transaction, Centro Medico has been designated the accounting acquirer in accordance with SEC Staff Bulletin No. 97
    (SAB 97), which states that the combining company receiving the largest portion of voting rights in the combined corporation is presumed to be the acquirer for accounting purposes unless other evidence clearly indicates that another company is the acquirer. In this transaction, the shareholders of Centro Medico, Impacto Internacional de Montes de Oca, S.A. (Impacto) and Bioestermamografia received 7 million, 5 million and 200,000 common shares of HMC, respectively.

    The transaction was accounted for using the purchase method in accordance with Accounting Principles Board Opinion No. 16. Accordingly, Centro Medico's financial statements are included at historical value and the financial statements of Impacto and Bioestermamografia are included at their respective March 31, 1998 fair values.

    The fair value of the acquired assets and liabilities assumed is summarized as follows:

                                                         Impacto           Bioestermamografia
                                                         -------           ------------------
       Current assets                                  $  124,877                  2,966
       Fixed assets                                     1,324,805                171,000
       Current liabilities                                350,870                111,424
       Long-term liabilities                               13,475                  6,952
                                                       ----------                -------
                        Net asset value                $1,085,337                 55,590
                                                       ==========                =======

    Costs relating to the HMC transaction amounted to $67,000 and are included in professional fees in the accompanying statement of operations.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued


 (1), Continued

    The consolidated financial statements include the accounts of Impacto, Centro Medico and Bioestermamografia for the period from March 31, 1998 to September 30, 1998. As further described in note 13, the common shares of Impacto were exchanged for a 78% interest in CentraCan, Inc. (CentraCan), a U.S. public shell corporation in a transaction in which Impacto was deemed the accounting acquirer. As a result of this exchange, HMC obtained a 78% interest in CentraCan and, accordingly, consolidates CentraCan's accounts from May 20, 1998 through September 30, 1998. All intercompany transactions are eliminated.

    The Company is engaged in the development and operation of health care facilities and the delivery of health care services. The Company's operations are located in Costa Rica. The Company owns and operates a magnetic resonance imaging facility; a cancer center that houses two x-ray linear accelerators and associated treatment computers; and a clinic that provides ultrasound, mammography and stereotactic biopsy diagnostic services.


(2) Going Concern-Liquidity

    The accompanying consolidated financial statements have been prepared on a going-concern basis which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. HMC's operations have not generated sufficient operating cash flows to date necessary to support operating cash flow requirements. The Company has incurred substantial losses since inception. The Company incurred a net loss for the period from March 9, 1998 (date of inception) to September 30, 1998 of $498,279, and as of September 30, 1998 had a net working capital deficiency of $426,914. The Company expects to incur additional operating losses for the foreseeable future requiring further funding to meet the necessary operating cash flow requirements.

    These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    In addition, under Costa Rican law, the Company's wholly-owned subsidiaries are expected to maintain certain minimum equity positions which are currently not maintained. These rules have not been strictly enforced under Costa Rican law; however, there is no assurance that such rules will not be more closely enforced in the future.

    Management's plans for the next 12 months include the sale of additional securities under appropriate market conditions in the private sector, the successful "start-up" of a cancer treatment facility, or other business transactions which may generate sufficient resources to ensure continuation of the Company's operations. However, no assurances can be given that the Company will be successful in raising additional capital, starting up its cancer treatment facility, or entering into other business transactions.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(3) Significant Accounting Policies

    Use of Estimates

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    Revenue Recognition

    Patient service revenue is reported at the estimated net realizable amounts from patients and others for services rendered.

    Fixed Assets

    Fixed assets are stated at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

    Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

    Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Disposed of," requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(3), Continued

    Deferred Income Taxes

    Deferred income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Translation of Foreign Currencies

    Foreign denominated assets and liabilities of the Company are translated from local currencies into U.S. dollars at the exchange rates in effect at the end of the period. Revenues and expenses are translated at average exchange rates prevailing during the period. The U.S. dollar is considered to be the functional currency of the Company and its subsidiaries. Translation adjustments that arise from translation of the Company and its subsidiaries' local currency to the U.S. dollar are included in the consolidated statement of operations.

    New Accounting Pronouncements

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information."

    SFAS No. 130 establishes standards for the reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and all other nonowner changes in equity. SFAS No. 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. SFAS Nos. 130 and 131 are effective for fiscal years beginning after December 15, 1997.

    Adoption of these standards is not expected to materially impact the Company's financial position or results of operations.

(4) Advances to Konstructiva, S.A.

    On June 27, 1997, Centro Medico entered into a contract with Konstructiva, S.A. for the construction of medical premises. As of September 30, 1998, $385,260 had been advanced as payment for the project. As the project is completed, the advances will be capitalized as part of fixed assets.

                          HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(5) Fixed Assets

    Fixed assets are detailed as follows:


                                                                   Useful lives
                                                                   ------------
        Land                                    $  447,304             -
        Medical equipment                        1,933,869              3 years
        Leasehold improvements                     502,542         Life of lease
        Furniture                                   65,891           7 years
                                                                   =============
        Construction in progress                   186,352
                                                ----------
                                                 3,135,958

        Less accumulated depreciation              219,383
                                                ----------
                                                $2,916,575
                                                ==========

(6) Accrued Expenses

    Accrued expenses primarily represents social benefits, employer withholdings and income tax withholdings.


(7) Balances and Transactions with Related Parties and Stockholders

    Balances and transactions with related parties and stockholders are detailed as follows:


      Due to related parties:
         Management fees and commissions:
            Ventura Pacifica, S.A.                                    $177,650
            CAL TKCO, S.A.                                              81,139
                                                                      --------
                                                                       258,789
         Working capital advances:
            Ventura Pacifica, S.A.                                      10,000
            Jonathan Stewart                                            10,000
            CAL TKCO, S.A.                                              10,000
                                                                      --------

                                                                      $288,789
                                                                      ========

      Transactions - education - Ventura Pacifica, S.A.               $ 23,746
                                                                      ========

      Due to stockholders                                             $120,000
                                                                      ========

                          HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(7), Continued

    Included in fixed assets are assets purchased from a Company whose President and CEO is the President of Impacto, Centro Medico and Bioestermamografia and a director of CentraCan. Amounts purchased for the period March 9, 1998 to September 30, 1998 totaled approximately $340,000.

    Amounts due to related parties for management fees and commissions correspond to commissions calculated on the total income of the Company for professional fees charged for education and management assistance provided by these companies. Such fees are contractually defined. Repayment terms have not been established. The management contract with Ventura Pacifica, S.A. was terminated effective March 31, 1998.

    Amounts due to stockholders are for working capital purposes. Working capital advances are noninterest bearing.

(8) Minority Interest-Impacto Preferred Shares

    The authorized capital shares of Impacto also includes 500 shares of preferred stock with a par value of $581.43. The rights and preferences of preferred stock are established by Impacto's board of directors upon issuance. The preferred stock share preference is based on 10% participation in all Impacto's equity rights, as well as annual dividends at a rate of 10% on any profits that are distributed. At September 30, 1998, 160 shares were issued and outstanding. Such issued and outstanding preferred stock, totaling $93,029, is reflected as minority interests in the accompanying consolidated balance sheet.

(9) Common Stock Subscribed

    Centro Medico was organized and capitalized in 1996 with the issuance of 100 shares of common stock. Its shareholder, the Partnership, had not yet paid in all of the committed capital amounts. Accordingly, such amounts were contributed as the Partnership raised money. Such amounts are classified as common stock subscribed and, accordingly, as a reduction of shareholders' equity. At September 30, 1998, all such amounts were received.

(10) Commitments and Contingencies

    The Company rents certain space under various operating lease agreements. The following is a schedule by years of future minimum lease payments under noncancelable leases as of September 30, 1998:


            1999                                         $19,800
            2000                                           8,250
                                                         =======

    The Company is party to an agreement (the Agreement) with Asociacion Hospital Clinica Catolica de la Purisma Concepcion (the Clinic) which allows the Company to operate a magnetic resonance imaging equipment facility on the Clinic's property. The Agreement provides for the following:

    o Base rental amounts while the Company occupies the property.

    o Additional rental of $40,000 payable in monthly installments of $3,344. This amount increases to $60,000 annually if more than 20 exams per day are performed.

    o The payment of a 3% commission based on revenue. The commission increases to 5% when more than 20 exams per day are performed.

    o The Company agreed to add improvements to the property which will be occupied by the Clinic at the end of the Agreement.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(10), Continued

     o The Company will not compete with other medical services currently provided by the Clinic.

     In August 1998, the Agreement was renewed for an additional three-year period from the original expiration date of November 1998. An additional clause provides the Clinic with a three-month period to terminate the Agreement if the Company does not make its scheduled payments.

     Future base payments under the Agreement as of September 30, 1998 are as follows:

                1999                                          $59,800
                2000                                           59,800
                2001                                           59,800
                                                              =======

     Rent expense, including contingent rent and commissions under the Agreement for the period March 9, 1998 (date of inception) to September 30, 1998 was as follows:


                          Rental                            Commissions
                          ------                            -----------

                         $  25,600                           $  10,500
                         =========                           =========


(11) Concentration of Risk

     Credit risk is mitigated due to the fact that the Company has a diverse customer base. No one customer accounted for more than 5% of the Company's net sales in 1998.

     The Company does not have financial instruments potentially subject to concentrations of credit risk.


(12) Income Taxes

    In connection with the transaction described in note 1, Impacto and Bioestermamografia recorded their respective fixed assets at fair value which exceeded the tax basis for such assets. Accordingly, the Company recorded a deferred tax liability totaling $154,000 representing the tax effect of this temporary difference.

                         HEALTHCARE MERGER COMPANY, INC.
                                AND SUBSIDIARIES

              Notes to Consolidated Financial Statements, Continued

(12), Continued


     The Company's subsidiaries operate in Costa Rica. Accordingly, they file individual tax returns under Costa Rican tax law. In accordance with Costa Rican income tax regulations, the Company is required to file income tax returns for the 12-month period ended September 30 of each year. No tax benefit exists for any losses generated by the Costa Rican subsidiaries prior to March 31, 1998. Such losses are subject to Costa Rican tax law, which does not provide for the carryforward of such losses, except for certain types of businesses.

     According to the Law for Tax on Assets enacted in 1995, the Company is required to file an annual tax on assets return. Tax on assets is equivalent to 1% of the Company's total assets less deductions established by regulation. Amounts paid for tax on assets may be used as an income tax credit.

     Deferred income tax expense relates to the fixed assets basis difference computed at the Costa Rican income tax rate of 30%. At September 30, 1998 such temporary difference totals $570,000.


(13) Exchange of Impacto Shares

     On May 20, 1998, HMC exchanged all of its common ownership interest in its wholly-owned subsidiary, Impacto, for a 78% ownership interest in CentraCan. In this exchange, HMC received 5 million CentraCan common shares. Accordingly, the accompanying consolidated financial statements include the accounts of CentraCan for the period from May 20, 1998 through September 30, 1998. In connection with this exchange, HMC recorded a minority interest of $11,182 representing CentraCan's tangible net assets which consisted entirely of cash at May 20, 1998. This minority interest of $11,182 was completely absorbed in recognizing the equity in losses of the minority interest in CentraCan through September 30, 1998. The Company's consolidated statement of operations reflects 100% of all losses in excess of such minority interests.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                          Combined Financial Statements

                 March 30, 1998 and September 30, 1997 and 1996


                   (With Independent Auditors' Report Thereon)

                          Independent Auditors' Report


The Board of Directors and Stockholders
Impacto Internacional de Montes de Oca, S.A.
Centro Medico Los Angeles CENTRACAN, S.A.
Centro de Biopsia Esterotaxica y Mamografia, S.A.:


We have audited the accompanying combined balance sheets of Impacto Internacional de Montes de Oca, S.A., Centro Medico Los Angeles CENTRACAN, S.A., and Centro de Biopsia Esterotaxica y Mamografia, S.A. as of March 30, 1998 and September 30, 1997 and 1996, and the related combined statements of operations, changes in stockholders' equity, and cash flows for the period from October 1, 1997 to March 30, 1998 and for each of the years in the two-year period ended September 30, 1997. These combined financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the companies as of March 30, 1998 and September 30, 1997 and 1996, and the results of their operations and their cash flows for the period from October 1, 1997 to March 30, 1998 and for each of the years in the two-year period ended September 30, 1997 in conformity with United States generally accepted accounting principles.

The accompanying combined financial statements have been prepared assuming the companies will continue as going concerns. As discussed in note 2 to the combined financial statements, the companies have suffered recurring losses from operations and have a net working capital deficiency that raise substantial doubt about their ability to continue as going concerns. Management's plans in regard to this matter are also discussed in note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/  KPMG Peat Marwick
                                        -----------------------

November 27, 1998
San Jose, Costa Rica

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                             Combined Balance Sheets

                 March 30, 1998 and September 30, 1997 and 1996

                                    Assets                                    1998              1997               1996
                                                                            ----------        ----------        ----------
Current assets:
    Cash                                                                    $   72,426            24,899            46,670
    Accounts receivable                                                        124,246            62,821            38,989
    Prepaid expenses                                                             6,558                 -             8,526
                                                                            ----------        ----------        ----------
                  Total current assets                                         203,230            87,720            94,185

Advances to Konstructiva, S.A.                                                 354,257           261,056                 -
Fixed assets, net                                                            2,274,334         2,043,313         2,483,798
Other assets                                                                     9,286            22,266             6,550
                                                                            ----------        ----------        ----------

                  Total assets                                              $2,841,107         2,414,355         2,584,533
                                                                            ==========        ==========        ==========

                     Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                                           138,182           104,510            51,577
    Accrued expenses                                                            34,419            37,488            22,510
    Due to related parties                                                     289,967           302,502            20,000
                                                                            ----------        ----------        ----------
                  Total current liabilities                                    462,568           444,500            94,087

Other liabilities                                                               20,426            42,878            69,894
                                                                            ----------        ----------        ----------

                  Total liabilities                                            482,994           487,378           163,981
                                                                            ----------        ----------        ----------
Stockholders' equity:
    Impacto:
       Preferred stock, $581.43 par value.  Authorized 500 shares;
          160 shares issued and outstanding                                     93,029            93,029            93,029
       Common stock,  $66.45 par value.  Authorized,
          issued and outstanding 12,120 shares                                 805,374           805,374           805,374
       Additional paid-in capital                                            2,757,414         2,757,414         2,757,414
    Centro Medico:
       Common stock,  $6.50 par value.  Authorized,
          issued and outstanding 100 shares                                        650               650               650
       Subscription receivable - common stock                                 (481,732)       (1,446,376)       (1,973,850)
       Additional paid-in capital                                            2,927,423         2,927,423         2,927,423
    Bioestermamografia:
       Common stock,  $.0273 par value.  Authorized,
          issued and outstanding 20,000 shares                                     547               547               547
       Additional paid-in capital                                              200,899           200,899           200,899
    Accumulated deficit                                                     (3,945,491)       (3,411,983)       (2,390,934)
                                                                            ----------        ----------        ----------
                  Total stockholders' equity                                 2,358,113         1,926,977         2,420,552

Commitments and contingencies

                                                                            ----------        ----------        ----------
                  Total liabilities and stockholders' equity                $2,841,107         2,414,355         2,584,533
                                                                            ==========        ==========        ==========

See accompanying notes to combined financial statements.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                        Combined Statements of Operations

                  Period from October 1, 1997 to March 30, 1998
                   and Years ended September 30, 1997 and 1996

                                                                            1998              1997              1996
                                                                        ------------       ----------        ---------

Patient service revenue                                                 $    390,761          718,881          442,352
                                                                        ------------       ----------        ---------
Operating expenses:
    Salaries and benefits                                                    102,184          204,738          138,685
    Commissions                                                               38,799          110,604          195,530
    Professional fees                                                        183,369          191,314          158,417
    Supplies                                                                  51,577           33,469           44,737
    Management fees, education and training                                   89,930          296,365                -
    Rent                                                                      27,443           60,293           52,227
    Other general and administrative                                         110,256          194,717          204,078
    Depreciation and amortization                                            274,416          557,887          522,388
                                                                        ------------       ----------        ---------

                  Total operating expenses                                   877,974        1,649,387        1,316,062
                                                                        ------------       ----------        ---------

                  Loss from operations                                      (487,213)        (930,506)        (873,710)

Other expenses (income)                                                       24,007          (11,390)          (4,318)
Foreign currency losses (gains)                                               22,288          101,933          (62,851)
                                                                        ------------       ----------        ---------

                  Net loss                                              $   (533,508)      (1,021,049)        (806,541)
                                                                        ============       ==========        =========

See accompanying notes to combined financial statements.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

             Combined Statements of Changes in Stockholders' Equity

                    Period from October 1, 1997 to March 30, 1998
                   and Years ended September 30, 1997 and 1996

                                                            Preferred stock               Common stock
                                                       ----------------------        -----------------------
                                                        Number                        Number
                                                          of                            of
                                                        shares         Amount         shares          Amount
                                                        ------         ------         ------          ------
Impacto:
    Balance at September 30, 1995                         160         $ 93,029        12,120         $805,374
    Net loss                                                -                -             -                -
                                                          ---         --------        ------         --------
    Balance at September 30, 1996                         160           93,029        12,120          805,374

    Net loss                                                -                -             -                -
                                                          ---         --------        ------         --------
    Balance at September 30, 1997                         160           93,029        12,120          805,374

    Net loss                                                -                -             -                -
                                                          ---         --------        ------         --------

    Balance at March 30, 1998                             160         $ 93,029        12,120         $805,374
                                                          ===         ========        ======         ========

Centro Medico:
    Balance at September 30, 1995                           -                -             -                -
    Issuance of common stock                                -                -           100              650
    Subscription receivable                                 -                -             -                -
    Net loss                                                -                              -                -
                                                          ---         --------        ------         --------
    Balance at September 30, 1996                           -                -           100              650

    Receipt of common stock subscription receivable         -                -             -                -
    Net loss                                                -                              -                -
                                                          ---         --------        ------         --------
    Balance at September 30, 1997                                            -           100              650

    Receipt of common stock subscription receivable         -                -             -                -
    Net loss                                                -                -             -                -
                                                          ---         --------        ------         --------

    Balance at March 30, 1998                               -         $      -           100         $    650
                                                          ===         ========        ======         ========

Bioestermamografia:
    Balance at September 30, 1995                           -                -             -                -
    Issuance of common stock                                -                -        20,000              547
    Net loss                                                                 -             -                -
                                                          ---         --------        ------         --------
    Balance at September 30, 1996                           -                -        20,000              547

    Net loss                                                -                -             -                -
                                                          ---         --------        ------         --------
    Balance at September 30, 1997                           -                -        20,000              547

    Net loss                                                -                -             -                -
                                                          ---         --------        ------         --------

    Balance at March 30, 1998                               -         $      -        20,000         $    547
                                                          ===         ========        ======         ========

See accompanying notes to combined financial statements.

[RESTUBED TABLE FOR ABOVE

                                                       Subscription         Addi-
                                                       receivable -        tional            Accu-
                                                          common           paid-in          mulated
                                                          stock            capital          deficit
                                                          -----            -------          -------
Impacto:
    Balance at September 30, 1995                                -        2,757,414        (1,584,393)
    Net loss                                                     -               -           (539,758)
                                                        ----------        ---------       -----------
    Balance at September 30, 1996                                -        2,757,414        (2,124,151)

    Net loss                                                     -                -          (720,923)
                                                        ----------        ---------       -----------
    Balance at September 30, 1997                                -        2,757,414        (2,845,074)

    Net loss                                                     -                -         (200,652)
                                                        ----------        ---------       -----------

    Balance at March 30, 1998                                    -        2,757,414        (3,045,726)
                                                        ==========        =========       ===========

Centro Medico:
    Balance at September 30, 1995                                -                -                 -
    Issuance of common stock                                     -        2,927,423                 -
    Subscription receivable                             (1,973,850)              -                  -
    Net loss                                                    -                -           (226,364)
                                                        ----------        ---------       -----------
    Balance at September 30, 1996                       (1,973,850)       2,927,423          (226,364)

    Receipt of common stock subscription receivable        527,474                -                 -
    Net loss                                                     -                -          (200,329)
                                                        ----------        ---------       -----------
    Balance at September 30, 1997                       (1,446,376)       2,927,423          (426,693)

    Receipt of common stock subscription receivable        964,644                -                 -
    Net loss                                                     -                -          (294,603)
                                                        ----------        ---------       -----------

    Balance at March 30, 1998                             (481,732)       2,927,423          (721,296)
                                                        ==========        =========       ===========

Bioestermamografia:
    Balance at September 30, 1995                                -                -                 -
    Issuance of common stock                                     -          200,899                 -
    Net loss                                                     -                -           (40,419)
                                                        ----------        ---------       -----------
    Balance at September 30, 1996                                -          200,899           (40,419)

    Net loss                                                     -                -           (99,797)
                                                        ----------        ---------       -----------
    Balance at September 30, 1997                                -          200,899          (140,216)

    Net loss                                                     -                -           (38,253)
                                                        ----------        ---------       -----------

    Balance at March 30, 1998                                    -          200,899          (178,469)
                                                        ==========        =========       ===========
                                                                                          $(3,945,491)
                                                                                          ===========

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                        Combined Statements of Cash Flows

                  Period from October 1, 1997 to March 30, 1998
                   and Years ended September 30, 1997 and 1996

                                                                              1998            1997              1996
                                                                              ----            ----              ----
Cash flows from operating activities:
    Net loss                                                               $(533,508)      (1,021,049)         (806,541)
    Adjustments to reconcile net loss to net cash
       used in operating activities:
          Depreciation and amortization                                      274,416          557,887           522,388
          Loss (gain) on foreign currency translation                         22,288          101,933           (62,851)
          Increase (decrease) in cash due to changes in:
              Accounts receivable                                            (61,425)         (21,990)          155,711
              Prepaid expenses                                                (6,558)           7,650            (1,063)
              Other assets                                                    12,980          (15,716)           (4,310)
              Accounts payable                                                33,670           47,259            50,017
              Accrued expenses                                                (3,069)          22,150            17,198
              Other liabilities                                              (22,450)         (15,278)           67,994
                                                                           ---------       ----------        ----------

                   Net cash used in operating
                      activities                                            (283,656)        (337,143)          (61,457)
                                                                           ---------       ----------        ----------

Cash flows from investing activities:
    Purchase of fixed assets                                                (505,437)        (117,404)       (1,202,935)
    Advances to Konstructiva                                                 (93,201)        (256,529)                -
                                                                           ---------       ----------        ----------

                   Net cash used in investing
                      activities                                            (598,638)        (373,933)       (1,202,935)
                                                                           ---------       ----------        ----------

Cash flows from financing activities:
    Proceeds from common stock issued                                              -                -         1,155,669
    Receipt of common stock subscription receivable                          964,644          527,474                 -
    (Decrease) increase in due to related parties                            (12,535)         281,064            20,000
                                                                           ---------       ----------        ----------
                   Net cash provided by financing
                      activities                                             952,109          808,538         1,175,669
                                                                           ---------       ----------        ----------

Effects of exchange rate changes on cash                                     (21,988)        (119,233)          129,839
                                                                           ---------       ----------        ----------
                   Increase (decrease) in cash                                47,827          (21,771)           41,116

Cash at beginning of year                                                     24,899           46,670             5,554
                                                                           ---------       ----------        ----------

Cash at end of period                                                      $  72,726           24,899            46,670
                                                                           =========       ==========        ==========

Supplementary disclosure - the combined companies had outstanding at September 30, 1996 $1,973,850 of common stock subscribed, representing capital not yet received from a combined companies' principal shareholder, Radiation Oncology Partners L.P.

See accompanying notes to combined financial statements.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                     Notes to Combined Financial Statements

                 March 30, 1998 and September 30, 1997 and 1996



(1) Summary of Significant Accounting Policies

    Principles of Combination

    The combined financial statements include the accounts of Impacto Internacional de Montes de Oca, S.A. (Impacto), Centro Medico Los Angeles CENTRACAN, S.A. (Centro Medico) and Centro de Biopsia Esterotaxica y Mamografia, S.A. (Bioestermamografia) (collectively referred to as the Company). All significant intercompany balances and transactions have been eliminated in combination.

    Organization and Description of Business

    Impacto provides radiology and magnetic resonance imaging medical services to the local Costa Rican population.

    The shareholder of Impacto is 1994 Impact Partners, L.P., a U.S. limited partnership. 1994 Impact Partners, L.P. was formed in 1994 to finance the construction and operation of the principal operations of Impacto. The general partners of 1994 Impact Partners L.P. are Ventura Pacifica, S.A. and CAL TKCO, S.A. Ventura Pacifica, S.A. is also responsible for managing the operations of Impacto.

    Centro Medico is constructing a cancer treatment center which, when completed, will provide cancer treatment to the local Costa Rican population.

    The shareholder of Centro Medico is Radiation Oncology Partners L.P. (the Partnership), a U.S. limited partnership. The Partnership was formed in 1996 to provide financing to Centro Medico to purchase x-ray linear accelerators as well as associated treatment equipment for radiation therapy. The general partners of the Partnership are Ventura Pacifica, S.A. and CAL TKCO, S.A. Ventura Pacifica, S.A. is also responsible for managing the operations of Centro Medico.

    Bioestermamografia provides ultrasound and other imaging treatments to the local Costa Rican population.

    Bioestermamografia was formed in 1996 to finance the construction and operation of a stand-alone ultrasound, mammography and stereotactic biopsy clinic. The principal shareholders of Bioestermamografia are Ventura Pacifica, S.A. (30%), CAL TKCO, S.A. (30%) and Jonathon Stewart (30%). The facility is managed and operated by Ventura Pacifica, S.A.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                Notes to Combined Financial Statements Continued

(1), Continued

    As noted above, Ventura Pacific, S.A. and CAL TKCO, S.A. are general partners for the two U.S. limited partnerships and principal shareholders of Bioestermamografia. Ventura Pacifica, S.A. also manages all three entities in accordance with management agreements currently in place. The accompanying financial statements are presented on a combined basis because the combining entities are under common management as a result of the management agreements with Ventura Pacifica, S.A.

    Use of Estimates

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    Revenue Recognition

    Patient service revenue is reported at the estimated net realizable amounts from patients and others for health care services rendered.

    Fixed Assets

    Fixed assets are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

    Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

    The Company adopted the provisions of Financial Accounting Standards Board
    (FASB) Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Disposed of," on October 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

    Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                Notes to Combined Financial Statements Continued

(1), Continued

    Preferred Stock

    The authorized capital shares of Impacto also includes 500 shares of preferred stock with a par value of $581.43. The rights and preferences of preferred stock are established by Impacto's board of directors upon issuance. The preferred stock share preference is based on 10% participation in all Impacto's equity rights, as well as annual dividends at a rate of 10% on any profits that are distributed. At September 30, 1998 and 1997 160 shares were issued and outstanding.

    Income Taxes

    Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Translation of Foreign Currencies

    Foreign denominated assets and liabilities of the Company are translated from local currencies into U.S. dollars at the exchange rates in effect at the end of the period. Revenues and expenses are translated at average exchange rates prevailing during the period. The U.S. dollar is considered to be the functional currency of the Company. Translation adjustments that arise from translation of the Company's local currency to the U.S. dollar is included in the combined statement of operations for the applicable period.

(2) Going Concern-Liquidity

    The accompanying combined financial statements have been prepared on a going-concern basis which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. The Company's operations have not generated sufficient operating cash flows to date necessary to support operating cash flow requirements. The Company has incurred substantial losses since inception and expects that losses will continue in the foreseeable future requiring additional operating cash resources. The Company incurred a net loss for the period from October 1, 1997 to March 30, 1998 and the years ended September 30, 1997 and 1996 of $533,508, $1,021,049 and $806,541, respectively. As of
    March 30, 1998, the Company had a net working capital deficiency of $259,338.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                Notes to Combined Financial Statements Continued

 (2), Continued

    These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    In addition, under Costa Rican law, the Company is expected to maintain certain minimum equity positions which are currently not maintained. These rules have not been strictly enforced under Costa Rican law. There is no assurance that such rules will not be more closely enforced in the future.

    Management's plans for the next 12 months include the sale of additional securities under appropriate market conditions in the private sector, the successful "start-up" of cancer treatment facilities, or other business transactions which may generate sufficient resources to ensure continuation of the Company's operations. However, no assurances can be given that the Company will be successful in raising additional capital, commencing its cancer treatment facilities, or entering into other business transactions.


(3) Advances to Konstructiva, S.A.

    On June 27, 1997, Centro Medico entered into a contract with Konstructiva, S.A. for the construction of medical premises. As of March 30, 1998, $354,257 had been advanced as payment for the project. As the project is completed, the advances will be capitalized as part of fixed assets.


(4) Fixed Assets

    Fixed assets as of March 30, 1998 and September 30, 1997 and 1996 are detailed as follows:

                                                                    September 30
                                              March 30,        --------------------------
                                                1998             1997            1996          Useful lives
                                                ----             ----            ----          ------------
    Land                                     $  447,304         447,304          447,304            -
    Medical equipment                         2,225,622       1,722,895        1,653,371            5 years
    Leasehold improvements                      717,529         717,529          715,701      Life of lease
    Furniture                                    49,838          47,789           44,691           10 years
    Office equipment                              2,989           2,328               -            10 years
    Vehicles                                     39,634          39,634           25,411            3 years
                                                                                              =============
    Construction in progress                    184,422         184,422          158,021
                                             ----------       ---------        ---------
                                              3,667,338       3,161,901        3,044,499

    Less accumulated
        depreciation                          1,393,004       1,118,588          560,701
                                             ----------       ---------        ---------

                                             $2,274,334       2,043,313        2,483,798
                                             ==========       =========        =========

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                Notes to Combined Financial Statements Continued

(5) Accrued Expenses and Other Liabilities

    Accrued expenses represents social benefits, employer withholdings and income tax withholdings. Other liabilities primarily consists of long-term agreements with vendors for the purchase of equipment.


(6) Balances and Transactions with Related Parties

    Balances and transactions with related parties as of March 30, 1998 and September 30, 1997 and 1996 and for the period from October 1, 1997 to March 30, 1998 and the years ended September 30, 1997 and 1996 are detailed as follows:

                                                                           September 30
                                                        March 30,       ------------------
                                                          1998          1997           1996
                                                          ----          ----           ----
    Due to related parties:
       Commissions and fees:
          Ventura Pacifica, S.A.                        $177,650       186,242             -
          CALTKCO, S.A.                                   82,317        86,260             -
                                                        --------       -------        ------

                                                         259,967       272,502             -
                                                        --------       -------        ------

       Working capital advances:
          Ventura Pacifica, S.A.                          10,000        10,000        10,000
          Jonathan Stewart                                10,000        10,000        10,000
          CAL TKCO, S.A.                                  10,000        10,000             -
                                                        --------       -------        ------

                                                          30,000        30,000        20,000
                                                        --------       -------        ------

                                                        $289,967       302,502        20,000
                                                        ========       =======        ======


                                                      Period from
                                                       October 1,
                                                          1997              Years ended
                                                           to              September 30
                                                        March 30,      --------------------
                                                          1998          1997           1996
                                                          ----          ----           ----
    Transactions:
       Education and training expenses:
          Ventura Pacifica, S.A.                               -       132,823             -
          CAL TKCO, S.A.                                       -       136,594             -
       Management fees:
          Ventura Pacifica, S.A.                          89,930        20,211             -
          CAL TKCO, S.A.                                       -         6,737             -
                                                        --------       -------        ------

                                                        $ 89,930       296,365             -
                                                        ========       =======        ======

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                Notes to Combined Financial Statements Continued

(6), Continued

    Included in fixed assets are assets purchased from a Company whose President and CEO is the President of the Combined Companies. Amounts purchased for the period October 1, 1997 through March 30, 1998 totaled approximately $500,000.

    Amounts due to related parties are due to Ventura Pacifica, S.A. and CAL TKCO, S.A., external management companies that managed Impacto's operations pursuant to a management contract. Amounts due correspond to commissions calculated on total patient service revenue for professional fees charged for education, training and management assistance provided thereby. Such fees are contractually defined. Repayment terms have not been established. The management agreement was terminated effective March 31, 1998. Working capital advances are noninterest bearing.

    Effective March 31, 1998, Ventura Pacifica, S.A. and CAL TKCO, S.A. agreed to terminate substantially all education, training and management fees to the Company.

(7) Common Stock Subscribed

    Centro Medico was organized and capitalized in 1996 with the issuance of 100 shares of common stock. Its shareholder, the Partnership, had not yet paid in all of the committed capital amounts. Accordingly, such amounts were contributed as the Partnership raised money. Such amounts are classified as common stock subscribed and, accordingly, as a reduction of shareholders' equity. At March 30, 1998, such amounts amounted to $481,732. Such amounts were subsequently paid.

(8) Commitments and Contingencies

    The Company rents certain space under various operating lease agreements. The following is a schedule by years of future minimum lease payments under noncancelable leases as of March 30, 1998:


                         1999                    $9,800
                         2000                    18,150
                                                 ======


    The Company is party to an agreement (the Agreement) with Asociacion Hospital Clinica Catolica de la Purisma Concepcion (the Clinic) which allows the Company to operate a magnetic resonance imaging equipment facility on the Clinic's property. The Agreement provides for the following:

    o Base rental amounts while the Company occupies the property.

    o Additional rental of $40,000 payable in monthly installments of $3,344. This amount increases to $60,000 annually if more than 20 exams per day are performed.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                Notes to Combined Financial Statements Continued


(8), Continued

    o The payment of a 3% commission based on revenue. The commission increases to 5% when more than 20 exams per day are performed.

    o The Company agreed to add improvements to the property which will be occupied by the Clinic at the end of the Agreement.

    o The Company will donate certain mammography equipment to the Clinic at the end of the Agreement.

    Future base payments under the Agreement as of March 30, 1998 are as follows:

                    1999                        $59,800
                    2000                         48,250
                                                =======

    In August 1998, the Agreement was renewed for an additional three-year period from the original expiration date of November 1998. An additional clause provides the Clinic with a three-month period to terminate the Agreement if the Company does not make its scheduled payments.

    Rent expense, including contingent rent and commissions under the Agreement for the period October 1, 1997 to March 30, 1998 and the years ended September 30, 1997 and 1996 was as follows:

                                        Rental        Commissions
                                        ------        -----------

       March 30, 1998                  $22,000           9,100
       September 30, 1997               31,710          16,944
       September 30, 1996               34,810          15,071
                                       =======          ======

(9) Concentration of Risk

    Credit risk is mitigated due to the fact that the Company has a diverse customer base. No one customer accounted for more than 5% of the Company's net sales for the period October 1, 1997 to March 30, 1998 and the years ended September 30, 1997 and 1996.

    The Company does not have financial instruments potentially subject to concentrations of credit risk.

                  IMPACTO INTERNACIONAL DE MONTES DE OCA, S.A.
                    CENTRO MEDICO LOS ANGELES CENTRACAN, S.A.
                CENTRO DE BIOPSIA ESTEROTAXICA Y MAMOGRAFIA, S.A.

                Notes to Combined Financial Statements Continued

(10) Income Taxes

     In accordance with Costa Rican tax law, no future benefit is available to the Company relating to net operating losses.

     In accordance with Costa Rican income tax regulations, the Company is required to file income tax returns for the 12-month period ended September 30 of each year.

     According to the Law for Tax on Assets enacted in 1995, the individual Costa Rican entities are required to file an annual tax on assets return. Tax on assets is equivalent to 1% of the Company's total assets less deductions established by regulation. Amounts paid for tax on assets may be used as an income tax credit.


(11) Subsequent Events

     On March 31, 1998, the general and limited partners of 1994 Impact Partners, L.P. and the Partnership and the principal shareholders of Bioestermamografia exchanged their respective partnership and shareholder interests for an equivalent ownership interest in a U.S. holding company, Healthcare Merger Company, Inc. (HMC). Specifically, the respective limited and general partners of 1994 Impact Partners, L.P. and the Partnership received one share of HMC stock for each unit of partnership interest owned. The principal shareholders of Bioestermamografia received one share of HMC common stock for each share of Bioestermamografia common stock exchanged.

     The general and limited partners of 1994 Impact Partners, L.P. and the Partnership received 5 million and 7 million HMC common shares, respectively. Bioestermamografia shareholders received 200,000 HMC common shares. Accordingly, 1994 Impact Partners, L.P., and the Partnership were dissolved effective March 31, 1998. As a result of this change in ownership, Impacto and Centro Medico are wholly-owned subsidiaries of HMC; Bioestermamografia is a 90%-owned subsidiary of HMC.

     The aforementioned transaction is not reflected in the accompanying combined financial statements.

                          Unaudited Pro Forma Condensed
                        Consolidated Financial Statements

                              Basis of Presentation

The following unaudited pro forma condensed consolidated financial statements (the Pro Froma Financial Statements) gives effect to (i) the planned acquisition by CentraCan of all the outstanding shares of Centro Medico and 90% of the outstanding shares of Bioestermamografia, subsidiaries of HMC (the Acquisition), and (ii) the March 31, 1998 transaction between HMC and the Combined Companies (the "Purchase"). The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 1998 gives effect to the Acquisition and the Purchase as if they occurred on October 1, 1997. The September 30, 1998 unaudited pro forma balance sheet gives effect to the Acquisition as if it occurred at September 30, 1998.

The Purchase transaction was accounted for using the purchase method in accordance with APB16. Centro Medico, a wholly owned subsidiary of HMC was designated the accounting acquirer in accordance with SAB97. Accordingly, the pro forma condensed consolidated statement of operations for the year ended September 30, 1998 reflects the impact of recording the assets and liabilities of Impacto and Bioestermamografia at their fair value.

The Acquisition will be accounted for in accordance with Financial Accounting Technical Bulletin No. 85-5 (FTB85-5). The provisions of FTB85-5 apply as the exchange of 7 million Common Shares between HMC and CentraCan will not involve the minority shareholders of CentraCan. Accordingly, the exchange is deemed to be between companies under common control and, the Acquisition will be accounted for reflecting the existing carrying amounts of the assets and liabilities of Centro Medico and Bioestermamografia.

The Pro Forma Financial Statements do not purport to represent what CentraCan's financial position or results of operations would actually have been if such transactions, in fact, had occurred on those dates and are not necessarily representative of CentraCan's financial position or results of operations for any future period.

The Pro Forma Financial Statements should be read in conjunction with the CentraCan, Inc. and Healthcare Merger Company, Inc.'s consolidated financial statements and notes thereto included elsewhere in the document.

                   Unaudited Pro Forma Condensed Consolidated
                             Statement of Operations

                          Year ended September 30, 1998

                                                                              Healthcare          Pro
                                                                                Merger           Forma
                                                            CentraCan,         Company,        Acquisi-              Pro Forma
                                                               Inc.            Inc. (1)          tion              Consolidated
                                                               ----            --------          ----              ------------
Patient revenues                                          $  599,239           152,813                                752,052
                                                          ----------          --------         ---------            ---------

Operating expenses:
    General and administrative
       expenses                                              536,147           763,631                              1,299,778
Depreciation and amortization                                461,467            47,731           (45,250) (2)         463,948
                                                          ----------          --------         ---------           ----------
                  Total operating expenses                   997,614           811,362                              1,763,726
                                                          ----------          --------         ---------           ----------

                  Operating loss                            (398,375)         (658,549)          (45,250)          (1,011,674)
                                                          ----------          --------         ---------           ----------

Other income (expense)                                       (20,981)             (228)                               (21,209)
Foreign currency gains                                        30,585             2,021                                 32,606
                                                          ----------          --------         ---------           ----------
                  Loss before income taxes                  (388,771)         (656,756)          (45,250)          (1,000,277)

Income tax expense                                            12,400            17,000           (12,400) (3)          17,000
                                                          ----------          --------         ---------           ----------

                  Net loss                                $ (401,171)         (673,756)          (57,650)          (1,017,277)
                                                          ==========          ========         =========           ==========


Loss per common share -- basic and diluted                                                                        $      (.07)
                                                                                                                  ===========

Common shares outstanding -- basic and
    diluted                                                                                                        13,600,000
                                                                                                                  ===========


See Footnotes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.

                   Footnotes to Unaudited Pro Forma Condensed
                      Consolidated Statement of Operations


(1) CentraCan, Inc.'s condensed consolidated statement of operations data includes the operating results of Impacto for the year ended September 30, 1998. The pro forma information representing HMC shows the operating results for HMC's two subsidiaries, Centro Medico and Bioestermamografia. A summary of these results for Centro Medico and Bioestermamografia is as follows:

                                                                  Period            Period
                                                                   from              from
                                                                October 1,         March 31,
                                                                   1997              1998
                                                                  through           through
                                                                 March 30,       September 30,
                                                                   1998              1998           Total
                                                                   ----              ----           -----
           Patient revenues                                    $    80,975            71,838         152,813
           Operating expenses:
               General and administrative                          346,457           417,174         763,631
               Depreciation and amortization                        23,856            23,875          47,731
                                                               -----------       -----------     -----------
                             Operating loss                       (289,338)         (369,211)       (658,549)

           Other income (expense)                                     (360)              132            (228)
           Foreign currency gains (losses)                         (43,158)           45,179           2,021
                                                               -----------       -----------     -----------
                             Loss before income
                                tax expense                       (332,856)         (323,900)       (656,756)

           Income tax expense                                         -               17,000          17,000
                                                               -----------       -----------     -----------

                             Net loss                          $   332,856           340,900         673,756
                                                               ===========       ===========     ===========

(2) Reflects depreciation expense adjustment relating to revaluation of Impacto's fixed assets in connection with the Purchase.

(3) Eliminates income tax expense relating to Impacto's basis adjustment. Such amounts are reflected in HMC's consolidated tax expense.

                          Unaudited Pro Forma Condensed
                           Consolidated Balance Sheet

                               September 30, 1998

                                                                                                Pro Forma
                                                                             Healthcare          Acquisi-
                                                                               Merger              tion
                                                           CentraCan,         Company,            Adjust-             Pro Forma
                        Assets                                Inc.              Inc.               ments             Consolidated
                                                              ----            --------           --------           ------------
Current assets:
    Cash and cash equivalents                              $     40,144           48,730         (40,144) (A)           48,730
    Accounts receivable, net                                     59,754           83,185         (59,754) (A)           83,185
    Prepaid expenses                                             15,754           20,626         (15,754) (A)           20,626
    Due from related parties                                     35,269             --           (35,269) (A)             --
                                                           ------------    -------------     -----------            ----------
                  Total current assets                          150,921          152,541        (150,921)              152,541

Advances to Konstructiva, S.A.                                     --            385,260            --                 385,260
Plant, property and equipment, net                            1,125,096        2,916,575      (1,125,096) (A)        2,916,575
Other assets                                                      4,206           12,500          (4,206) (A)           12,500
                                                           ------------    -------------     -----------            ----------
                  Total assets                             $  1,280,223        3,466,876      (1,280,223)            3,466,876
                                                           ============    =============     ===========            ==========

     Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                            105,241          117,986        (105,421) (A)          117,986
    Accrued expenses                                             23,654           52,680         (23,654) (A)           52,680
    Due to related parties                                      219,121          288,789        (219,121) (A)          288,789
    Due to stockholders                                              -           120,000            --    (A)          120,000
                                                           ------------    -------------     -----------            ----------
                  Total current liabilities                     348,196          579,455        (348,196)              579,455

Deferred income taxes                                           156,400          171,000        (156,400) (A)          171,000
Other long-term liabilities                                      13,500           13,500         (13,500) (A)           13,500
Minority interest                                                  --             93,029            --                  93,029
                                                           ------------    -------------     -----------            ----------
                  Total liabilities                             518,096          856,984        (518,096)              856,984
                                                           ------------    -------------     -----------            ----------

Stockholders' equity:
    Preferred stock                                              93,029             --           (93,029)                 --
    Common stock                                                  6,400              650           6,550  (B)           13,600
    Additional paid-in capital                                  863,217        3,828,817      (1,895,223) (A)        2,796,811
    Accumulated deficit                                        (200,519)      (1,219,575)      1,219,575  (A)         (200,519)
                                                           ------------    -------------     -----------            ----------
                  Total stockholders' equity                    762,127        2,609,892        (762,127)            2,609,892
                                                           ------------    -------------     -----------            ----------
                  Total liabilities and
                     stockholders' equity                  $  1,280,223        3,466,876      (1,280,223)            3,466,876
                                                           ============    =============     ===========            ==========


See Footnotes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

                   Footnotes to Unaudited Pro Forma Condensed
                           Consolidated Balance Sheet



A) Reflects the elimination of the CentraCan, Inc.'s September 30, 1998 consolidated accounts which are included in the Healthcare Merger Company, Inc.'s September 30, 1998 consolidated financial statements.

B) Reflects the issuance of 7,200,000 common shares in exchange for all of the outstanding shares of Centro Medico and 90% of Bioestermamografia.

C) Reflects the elimination of the preferred stock in connection with preferred shares issued by Impacto.

                                                                         ANNEX I


                            ASSET PURCHASE AGREEMENT


         Agreement entered into as of February 20, 1998 by and among HMC Acquisition Corp., a Nevada corporation ("Acquisition Sub"), CentraCan Supplements Corp., a Florida corporation which owns all the issued and outstanding shares of capital stock of Acquisition Sub ("CentraCan"), and Healthcare Merger Company, Inc., a Nevada corporation ("Healthcare"). Acquisition Sub, CentraCan and Healthcare are referred to collectively herein as the "Parties."

         This Agreement contemplates a tax-free reorganization pursuant to Code Sec. 368(a)(1)(C). CentraCan proposes to acquire, through Acquisition Sub, substantially all the properties and assets and the entire business and good will of Healthcare in exchange for voting common stock, par value $.0001 per share, of CentraCan, and the assumption by Acquisition Sub of certain obligations and liabilities of Healthcare as hereinafter provided, and Healthcare desires to effect such exchange and thereafter to dissolve and completely liquidate.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

         "Acquisition Sub" has the meaning set forth in the preface above.

         "Affiliate" has the meaning set forth in Rule of the regulations promulgated under the Securities Exchange Act.

         "CentraCan" has the meaning set forth in the preface above.

         "CentraCan Share" means any share of the Common Stock, $.0001 par value per share, of CentraCan.

         "Closing" has the meaning set forth in Section 2 below.

         "Confidential Information" means any information concerning the businesses and affairs of Healthcare and its Subsidiaries that is not already generally available to the public.

         "Disclosure Schedule" has the meaning set forth in  Section 3 below.

         "Dissenting Share" means any Healthcare Share which any stockholder who or which has exercised his or its appraisal rights under the Nevada General Corporation Law holds of record.

         "Florida General Corporation Law" means the General Corporation Law of the State of Florida, as amended.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Healthcare" has the meaning set forth in the preface above.

         "IRS" means the Internal Revenue Service.

         "Knowledge" means actual knowledge without independent investigation.

         "Merger" has the meaning set forth in Section 2(a) below.

         "Most Recent Fiscal Quarter End" has the meaning set forth in Section 3(f) below.

         "Nevada General Corporation Law" means the General Corporation Law of the State of Nevada, as amended.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prospectus" means the final prospectus relating to the registration of CentraCan Shares under the Securities Act.

         "Public Report" has the meaning set forth in  Section 3(e) below.

         "Registration Statement" has the meaning set forth in Section 5(c)(i) below.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, material, men's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Healthcare Share" means any share of the Common Stock, $_____ par value per share, of Healthcare.

         "Healthcare Stockholder" means any Person who or which holds any Healthcare Shares.

2. Basic Transaction.

         (a) Agreement to Sell and Assume. On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement, Healthcare shall sell, assign, transfer, and convey as a going concern to Acquisition Sub at the Closing all properties and assets of Healthcare at the date of the Closing of every kind and nature whatsoever, including the names, trademarks, contractual rights, books and records (other than stock ledgers and stock transfer books), business, and good will of Healthcare; and, in consideration therefor, Acquisition Sub shall:

                  (i) Deliver at the Closing to Healthcare a certificate registered in its name for 12,200,000 shares of CentraCan Common Stock and

                  (ii) Assume at the Closing all obligations and liabilities of Healthcare as are in conformity with the representations and warranties of Healthcare except (A) any tax or other obligation or liability, including any appraisal or dissenters' rights obligations, arising out of or based upon the transactions contemplated by this Agreement or incurred by Healthcare by reason of the preparation of this Agreement, and (B) any obligation or liability under any contract, agreement, instrument, lease, license, understanding, or arrangement which is assigned by Healthcare to Acquisition Sub (I) if failure to obtain a required consent to assignment by Healthcare to Acquisition Sub deprives CentraCan or Acquisition Sub of the enjoyment of any of Healthcare's rights thereunder, (II) if such contract, agreement, instrument, lease, license, understanding, or arrangement is not assigned by Healthcare to Acquisition Sub in compliance with the provisions of this Agreement or otherwise, or (III) if a party is in default thereunder.

         (b) No Implied Assumption. Except as set forth in Section 2(a)(ii), neither CentraCan nor Acquisition Sub shall assume or be responsible for any obligation or liability of Healthcare of any nature, accrued or contingent.

         (c) Third Party Possession. With respect to any properties or assets sold hereunder that cannot be physically delivered to Acquisition Sub because they are in the possession of third parties, or otherwise, Healthcare shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to CentraCan, that all right, title, and interest therein have been vested in Acquisition Sub and that the same are to be held for Acquisition Sub's exclusive use and benefit.

         (d) Absence of Required Consent. To the extent that the assignment by Healthcare to Acquisition Sub of any contract, agreement, instrument, lease, license, understanding, or arrangement to be assigned to Acquisition Sub hereunder shall require the consent of a party other than Healthcare which has not been obtained by the Closing and if CentraCan and Acquisition Sub shall nevertheless elect to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such consent would constitute a breach thereof unless CentraCan before, at, or after the Closing elects in a writing delivered to Healthcare, specifically identifying such absent consent, to waive such consent. Nothing in this Section 2(d) regarding such non-assignment or such election shall limit any rights CentraCan or Acquisition Sub may have against Healthcare or any Stockholder as a result of the failure to obtain such consent.

                  (e) Closing. The closing of the transactions contemplated by Sections 2(a)(i) and 2(a)(ii) shall take place at the offices of CentraCan at 4255 Route 9, Suite D, in Freehold, New Jersey, at 10:00 A.M., local time on or before March 31, 1998, upon satisfaction or waiver of the conditions precedent to closing provided for in this Agreement. The closing may occur at such different place, such different time, or such different date or a combination thereof as CentraCan and Healthcare agree in writing. The closing of the transactions contemplated by Sections 2(a)(i) and 2(a)(ii) is herein called the "Closing." If the Closing shall not take place by September 30, 1998, then the parties not at fault shall, in addition to all other rights and remedies available at law or in equity against the defaulting parties, have the right to cancel and terminate this Agreement.

         (f) Transactions at Closing. The following transactions shall take place at the Closing:

         (i) Healthcare shall deliver to Acquisition Sub all such warranty deeds in form for recording, bills of sale, assignments, evidences of consent, certificates representing all the outstanding shares of capital stock of the Subsidiaries and certificates representing all other securities (in each case duly endorsed in blank or accompanied by stock or other powers duly endorsed in blank, with signatures guaranteed by a commercial bank located in the City of New York or a member firm of the New York Stock Exchange, Inc., and with all stock transfer and any other required documentary stamps affixed thereto), and other instruments or documents as in the opinion of counsel to CentraCan may be necessary or desirable to evidence or perfect the sale, assignment, transfer, and conveyance of good and marketable title in fee simple absolute to all real properties and of good title to all other properties and assets to be sold to Acquisition Sub by Healthcare hereunder, in each case free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except such as are being assumed by Acquisition Sub pursuant to this Agreement). Healthcare shall also deliver to Acquisition Sub all books and records of Healthcare (except stock ledgers and stock transfer books, which shall always be available for inspection by CentraCan and Acquisition Sub); provided, however, that Healthcare and its officers, employees, counsel, and agents shall be afforded free and full access to its tax and accounting records relating to periods prior to the Closing and shall be permitted to make extracts from and copies of such records.

         (ii) Acquisition Sub shall deliver to Healthcare a certificate registered in its name for 12,200,00 shares of CentraCan Common Stock.

         (iii) Acquisition Sub shall deliver to Healthcare an instrument of assumption of the obligations and liabilities of Healthcare which Acquisition Sub has agreed to assume pursuant to Section 2(a)(ii), in form and substance satisfactory to Healthcare. In addition, Acquisition Sub shall deliver a specific instrument of assumption of any contractual obligation of Healthcare which Acquisition Sub has agreed to assume pursuant to Section 2(a)(ii) if a party thereto (other than Healthcare) shall condition the assignment thereof to Acquisition Sub on receipt of such specific instrument.

         (g) Liquidation; Covenant to Register. CentraCan agrees that it will cause to become effective as promptly as practicable after the Closing a Registration Statement in respect of the 12,200,000 shares of CentraCan Common Stock received by Healthcare under the Securities Act of 1933 and applicable state securities laws. Within ten days after the Registration Statement becomes effective, Healthcare will distribute in liquidation such shares and the rights of Healthcare under this Agreement.

         (h) Indemnification. Healthcare agrees to indemnify and hold harmless the acquisition Sub and CentraCan against any and all losses, liabilities, damages, and expenses whatsoever (which shall include for all purposes of this Section 2(h), but not be limited to counsel fees and any and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (A) (i) any breach of any representation, warranty, covenant, or agreement of Healthcare contained in this Agreement, (ii) any obligation or liability of any nature, accrued or contingent, not assumed by CentraCan or Acquisition Sub in accordance with
Section 2.01(a)(ii) or (iii) the waiver by CentraCan of compliance by Healthcare with the provisions of applicable bulk sales laws; and (B) if the Closing takes place, any act, alleged act, omission, or alleged omission occurring at or prior to the Closing (including without limitation any which arise out of, are based upon, or are in connection with any of the transactions contemplated hereby). The foregoing agreement to indemnify shall be in addition to any liability Healthcare may otherwise have, including liabilities arising under this Agreement.

         (i) Composition of CentraCan Board; Officers. At Closing, the Board of Directors of CentraCan shall appoint a number of designees of Healthcare to vacancies on CentraCan's Board of Directors so that such designees shall constitute a majority of the whole Board of Directors of CentraCan. The terms of the directors and officers of Acquisition Sub in office at and as of the Closing will expire and CentraCan as the sole shareholder of Acquisition Sub will cause to be elected as successors to such directors and officers the designees of Healthcare.

         (j) Change of Name. Upon or promptly after the Closing, CentraCan will cause its Certificate of Incorporation to be amended to change its corporate name to CentraCan Corp."

3. Representations and Warranties of Healthcare.

         Healthcare represents and warrants to Acquisition Sub and to CentraCan that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

         (a) Organization, Qualification, and Corporate Power. Healthcare is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Healthcare has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Capitalization. The entire authorized capital stock of Healthcare consists of 12,200,00 Healthcare Shares, all of which are issued and outstanding. All of the issued and outstanding Healthcare Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Healthcare to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Healthcare.

         (c) Authorization of Transaction. Healthcare has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Healthcare cannot consummate the Merger unless and until it receives the Requisite Healthcare Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Healthcare, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. To the Knowledge of any director or officer of Healthcare, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of Healthcare and its Subsidiaries is subject or any provision of the charter or bylaws of any of Healthcare and its Subsidiaries or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Healthcare and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). To the Knowledge of any director or officer of Healthcare, and other than in connection with the Nevada General Corporation Law, the Securities Act and state securities laws, Healthcare is not required to make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Financial Statements. The financial statements delivered by Healthcare to CentraCan (the "Healthcare Financial Statements") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of Healthcare and its Subsidiaries as of the indicated dates and the results of operations of Healthcare and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

         (f) Subsequent Events. Since the most recent quarter end covered by the Healthcare Financial Statements, there has not been any material adverse change in the financial condition of Healthcare and its Subsidiaries taken as a whole.

         (g) Brokers' Fees. Healthcare does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4. Representations and Warranties of Acquisition Sub and CentraCan. Each of Acquisition Sub and CentraCan represents and warrants to Healthcare that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ss.4.

         (a) Organization. Each of Acquisition Sub and CentraCan is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Capitalization. The entire authorized capital stock of CentraCan consists of 50,000,000 CentraCan Shares, of which 1,400,000 CentraCan Shares are issued and outstanding and none are held in treasury. All of the CentraCan Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. All of the issued and outstanding shares of capital stock of Acquisition Sub are owned by CentraCan

         (c) Authorization of Transaction. Each of Acquisition Sub and CentraCan has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Acquisition Sub and CentraCan, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Acquisition Sub or CentraCan is subject or any provision of the charter or bylaws of CentraCan or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Acquisition Sub or CentraCan is a party or by which either of them is bound or to which any of the assets of either of them is subject. Other than in connection with the provisions of the Nevada General Corporation Law, the Securities Act and state securities laws, neither Acquisition Sub nor CentraCan is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. Neither Acquisition Sub nor CentraCan has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Healthcare and its Subsidiaries could become liable or obligated.

         (g) Disclosure. The issue and sale of the CentraCan Shares pursuant to this agreement will not contravene the provisions of Section 5 of the Securities Act of 1933 or the registration provisions of any applicable state securities laws. The information furnished by CentraCan to Healthcare in connection with Healthcare's evaluation of its acquisition of CentraCan Shares pursuant to this Agreement, and the Registration Statement to be filed by CentraCan after the Closing covering the CentraCan Shares, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. Healthcare will give any notices to third parties, and will use its reasonable efforts to obtain any third party consents, that CentraCan reasonably may request in connection with the matters referred to in ss.3(d) above. Notwithstanding the foregoing, Acquisition Sub and CentraCan hereby waive compliance by Healthcare with all applicable "bilk sales" laws.

         (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(d) and Section 4(d) above.

         (d) Securities Act and State Securities Laws. CentraCan will, and will cause Acquisition Sub to, prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of CentraCan Shares to be distributed to healthcare shareholders (the "Registration Statement"). CentraCan will use its reasonable efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary or advisable. Healthcare represents that it is acquiring the CentraCan Shares for investment and not with a view toward the resale or distribution thereof in contravention of Section 5 of the Securities Act of 1933 or applicable state securities laws and agrees that the certificate evidencing such shares shall bear a legend to such effect. Healthcare further agrees that it will not distribute such shares in complete liquidation unless a registration statement under the Securities Act of 1933 and any applicable state securities laws is in effect. Healthcare further represents that the decision of its stockholders to authorize the transactions contemplated by this agreement was made by not more than __ shareholders owning in the aggregate not less than _% of the outstanding healthcare shares, acting by written consent, without prior notice to, consent from or solicitation of any other shareholder of Healthcare or any other person.

         (e) Operation of Business. Healthcare will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                  (i) Healthcare will not authorize or effect any change in its charter or bylaws;

                  (ii) Healthcare will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                  (iii) Healthcare will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock outside the Ordinary Course of Business;

                  (iv) Healthcare will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (v) Healthcare will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                  (vi) Healthcare will not make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                  (vii) Healthcare will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                  (viii) Healthcare will not commit to any of the foregoing.

         (g) Full Access. Healthcare will permit representatives of Acquisition Sub and CentraCan to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Healthcare, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to Healthcare. CentraCan will treat and hold as such any Confidential Information it receives from any of Healthcare in the course of the reviews contemplated by this Section 5(g), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to Healthcare all tangible embodiments (and all copies) thereof which are in its possession.

         (h) Notice of Developments. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(h), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (i) Exclusivity. Healthcare will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Healthcare (including any acquisition structured as a merger, consolidation, or share exchange).

6. Conditions to Obligation to Close.

         (a) Conditions to Obligations of Acquisition Sub and CentraCan. The obligations of Acquisition Sub and CentraCan to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

                  (i) the number of Dissenting Shares shall not exceed 10% of the number of outstanding Healthcare Shares;

                  (ii) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iii) Healthcare shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iv) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (v) Healthcare shall have delivered to Acquisition Sub and CentraCan a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

                  (vi) this Agreement and the Merger shall have received the Requisite Healthcare Stockholder Approval;

                  (vii) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(d), and Section 4(d) above;

                  (viii) Acquisition Sub and CentraCan shall have received from counsel to Healthcare an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Acquisition Sub and CentraCan, and dated as of the Closing Date; and

                  (ix) all actions to be taken by Healthcare in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Acquisition Sub and CentraCan.

Acquisition Sub and CentraCan may waive any condition specified in this Section 6(a) if each of them executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of Healthcare. The obligation of Healthcare to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Each of Acquisition Sub and CentraCan shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                  (iv) Each of Acquisition Sub and CentraCan shall have delivered to Healthcare a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                  (v) the Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies referred to in ss.3(d) and Section 4(d) above;

                  (vi) Healthcare shall have received from counsel to Acquisition Sub and CentraCan an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Healthcare, and dated as of the Closing Date; and

                  (vii) all actions to be taken by Acquisition Sub or CentraCan in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Healthcare.

Healthcare may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

7. Termination of Agreement.

         CentraCan or Healthcare may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                  (i) CentraCan and Healthcare may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (ii) CentraCan may terminate this Agreement by giving written notice to Healthcare at any time prior to the Effective Time in the event Healthcare has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, CentraCan has notified Healthcare of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

                  (iii) Healthcare may terminate this Agreement by giving written notice to Acquisition Sub and CentraCan at any time prior to the Effective Time in the event Acquisition Sub or CentraCan has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Healthcare has notified Acquisition Sub and CentraCan of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach;

                  (iv) Either Healthcare or CentraCan may terminate this Agreement by giving written notice to the other if the Closing has not occurred by September 30, 1998 notwithstanding the best good faith efforts of the terminating party.

8. Miscellaneous.

         (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in Section 2 above concerning issuance of CentraCan Shares and the provisions in Section 5(i) above concerning indemnification will survive the Effective Time.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure).

         (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (i) the provisions in ss.2 above concerning issuance of CentraCan Shares and are intended for the benefit of Healthcare Stockholders and (ii) the provisions in Section 5(i) above concerning and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Healthcare:

         In Care of Richard Wm. Talley
         19200 Von Karman, Suite 850
         Irvine, California 92612

         If to Acquisition Sub or CentraCan:

         CentraCan Supplements Corp.
         4255 Route 9, Suite D
         Freehold, New Jersey 07728

         Copy to:

         Snow Becker Krauss, P.C.
         605 Third Avenue, 25th Floor
         New York, New York 10158-0125

         Attention of Charles Snow, Esq,

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         (j) Amendments and Waivers. The Parties may amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Nevada and Florida General Corporation Laws. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                            HEALTHCARE MERGER COMPANY, INC.

                                            By: /s/ Richard Wm. Talley
                                            --------------------------------
                                                    Richard Wm. Talley
                                            Title: Chairman

                                            HMC ACQUISITION CORP.

                                            By: /s/ Sean P. O'Connor
                                            --------------------------------
                                                    Sean P. O'Connor
                                            Title: Chairman

                                            CENTRACAN INCORPORATED

                                            By: /s/ Sean P. O'Connor
                                            --------------------------------
                                                    Sean P. O'Connor
                                            Title: Chairman

                                                                        ANNEX II

AMENDMENT NO. 1 (the "Amendment"), dated as of May 20, 1998 to Asset Purchase Agreement (the "Agreement") entered into as of February 20, 1998, by and among HMC Acquisition Corp., a Nevada corporation ("Acquisition Sub"), Premier Supplements Corp., a Florida corporation ("Premier"), and Healthcare Merger Company, Inc., a Nevada corporation ("Healthcare") (collectively, the "Parties"). Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

                                    RECITALS

A. The Parties have determined that it is in their best interest, and in the best interest of their respective shareholders, to amend the Agreement as sct forth herein.

B. It is intended that the Transaction (as defined below) shall be consist of two separate transactions, the first of which (the "NM Acquisition") shall be consummated contemporaneously with the execution and delivery of this Amendment, and the second of which (the "Remaining Acquisition") shall be consummated following the occurrence of certain events stated below.

C. It is further intended that contemporaneous with the MRI Acquisition, the day-to-day management of Premier shall be assumed by the management personnel of Healthcare.

D. Any conflict between this Amendment and the Agreement shall be resolved in favor of this Amendment.

Now therefore, in consideration of the premises and mutual promises set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.      The foregoing Recitals are true and correct and are incorporated herein.

2. Section 1 of the Agreement is amended to delete definitions of all terms not used elsewhere in the Agreement or in this Amendment (including but not limited to "Merger), and to add the following definition:

        "Healthcare Subsidiary" shall mean any one (and Healthcare Subsidiaries shall mean all) of the following: 1994 Impact Partners L.P., a California Limited Partnership, a Costa Rican corporation; Bimester-mammography, S.A., a Costa Rican corporation; and Radiation Oncology Partners, a California Limited Partnership.

3.      Section 2 of the Agreement is amended to read as follows:

2.       Basic Transaction

          (a) The ADU Acquisition. On the basis of the representations and warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions of this Agreement, and contemporaneously herewith, Healthcare shall sell, assign, transfer and convey to Acquisition Sub all of the rights, title and interest to the Healthcare Subsidiary known as 1994 Impact Partners L.P., a California Limited Partnership, a Costa Rican corporation ("Impact'), along with the ongoing operations and all assets thereof, such that Impact shall become a wholly-owned subsidiary of Acquisition Sub contemporaneous herewith, which shall constitute the First Closing, all as are more particularly described in Section 6, below.

          (b) The Remaining Acquisition. On the basis of the representations and warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions of this Agreement, 'including but not limited to the conditions described in Section 5(d) below, Healthcare shall sell, assign, transfer and convey to Acquisition Sub all of the rights, title and interest to the remaining Healthcare Subsidiaries, along with the ongoing operations and all assets thereof, such that those Subsidiaries shall become wholly-owned subsidiaries of Acquisition Sub following the Second Closing (as hereinafter defined); the foregoing shall constitute the "Remaining Acquisition."

          (c) Consideration. In consideration of the NM Acquisition and the Remaining Acquisition, at the First Closing, Premier shall issue in the name of Healthcare 5 million shares of Premier Common Stock (the "First Shares").

          (d) Third Party Possession. With respect to any properties or assets of any of the Subsidiaries that cannot be physically delivered to the acquisition Sub because they are in the possession of third parties, or otherwise, Healthcare and each applicable Healthcare Subsidiary, shall give irrevocable instructions to the party in possession thereof, if such be the case, with copies to Premier, that all right, title, and interest therein have been vested in Acquisition Sub and that the same are to be held for Acquisition Sub's exclusive use and benefit, and for the benefit of its wholly-owned Subsidiaries.

          (e) Absence of Required Convent. To the extent that any of the transactions contemplated hereby shall require the consent of any party other than Healthcare or the Healthcare Stockholders that has not been obtained by the First Closing or by the Second Closing, as applicable, and if Premier and Acquisition Sub shall nevertheless elect to consummate the transactions contemplated hereby, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer without such consent would constitute a breach of the subsequent of counsel, unless Premier, before or at the First Closing or Second Closing, as applicable, elects to waive such consent, which election shall be in writing delivered to Healthcare, specifically identifying such absent consent. Nothing in this Section 2(e) shall limit any rights Premier or Acquisition Sub may have against Healthcare or any of the Healthcare Stockholders as a result of failure to obtain such consent.

          (f)  Closings.

               (A) The First Closing shall take place contemporaneously herewith, and may be deemed to have occurred with the transfer of facsimile signatures on this document and other accompanying documents pertaining hereto, if any.

               (B) The Second Closing shall take place at such location and at such time as the Parties shall agree, on or before March 31, 1999 (unless extended by agreement among the Parties), upon satisfaction or waiver of the conditions precedent to the Second Closing provided for in this Agreement. If the Second Closing shall not take place by March 31, 1999, then the party or parties not at fault shall have the right to cancel and terminate this Agreement and the transactions contemplated hereby, in addition to all other rights and remedies available at law or in equity against the defaulting party or parties; provided, However, that if the Second Closing does not occur by March 31, 1999 (or such other date to which this may be extended by agreement among the Parties), then the further actions described in Section 5(k) shall occur.

          (g) Transactions at Closings. The following transactions shall take place at the First Closing and the Second Closing, respectively.

               (A)  At or prior to the First Closing,

                    (i) Healthcare shall deliver to Premier and Acquisition Sub certificates representing all of the outstanding capital stock of Impact, and such other instruments or documents as may be deemed necessary or desirable by counsel to Premier in order to convey Impact and all of its ongoing operations and assets, to Acquisition Sub, along with all books and records of Impact; provided, however, that Healthcare and its officers, employees, counsel, and agents shall be afforded reasonable access to Impact's tax and accounting records relating to periods prior to the First Closing and shall be permitted to make extracts from and copies of such records; and

                    (ii) Acquisition Sub will cause to be delivered to
                         Healthcare a certificate representing the First Shares of Premier Common Stock registered in the name of Healthcare, which shares shall bear the voting restrictions and transfer restrictions set forth in Section S hereof; and

                   (iii) The Board of Directors of Premier and Acquisition Sub
                         shall take such steps as are necessary to cause the addition to the Board of Directors of Premier (and Acquisition Sub, as appropriate) of the following W.F.O. Rosenmiller; Carlos Camacho; Richard Wm. Talley; and John C. Gullesserian; and

                    (iv) The articles of incorporation of Premier shall have
                         been amended to change its name to "CentraCan Incorporated."

               (B)  At the Second Closing,

                    (i) Healthcare shall deliver to Premier and Acquisition Sub certificates representing all of the outstanding capital stock of the remaining Healthcare Subsidiaries, and such other instruments or documents as may be deemed necessary or desirable by counsel to Premier in order to convey the remaining Healthcare Subsidiaries, and all of their respective ongoing operations and assets, to Acquisition Sub, along with all books and records of the remaining Healthcare Subsidiaries; provided, however, that Healthcare and its officers, employees, counsel, and agents shall be afforded reasonable access to the remaining Healthcare Subsidiaries' tax and accounting records relating to periods prior to the Second Closing and shall be permitted to make extracts from and copies of such records;

                    (ii) The Acquisition Sub will cause to be delivered to

                         Healthcare a certificate representing 7,200,000 shares (the "Second Shares") of Premiere Common Stock registered in the name of Healthcare; and

                   (iii) Any and all members of the Board of Directors of
                         Premier and/or Acquisition Sub, and any and all officers of Premier and/or Acquisition Sub, that had held such office prior to the First Closing shall resign.

               (h) Liquidation; Covenant to Register. Premier and Healthcare each agree to use their best efforts to cause to become effective as soon after the First Closing as possible a Registration Statement under the Securities Act and under applicable state securities laws, in respect of the 12,200,000 shares of Premier Common Stock registered in the name of Healthcare, and such other matters as may be deemed by legal counsel to Premier to require registration under the Securities Act. Healthcare agrees to use its best efforts to assist in the preparation and filing of the Registration Statement, and to use its best efforts to cause the Registration Statement to be declared effective as quickly as practicable. Within ten business days following the effective date of the Registration Statement, Healthcare will distribute in complete liquidation such shares to the Healthcare Stockholders.

               (i) Indemnification. Healthcare agrees to indemnify and hold harmless Premier and Acquisition Sub from and against any and all losses, liabilities, damages, and expenses whatsoever (which shall include for all purposes of this Section 2(h), but not be limited to, counsel fees and any and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation, whether commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (A)(i) any breach of any representation, warranty, covenant, or agreement of Healthcare and/or any Healthcare Subsidiary contained in this Agreement; (ii) any obligation or liability of any nature, accrued or contingent not transferred to Premier or Acquisition Sub for any reason; or (iii) the waiver by Premier of compliance by Healthcare with the provisions of applicable bulk sales laws; and (B) any act, alleged act, omission, or alleged omission occurring at or prior to each of the First Closing and Second Closing, as the case may be (including without limitation any that arise out of, are based upon, or are in connection with, any of the transactions contemplated hereby); and (C) any act, alleged act, omissions, or alleged omission relating to the management of Premier and its Subsidiaries by the nominees and representatives of Healthcare and/or the Healthcare Subsidiaries from the First Closing through the earlier of the Second Closing or the termination of this Agreement (without limiting the generality of any of the foregoing). Healthcare and Premier represent that this transaction has been approved by their respective Board of Directors.

          8.   Section 3 of the Agreement is amended as follows:

               (a) All references to Healthcare shall be amended to include each of the Healthcare Subsidiaries (unless the context clearly indicates otherwise).

               (b) All references to the Closing Date shall refer to each and both of the dates of the First Closing and the Second Closing.

               (c) Section 3(b) is amended to include the following provisions at the end thereof:

                    The authorized capital stock and/or partnership interests of each of the Healthcare Subsidiaries is as follows: (i) Impact has 5.0 million shares of which the following is issued and outstanding (ii) Radiate Oncology Partners has
                    7.0 million shares of which the following is issued and outstanding and (iii) Bioestermmnografla, S.A. has 200,000 shares of which the following is issued and outstanding. All of the issued and outstanding capital stock and/or partnership interests of the Healthcare Subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable. There are no outstanding or authorized options, wan-ants, purchase rights, subscription Tights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Healthcare Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock and/or partnership interests. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Healthcare Subsidiaries.

               (d)  Section 3(c) is amended to read as follows:

                    Authorization of Transaction. Healthcare has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that Healthcare cannot consummate the Remaining Acquisition unless and until it receives the Requisite Healthcare Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of Healthcare, enforceable in accordance with its terms.

               (e)  Section 3(h) is added as follows:

                    Disclosure. The information furnished by Healthcare and/or the Healthcare Subsidiaries in connection with Premier's evaluation of the transactions contemplated hereby did not, and the information to be provided by Healthcare, the Healthcare Subsidiaries and the members of their management for inclusion in the Registration Statement will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were or will be made, not misleading.

          5.   Section 4 of the Agreement is amended as follows:

               (a) All references to the Closing Date shall refer to each and both of the dates of the First Closing and the Second Closing.

               (b)  Section 4(b) is amended to read as follows:

                    Capitalization. The entire authorized capital stock of Premier consists of 50,000,000 Premier Shares, of which 1,400,000 Premier Shares are issued and outstanding and none are held in treasury. All of the Premier Shares to be issued hereunder have been duly authorized and, as of the Second Closing, all will be deemed fully paid and nonassessable. All of the issued and outstanding shares of capital stock of Acquisition Sub are owned by Premier.

               (c) Section 4(d) is amended to qualify the representations set forth therein to the Knowledge of the respective directors and officers of Premier and Acquisition Sub; the last sentence thereof is further amended to read, in pertinent part:

                    Other than in connection with the provisions of the Nevada General Corporation Law, the Florida Business Corporation Act, the Securities Act and state securities laws, .

               (d) The second sentence of Section 4(g) is amended to read, in pertinent part:

                    The information furnished by Premier to Healthcare in connection with Healthcare's evaluation of its acquisition of Premier Shares pursuant to this Agreement did not and will not contain ....

          6.   Section 5 of the Agreement is amended as follows:

               (a)  Section 5(d) is amended to read as follows:

                    Securities Act and State Securities Laws. As soon after the first Closing as possible, the Parties will use their collective best efforts to diligently prepare and file with the SEC a registration statement under the Securities Act relating to the offering and issuance of Premier Shares to be distributed to the Healthcare Stockholders and further relating to such other matters as legal counsel to Premier reasonably deems appropriate (the "Registration Statement"). The Parties will use their collective best efforts to diligently respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary or advisable. Healthcare represents that it is acquiring the Premier Shares for investment and not with a view toward the resale or distribution thereof in contravention of Section 5 of the Securities Act or applicable state securities laws and agrees that the certificate evidencing such shares shall bear a legend to such effect. Healthcare further agrees that it will not distribute the Premier Shares in complete or partial liquidation nor will it submit the Agreement to the Healthcare Stockholders for approval or take any other action that would require the giving of notice to, the consent or approval of, or create a right of appraisal or dissenters' right exercisable by, the Healthcare Stockholders, or which might otherwise constitute a public offering of the Premier Shares intended to be acquired pursuant to this Agreement, unless a Registration Statement is then in effect under the Securities Act and applicable state securities laws. Healthcare further represents that all of its shareholders is sophisticated in business and financial affairs, is capable of evaluating the risks and merits of an investment in the Premier Shares and was not approached through means of any general solicitation or advertising, have agreed to vote their Healthcare Shares in favor of the transactions contemplated by this Agreement, and that it bas not heretofore taken any action that would have been prohibited by the provisions of this Section 5(d).

               (b) Section 5(e) is amended such that all references to Healthcare shall include the Healthcare Subsidiaries and each of them.

               (c) Section 5(f) is noted as having been intentionally omitted from the Agreement.

               (d) Section 5(g) is amended such that all references to Healthcare shall include the Healthcare Subsidiaries and each of them.

               (e)  New Section 50) is added as follows:

                    Operation of Premier after First Closing. Healthcare shall direct its nominees to the Board of Directors of Premier and Acquisition Sub to cause each of those entities not to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, from the First Closing through the earlier of the Second Closing or the termination of the Agreement without the express written consent of Sean P. O'Connor or his designee ("O'Connor"), the President and Sole Director of Premier prior to the First Closing, other than those transactions expressly contemplated hereby. Without limiting the generality of the foregoing:

                    (i) Neither Premier, nor Acquisition Sub will authorize nor effect any change in its articles of incorporation or bylaws;

                    (ii) Neither Premier nor Acquisition Sub will grant any
                         options, warrants, or, other rights to purchase or obtain any of its capital stock nor issue, sell, or otherwise dispose of any of its capital stock;

                   (iii) Neither Premier nor Acquisition Sub will declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), nor redeem, repurchase, or otherwise acquire any of its capital stock outside the Ordinary Course of Business;

                    (iv) Neither Premier nor Acquisition Sub will issue any
                         note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                    (v) Neither Premier nor Acquisition Sub will impose any Security Interest upon any of their respective assets outside the Ordinary Course of Business;

                    (vi) Neither Premier nor Acquisition Sub will make any
                         capital investment in, make any loan to, nor acquire the assets of any other Person outside the Ordinary Course of Business; and

                   (vii) Neither Premier nor Acquisition Sub will commit to any of the foregoing,

                    all without the prior written consent of O'Connor.

               7. Section 6 is replaced in its entirety with the following (with the understanding that Section 6 of the Agreement will become Section 7 and all subsequent sections will be deemed to be renumbered):

                    6.   Closing of the MRI Acquisition.

                         (a) Delivery and Acceptance of Impact Stock. Effective with the execution and delivery of this Amendment No. 1, Healthcare hereby transfers, assigns, conveys and delivers unto Acquisition Sub, certificates for shares representing all of the issued and outstanding capital stock of Impact (the "Impact Stock"), along with all rights pertaining thereto, Premier and Acquisition Sub, by their execution and delivery of this Amendment, hereby acknowledge receipt of such certificates, and agree to take such steps as may be necessary to consummate the First Closing, as described in
                              Section 2(g)(A)(i) hereof.

                         (b) Delivery of Premier Shares. Upon the execution and delivery of this Amendment No. I to the Agreement, Premier and/or Acquisition have caused to be issued and delivered to (the "Healthcare") a single certificate representing 5,000,000 Premier Shares registered in the name of Healthcare, which certificate bears legends (or will be re-legended as soon hereafter as practicable, if already issued without such legends) to the effect that the shares represented by it will not be sold, transferred, assigned, pledged or otherwise disposed of unless a registration statement shall then be effective under the Securities Act and applicable state law and is also subject to the restrictions of the Asset Purchase Agreement entered into as of February 20, 1998 as amended by Amendment No. 1 dated as of May 20, 1998.

                         (c) Further Representations and Covenants of the Parties. Healthcare represents that the transfer and delivery of the Impact Stock has been duly authorized by all necessary corporate action and that no consent or approval of the shareholders or creditors of Healthcare or of Impact is necessary for such transfer and delivery. The Parties covenant that from the date of this First Closing through the earlier of the Second Closing or the termination of this

                             Agreement in accordance with the provisions hereof, they will maintain Impact as a separate business entity; and that they will not cause or permit Impact to declare or distribute any dividend to Impact's shareholder. The Parties agree to diligently use their best efforts to (i) procure a new CUSEP number for Premier's Common Stock; (ii) obtain a new OTC trading symbol for Premier's Common Stock, and (iii) cause an application to be submitted and approved for inclusion of Premier in Standard and Poors' Corporation Records, all as quickly as possible following the First Closing, and to otherwise take such action as may be advisable and appropriate in order to ensure an orderly market for Premier's Common Stock.

          8.   Section 6 of the Agreement is amended as follows:

               (a)  The heading of Section 6 shall read as follows:

                    7.   Conditions to Obligations to Consummate Second Closing.

                         (b) All references to Closing and Closing Date set forth in old Section 6 (new Section 7) shall be deemed to the Second Closing and the date of the Second Closing; all section references shall be deemed to be renumbered to reflect the change from
                              Section 6 to Section 7; and subsection (a)(8) and
                              (b)(vi) shall be deleted.

                         (c) The following provision shall be added as both subsection (a)(xi) and (b) viii):

                              the declaration by the SEC of the effectiveness of the Registration Statement, which Registration Statement also shall have been declared effective under applicable state securities laws.

          9.   Section 7 of the Agreement is amended as follows:

               (a)  Section 7 shall now be referred to as Section 8.

               (b) All references to the Effective Time shall be amended to refer to the Second Closing.

               (c) Subsection (iv) is amended to change the reference to the Closing to the Second Closing and to change the reference to September 30, 1998, to March 31, 1999.

               (d)  New subsection (v) is added as follows:

                    Notwithstanding anything set forth herein to the contrary, for purposes of this Section 8 only, termination by Premier, in accordance herewith, may be taken unilaterally by O'Connor, as the only disinterested member of the Board with respect to this matter.

          10.  Section 8 of the Agreement is amended as follows:

               (a)  Section 8 shall now be referred to as Section 9.

               (b) All references to the Effective Time shall be amended to refer to the Second Closing.

               (c) Subsection (b) is amended by adding the following clause at the end thereof:

                    ; and further provided, however, that from the First Closing through the earlier of the Second Closing or the termination of this Agreement in accordance with the provisions hereof, no Party shall make any press release regarding the subject matter hereof without the prior written approval of O'Connor.

               (d) Subsection (0) is amended by adding the following clause at the end thereof:

                    Notwithstanding anything set forth herein to the contrary, from the First Closing through the earlier of the Second Closing or the termination of this Agreement in accordance with the provision hereof no amendment, nor any waiver on the part of Premier or Acquisition Sub, shall be effective without the written consent of O'Connor. In addition all of the rights powers and privileges of Premier with respect to this agreement up to or through and including the latter of the second closing be exercised by O'Connor.

          (11) Effect of Amendment. Except as amended hereby, the Agreement as originally executed hall remain in full force and effect.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                                     HEALTHCARE MERGER COMPANY, INC.


                                            By: /s/ Richard Wm. Talley
                                            --------------------------------
                                                    Richard Wm. Talley
                                            Title: Chairman

                                            HMC ACQUISITION CORP.

                                            By: /s/ Sean P. O'Connor
                                            --------------------------------
                                                    Sean P. O'Connor
                                            Title: Chairman

                                            CENTRACAN INCORPORATED

                                            By: /s/ Sean P. O'Connor
                                            --------------------------------
                                                    Sean P. O'Connor
                                            Title: Chairman

                                                                       ANNEX III

                         FORM OF NOTICE TO STOCKHOLDERS

                         Healthcare Merger Company, Inc.
                           19200 Von Karman, Suite 850
                            Irvine, California 92612
Dear Stockholder:

         The Boards of Directors of CentraCan Incorporated, a Florida corporation, and Healthcare Merger Company, Inc., a Nevada corporation ("HMC"), have approved of and signed an Asset Purchase Agreement, dated as of February 20, 1998 and amended on May 20, 1998 ("Purchase Agreement").

         The Purchase Agreement provides the following:

         o on May 20, 1998, CentraCan purchased magnetic resonance imaging facilities from HMC for 5,000,000 shares of Common Stock; and

         o on or before March 31, 1999, CentraCan will purchase a cancer center that will have two x-ray linear accelerators and a clinic that has ultrasound, mammography and stereotactic biopsy diagnostic facilities from HMC for 7,200,000 shares of Common Stock.

         Pursuant to Nevada Statute 92A.410 of a dissenter's right to demand appraisal of his shares, you have the right to demand appraisal for you shares of HMC common stock. Nevada law requires that you must demand appraisal in writing. You may make this written demand to HMC by completing the form attached hereto and sending it to the offices of HMC at 19200 Von Karman, Suite 850, Irvine, California 92612 not later than 30 days after the delivery of this Prospectus/Information Statement to you, and it must be accompanied by certificates representing the shares of common stock of HMC for which the demand is made. The demand must also certify that the you acquired beneficial ownership of the shares prior to the date of this Prospectus/Information Statement [date of first announcement to the news media or stockholders of the terms of the transaction]. If you do not contact HMC by such date, your right to demand appraisal will terminate.

         If you demand appraisal and the transaction is consummated, you will have the right to receive the fair market value for your shares of HMC in cash rather than in Centra Can common stock to be distributed after the closing of the transactions under the Purchase Agreement.

         You are hereby requested to carefully review and consider the information in the Nevada Statutes attached hereto and notify HMC as to whether you wish to exercise your dissenters rights.

                                      III-1

                   FORM OF DEMAND TO EXERCISE APPRAISAL RIGHTS

TO:      Healthcare Merger Company, Inc.
         19200 Von Karman, Suite 850
         Irvine, California 92612

         I, the undersigned stockholder of Healthcare Merger Company, Inc., a Nevada corporation ("HMC"), desire to exercise my right appraisal. I have enclosed the following share certificates for HMC common stock for the following number of shares (attach additional pages if necessary):

         Share Certificate Number                             Number of Shares
         ------------------------                             ----------------

         ________________________                             _________________

         ________________________                             _________________

         The undersigned hereby exercises the above right of appraisal and requests to receive the fair market value for my shares of HMC in cash.

_________________________________                  ____________________________
Signature of Stockholder                           Signature of Stockholder


_________________________________                  ____________________________
Print Name                                         Print Name



                                      III-2

                           Rights of Dissenting Owners

         92A.300 DEFINITIONS. - As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

         92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. - "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

         92A.310 "CORPORATE ACTION" DEFINED. -"Corporate action" means the action of a domestic corporation.

         92A.315 "DISSENTER" DEFINED. -"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

         92A.320 "FAIR VALUE" DEFINED. -"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         92A.325 "STOCKHOLDER" DEFINED. -"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

         92A.330 "STOCKHOLDER OF RECORD" DEFINED. -"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

         92A.335 "SUBJECT CORPORATION" DEFINED - "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

         92A.340 COMPUTATION OF INTEREST - Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

         92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. -A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may

                                     III-3
provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

         92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED LIABILITY COMPANY. - The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

         92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT
CORPORATION. - 1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

         2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

         92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN COR PORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES- 1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

         (a) Consummation of a plan of merger to which the domestic corporation is a party:

         (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A. 1 60, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

         (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A. 1 80.

         (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

         (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares. 2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is

                                      III-4
unlawful or fraudulent with respect to him or the domestic corporation.

         92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER-1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

         (a) The articles of incorporation of the corporation issuing the shares provide other wise; or

         (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

         (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

         (I) The surviving or acquiring entity; or

         (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

         (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (11) of subparagraph (1) of paragraph (b).

         2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A. 1 30.

         92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO POR TIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER. - 1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. Me rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

         2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if-

         (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

         (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.


                                      III-5

         92A.410      NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF
DISSENT. - 1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

         2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Last amended by Ch. 208, L. '97, eff. 10-1-97.)

-----------
Ch. 208, L. '97, eff. 10-1-97, added matter in italic.

         92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES. - If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, 4 stockholder who wishes to assert dissenter's rights:

         (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

         (b) Must not vote his shares in favor of the proposed action.

         2. A stockholder who does not satisfy the requirements of subsection I is not entitled to payment for his shares under this chapter.

         92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS. - 1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

         2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

         (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

         (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

         (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

         (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

         92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER. - 1. A stockholder to whom a dissenter's

                                      III-6
notice is sent must:

         (a) Demand payment;

         (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

         (c) Deposit his certificates, if any, in accordance with the terms of the notice.

         2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

         3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Last amended by Ch. 208, L. '97, eff. 10-1-97.)

------------
Ch. 208, L. '97, eff. 10- 1 -97, added matter in italic.

         92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER. - 1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

         2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

         92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS. - 1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

         (a) Of the county where the corporation's registered office is located; or

         (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

         2. The payment, must be accompanied by:

         (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

         (b) A statement of the subject corporation's estimate of the fair value of the shares;

         (c) An explanation of how the interest was calculated;

         (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and (e) A copy of NRS 92A.300 to 92A.500, inclusive.

         92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE

                                      III-7

OF DISSENTER'S NOTICE. - 1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

         2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

         92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE. - 1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

         2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

         92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

         3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The

                                      III-8
dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

         (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

         (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

         92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES. - 1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

         2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

         (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

         (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

         3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

         4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

         5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                      III-9

                                     PART II

        INFORMATION NOT REQUIRED IN THE PROSPECTUS/INFORMATION STATEMENT

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 11 of CentraCan's Bylaws provides that the Board of Directors or the shareholders of CentraCan will indemnify its officers and directors when they are acting in their capacity as officers and directors or at the request of CentraCan, if it is determined by the Board of Directors or shareholders of CentraCan that such officer or director acted in good faith.

         The preceding discussion of the Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the complete texts of the Bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) The following Exhibits are filed herewith and made a part hereof:

     2.1 Asset Purchase Agreement, dated as of February 20, 1998 and amended on May 20, 1998**

     3.1   Certificate of Incorporation of the Registrant, as amended.

     3.2   By-Laws of the Registrant*

     5.1   Opinion of Snow Becker Krauss P.C.*

     10.1 Purchase Agreement, dated as of February 20, 1998 between the Registrant and HMC**

     10.2 Purchase Agreement, dated as of May 20, 1998, between the Registrant and HMC**

     23.1  Consent of Snow Becker Krauss P.C.*

     23.2  Consent of KPMG LLP (CentraCan, Inc.)

     23.3  Consent of KPMG LLP (Healthcare Merger Company Inc.)

     23.4  Consent of KPMG Peat Marwick - SAN JOSE COSTA RICA
           (Combined Companies)

     24.1 The Power of Attorney is included in the Signature of this Registration Statement
---------------------
         *     To be filed by Amendment
         **    See Annex I and Annex II to the Prospectus.

         (b) The following Financial Schedules are filed herewith and made a part hereof:

             None.

ITEM 22.  UNDERTAKINGS.

             The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at the that time shall be deemed the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

         (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (5) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (7) The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 5th day of February, 1999.

                                           CENTRACAN INCORPORATED

                                           By: /s/ Sean P. O'Connor
                                               --------------------
                                               SEAN P. O'CONNOR

                                POWER OF ATTORNEY

         NOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Sean P. O'Connor, as such signatory's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such signatory and in such signatory's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully as to all intents and purposes as such signatory might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 5, 1999 by the following persons in the capacities indicated.



/s/ Sean P. O'Connor
------------------------
Sean P. O'Connor              President and a Director         February 5, 1999

/s/ Richard Wm. Talley
------------------------
Richard Wm. Talley            Chairman and a Director          February 5, 1999


------------------------
Carlos Comacho                Director                         February 5, 1999


------------------------
John C. Gullesserian          Director                         February 5, 1999

/s/ W.F.O. Rosenmiller
------------------------
W.F.O. Rosenmiller            Secretary and a Director         February 5, 1999


*By: /s/ Sean P. O'Connor
     -----------------------------------
     Sean P. O'Connor, Attorney-in-Fact
     for each of the above named persons